Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

dated as of September 29, 2020,

by and among

SAFE HARBOR MARINAS, LLC,

SUN COMMUNITIES, INC.,

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP,

SUN SH LLC,

SELLER REPRESENTATIVE

and

SAFE HARBOR MARINAS II, LLC

ARTICLE I	DEFINITIONS	2

1.1	Definitions	2
1.2	Cross-Reference of Definitions	18

ARTICLE II	THE TRANSACTIONS	20

2.1	The Merger	20
2.2	Closing	20
2.3	Effective Time and Effects of the Merger	20
2.4	The Surviving Company	21
2.5	Merger Consideration	21
2.6	Treatment of Incentive Awards	23
2.7	No Liability	24
2.8	Estimated Closing Statement	24
2.9	Letters of Transmittal; Payments to Security Holders	25
2.10	Other Payments	25
2.11	Closing Deliveries	26
2.12	Tax Treatment	28
2.13	Pre-Closing Restructuring; Delayed Consents	29
2.14	Attributable Property Value Adjustments	32
2.15	Purchase Price Adjustment	33
2.16	Withholding	35

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36

3.1	Organization, Good Standing and Other Matters; Subsidiaries	36
3.2	Authorization	37
3.3	Enforceability	37
3.4	No Conflict; Required Filings and Consents	37
3.5	Capitalization	38
3.6	Financial Statements; Indebtedness; Undisclosed Liabilities	38
3.7	Absence of Certain Changes	39
3.8	Material Contracts	39
3.9	Litigation	41
3.10	Compliance with Laws; Permits	41
3.11	Intellectual Property	42
3.12	Insurance	43
3.13	Property	43
3.14	Benefit Matters	45
3.15	Environmental Matters	46
3.16	Taxes	46
3.17	Labor Matters	48
3.18	Brokers and Finders	50
3.19	Bank Accounts	50
3.20	Transactions with Affiliates	50
3.21	Certain Payments	50
3.22	Data Privacy	51
3.23	No Other Representations or Warranties	51

i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES	52

4.1	Organization, Good Standing and Other Matters	52
4.2	Authorization	52
4.3	Enforceability	52
4.4	No Conflict: Required Filings and Consent	52
4.5	Capitalization	53
4.6	Public Filings and Related Matters	54
4.7	Brokers and Finders	55
4.8	Financial Ability	55
4.9	Solvency	56
4.10	Activities of Merger Sub	56
4.11	R&W Policy	56
4.12	Litigation	56
4.13	Taxes	56
4.14	No Other Representations or Warranties	58

ARTICLE V	COVENANTS OF THE COMPANY AND SECURITY HOLDERS	59

5.1	Conduct of Business	59
5.2	Credit Agreement and Financing Sources Cooperation	62
5.3	Information Statement	64
5.4	Investor Letter and Questionnaire	64
5.5	Access to Information and Real Property	64
5.6	Company Permits	65
5.7	Lessor Consents	65

ARTICLE VI	COVENANTS OF THE PARENT PARTIES	66

6.1	Access to Books and Records	66
6.2	Communications Prior to Closing	67
6.3	R&W Policy	67
6.4	Confidentiality	67
6.5	Credit Agreement and Financing Cooperating Reimbursement and Indemnification	68

ARTICLE VII	COVENANTS OF PARENT AND THE COMPANY	68

7.1	Public Announcements	68
7.2	Antitrust Approvals	69
7.3	Efforts to Close	70
7.4	Tax Matters	70
7.5	Indemnification; Directors and Officers Insurance	74
7.6	[Intentionally omitted]	75
7.7	Evidence of Title	75
7.8	Exclusivity	76
7.9	Notice of Certain Events	77

ARTICLE VIII	CONDITIONS TO CLOSING; TERMINATION	78

8.1	Conditions to Obligation of the Parent Parties	78
8.2	Conditions to Obligation of the Company	79
8.3	Frustration of Closing Conditions	79
8.4	Waiver of Conditions	79
8.5	Termination	79
8.6	Effect of Termination	80

ARTICLE IX	INDEMNIFICATION	81

9.1	Survival of Representations, Warranties and Covenants	81
9.2	Indemnification by the Security Holders	81
9.3	Indemnification by the Parent Parties	82
9.4	Indemnification Procedures	82
9.5	Certain Limits on Indemnification	84
9.6	Calculation of Losses	86
9.7	Tax Treatment of Indemnity Payments	86
9.8	Release of Escrow Funds	86
9.9	Exclusive Remedy	87

ARTICLE X	SELLER REPRESENTATIVE	87

10.1	Seller Representative	87
10.2	Exculpation	89
10.3	Indemnification	89
10.4	Reliance by Parent	89
10.5	Holdback Amount	90

ARTICLE XI	MISCELLANEOUS	90

11.1	Notices	90
11.2	Amendments and Waivers	92
11.3	Expenses	92
11.4	Assignment	93
11.5	Governing Law	93
11.6	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	93
11.7	Counterparts	94
11.8	No Third Party Beneficiaries	94
11.9	Entire Agreement	95
11.10	Disclosure Schedules	95
11.11	Remedies	96
11.12	Severability; Specific Versus General Provisions	96
11.13	Interpretation	97
11.14	Legal Representation	97
11.15	No Recourse Against Nonparty Affiliates	98
11.16	Rights Cumulative	99
11.17	Prevailing Party	99
11.18	Limitation on Liability; Waiver of Claims	99

EXHIBITS

Exhibit A:	Accounting Principles
Exhibit B:	Net Working Capital Example Calculation
Exhibit C:	Form of Escrow Agreement
Exhibit D:	Form of Interim Operating Agreement
Exhibit E-1:	Form of Investor Letter and Questionnaire
Exhibit E-2:	Form of Registration Questionnaire
Exhibit F:	R&W Binder, R&W Policy and No Claims Declaration
Exhibit G:	Form of Registration Rights Agreement
Exhibit H:	Form of Letter of Transmittal
Exhibit I:	Form of Delayed Consent
Exhibit J-1:	Form of Owner’s Affidavit
Exhibit J-2:	Form of Non-Imputation Affidavit
Exhibit J-3:	Form of No Change Affidavit
Exhibit J-4:	No Change Affidavit Exceptions
Exhibit K:	Legal Opinion of Jaffe, Raitt, Heuer & Weiss, P.C.
Exhibit L:	Form of Delayed Consent Subsidiary Purchase Agreement
Exhibit M:	Form of Lockup Agreement
Exhibit N:	Form of Amendment to Partnership Agreement
Exhibit O:	Form of Tax Protection Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 29, 2020, is by and among Safe Harbor Marinas, LLC, a Delaware limited liability company (the “Company”), Sun Communities, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Parent”), Sun Communities Operating Limited Partnership, a Michigan limited partnership (“SCOLP”), Sun SH LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent and SCOLP, the “Parent Parties”), Sailor Newco (as defined below), in its capacity as the representative of the Security Holders (as defined below) as designated pursuant to Section 10.1 hereof (“Seller Representative”), and Safe Harbor Marinas II, LLC, a Delaware limited liability company (“Sailor Newco”).

RECITALS

1.    The Parent Parties and the Company desire to enter into this Agreement pursuant to which Merger Sub, a wholly-owned Subsidiary of SCOLP, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving limited liability company of the Merger and will become a wholly-owned Subsidiary of SCOLP.

2.    Each of the respective boards of managers, boards of directors or other applicable governing bodies of the Company and the Parent Parties has approved this Agreement and the Transactions, including the Merger, and has determined that this Agreement and the Transactions, including the Merger, are desirable and in the best interests of the Company and the Parent Parties, respectively, and their respective equityholders.

3.    Concurrently with the execution and delivery of this Agreement, the Company and the Chief Executive Officer of the Acquired Companies are entering into an employment agreement (the “Management Agreement”), which agreement shall become effective at the Closing on the terms and subject to the conditions set forth therein.

4.    Concurrently with the execution and delivery of this Agreement, the Company and certain Security Holders are entering into restrictive covenant agreements (collectively, the “Restrictive Covenant Agreements”), which agreements shall become effective at the Closing on the terms and subject to the conditions set forth therein.

5.    Prior to the Closing and in connection with obtaining the Delayed Consents, if applicable, the Company and Sailor Newco will consummate the Restructuring on the terms hereinafter provided.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accountants” means an independent certified public accounting firm in the United States of international recognition reasonably acceptable to the parties and agreed to by them in writing.

“Accounting Principles” means (a) the accounting principles, policies, procedures and methodologies expressly set forth on Exhibit A and (b) to the extent not inconsistent with clause (a), GAAP using the same accounting principles, policies, procedures, methodologies, asset recognition basis, definitions, practices and techniques adopted in the preparation of the latest Audited Financial Statements.

“Acquired Companies” means (a) prior to the Closing, collectively, the Company and its direct and indirect Subsidiaries (other than Sailor Newco) and (b) from and after the Closing, collectively, the Surviving Company and its direct and indirect Subsidiaries. For the avoidance of doubt, except as otherwise provided herein, references to “Acquired Companies” shall be deemed to include the Delayed Consent Subsidiaries, including for purposes of (i) the representations and warranties in Article III and (ii) the definitions of Cash Amount, Closing Indebtedness, Net Working Capital and Transaction Expenses.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Action” means any suit, action, claim, charge, complaint, audit, investigation, inquiry, litigation, arbitration, mediation or other proceeding (whether civil, criminal, administrative, federal, state, local, foreign or otherwise at law or in equity), in each case, before any Governmental Entity or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Documents” means the Escrow Agreement, the Interim Operating Agreement, the Registration Rights Agreement, the Investor Letter and Questionnaires, the Registration Questionnaires, the Lockup Agreements, the Management Agreement, the Restrictive Covenant Agreements, the Delayed Consent Subsidiary Purchase Agreements, the Tax Protection Agreement and the other agreements, instruments and documents delivered at or prior to the Closing pursuant to this Agreement.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or prevention or lessening of competition, and “Antitrust Law” will mean any of them.

“As-Converted Outstanding Class B Preferred Units” means the number of Class A Units into which the Outstanding Class B Preferred Units are then convertible.

“Attributable Property Value” means the portion of the Purchase Price attributable to each Real Property as provided on Section 1.1(a) of the Company Disclosure Schedules, which sets forth for each Real Property the specific mutually agreed values.

“Attributable Property Value Adjustment Amount” means, with respect to each Delayed Consent Property (other than any Delayed Consent Property underlying an Optional Delayed Consent Lease) and its corresponding Delayed Consent Equity assigned and transferred to the Surviving Company pursuant to Section 2.13(d), an amount calculated in accordance with Section 1.1(b) of the Company Disclosure Schedules.

“Base Purchase Price” means $2,110,000,000, as it may be adjusted prior to delivery of the Estimated Closing Statement pursuant to Section 5.7.

“Board” means the board of managers of the Company.

“Books and Records” means books of account, general, financial, Tax and operating records, invoices and other documents, records and files.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.

“Capital Expenditure Plan” means the existing plan for annual capital expenditures of the Acquired Companies as set forth on Section 1.1(c) of the Company Disclosure Schedules.

“Cash Amount” means the sum of the fair market value of all cash and cash equivalents (including marketable securities, deposits and short term investments) of the Acquired Companies, other than the Delayed Consent Subsidiaries, as of the Reference Time, calculated in a manner consistent with the Accounting Principles; provided, however, that the effects of the Transactions shall be disregarded for purposes of calculating the Cash Amount and “Cash Amount” shall not include any amounts reflected in Net Working Capital.

“Class A Units” has the meaning set forth in the Company Operating Agreement.

“Class B Aggregate Preference Amount” means (a) the aggregate Class B Preferred Preference Amount with respect to all Outstanding Class B Preferred Units plus (b) the aggregate unpaid Class B Preferred Preference Amount with respect to all Conversion Units as of the Closing Date.

“Class B Preferred Preference Amount” means, with respect to an Outstanding Class B Preferred Unit or a Conversion Unit, the amount of the Class B Preferred Preference Amount calculated in accordance with the Company Operating Agreement as if the Closing Date (or, with respect to a Conversion Unit, the effective date of the conversion) is a Preference Reference Date (as defined in the Company Operating Agreement).

“Class B Preferred Preference Consideration” means, with respect to each Unit: (a) if no Election has been made, cash in an amount equal to the Class B Preferred Preference Amount (rounded to the nearest $0.01); (b) if an Election has been made to receive Common OP Units, a number of Common OP Units equal to the Common OP Unit Exchange Ratio described in clause (b) of the definition thereof; and (c) if an Election has been made to receive Preferred OP Units, a number of Preferred OP Units equal to the Preferred OP Unit Exchange Ratio described in clause (b) of the definition thereof.

“Closing Bonus Payment Amount” has the meaning set forth in the definition of “Transaction Expenses.”

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Reference Time. Notwithstanding the foregoing, “Closing Indebtedness” shall not include (a) any amounts reflected in Transaction Expenses, (b) any indebtedness, obligations and other liabilities that are solely between or among any one or more of the Acquired Companies, (c) the Debt Repayment Amount or any fees or expenses incurred in connection with the amendment of the Credit Agreement or obtaining the consent of the lenders thereunder, (d) any amounts reflected in Net Working Capital or the Attributable Property Value Adjustment Amount, (e) Pipeline Acquisition Costs or (f) any Indebtedness incurred by or on behalf of the Parent Parties (including in connection with the amendment and/or modification of the Credit Agreement or the Debt Financing).

“Closing Merger Consideration” means (a) the Estimated Purchase Price; minus (b) the Debt Repayment Amount (less the Optional Delayed Consent Debt Repayment Amount); minus (c) the Holdback Amount; minus (d) the Purchase Price Adjustment Escrow Amount; minus (e) the Retention Escrow Amount, minus (f) an amount equal to the aggregate Attributable Property Values of the Delayed Consent Properties as set forth on the Estimated Closing Statement.

“Closing Per Unit Merger Consideration” means, with respect to each Unit: (a) if no Election has been made, cash in an amount equal to the Closing Per Unit Merger Consideration Value (rounded to the nearest $0.01); (b) if an Election has been made to receive Common OP Units, a number of Common OP Units equal to the Common OP Unit Exchange Ratio described in clause (a) of the definition thereof; and (c) if an Election has been made to receive Preferred OP Units, a number of Preferred OP Units equal to the Preferred OP Unit Exchange Ratio described in clause (a) of the definition thereof.

“Closing Per Unit Merger Consideration Value” means the quotient obtained by dividing (a) the Closing Merger Consideration minus the Class B Aggregate Preference Amount by (b) the Fully Diluted Unit Number.

“Closing Target Net Working Capital” means the Target Net Working Capital, minus the aggregate Proportionate Target Net Working Capital for the Delayed Consent Subsidiaries.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common OP Unit Exchange Ratio” means the quotient obtained by dividing (a) the Closing Per Unit Merger Consideration Value by the Common OP Unit Value or (b) the Class B Preferred Preference Amount by the Common OP Unit Value, as applicable.

“Common OP Unit Value” means $144.1625, which is the volume weighted average price of Parent Shares on the New York Stock Exchange for the 20 trading days immediately preceding the date of this Agreement; provided, that if (a) the volume weighted average price of Parent Shares on the New York Stock Exchange for the three trading days immediately preceding the Closing Date is less than 90% of the Common OP Unit Value, the Common OP Unit Value shall be deemed to mean the price that is 90% of the Common OP Unit Value as of the end of the trading day immediately preceding the Closing Date, and (b) the volume weighted average price of Parent Shares on the New York Stock Exchange for the three trading days immediately preceding the Closing Date is more than 110% of the Common OP Unit Value, the Common OP Unit Value shall be deemed to mean the price that is 110% of the Common OP Unit Value as of the end of the trading day immediately preceding the Closing Date.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company in connection with this Agreement.

“Company Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 10, 2019, by and among the Company and the Members identified therein, as amended.

“Company’s Knowledge” or any similar phrase means the actual knowledge of Baxter Underwood, Gavin McClintock and John Ray as of the date of this Agreement (or, with respect to any certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), after reasonable inquiry of direct reports.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 13, 2020, by and between the Company and Parent.

“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), contract, subcontract, instrument, commitment, undertaking or other agreement or arrangement that is legally binding.

“control” (including the terms “controlled by” and “under common control with” and similar phrases) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement or otherwise.

“Conversion Units” means Outstanding Class A Units that were issued upon conversion of Series B-1 Preferred Units or Series B-2 Preferred Units in accordance with the Company Operating Agreement after the date hereof.

“Credit Agreement” means that certain Credit Agreement, dated as of September 14, 2018, by and among the Company, certain Subsidiaries of the Company identified therein as Guarantors, the Lenders identified therein and Citizens Bank, N.A., as amended by the First Amendment to Credit Agreement and Pledge and Security Agreement, dated as of October 11, 2019, by and among the Company, certain of the Company’s Subsidiaries party thereto, the lenders party thereto and Citizens Bank, N.A., and as may be further amended, restated supplemented, increased, extended, supplemented or otherwise modified from time to time.

“Debt Commitment Letter” means the commitment letter dated as of the date hereof issued to SCOLP by the Financing Sources party thereto.

“Debt Financing” means the unsecured bridge debt financing in connection with the Transactions contemplated by the Debt Commitment Letter.

“Debt Repayment Amount” means the amount to be prepaid at Closing under the Credit Agreement, calculated as set forth on Section 1.1(d) of the Company Disclosure Schedules, and reflected in a Payoff Letter.

“Delayed Consent Approval Date” means the date on which the counterparty to the applicable Delayed Consent Lease (other than any Optional Delayed Consent Lease) grants its consent to the transfer of the Delayed Consent Equity to Parent or an Affiliate of Parent in accordance therewith.

“Delayed Consent Deadline” shall mean September 29, 2022.

“Delayed Consent Leases” means, collectively, the Real Property Leases listed on Section 1.1(e) of the Company Disclosure Schedules and designated as “Delayed Consent Leases” for which the consent of, and, if applicable, the waiver of any right of first refusal by, the applicable counterparty have not been obtained prior to delivery of the Delayed Consent Schedule; provided, that “Delayed Consent Leases” shall also include the Optional Delayed Consent Leases if Parent exercises its option to update the Delayed Consent Schedule in accordance with Section 2.13(a).

“Delayed Consent Property” means the real property underlying a Delayed Consent Lease (including, if applicable, an Optional Delayed Consent Lease) that is subject to a Delayed Consent.

“Delayed Consent Subsidiaries” means, collectively, the Subsidiaries of the Company that are party to the Delayed Consent Leases (including, if applicable, the Optional Delayed Consent Leases).

“Delayed Consent Subsidiary Purchase Agreement” means, with respect to each Delayed Consent Property for which a Delayed Consent is received in accordance with Section 2.13, a purchase agreement between Sailor Newco and the Surviving Company, which shall provide for the assignment of the corresponding Delayed Consent Equity from Sailor Newco to the Surviving Company, each in the form attached hereto as Exhibit L.

“Delayed Consent Subsidiary Representations” means, with respect to each Delayed Consent Subsidiary, the representations and warranties contained in Article III, except for the representations and warranties set forth in Section 3.1(a) (Organization of the Company), Section 3.2 (Authorization), Section 3.3 (Enforceability), Section 3.5 (Capitalization), Section 3.6(a) (Financial Statements), Section 3.6(c) (Tax Reserves) and clause (ii) of Section 3.7 (No Material Adverse Effect), with any applicable references to materiality being determined by reference to the applicable Delayed Consent Subsidiary individually instead of to the Acquired Companies taken as a whole.

“Delayed Consents” means, collectively, the consents and, if applicable, the waivers of any rights of first refusal, required in connection with the consummation of the Transactions pursuant to the Delayed Consent Leases (including, if applicable, the Optional Delayed Consent Leases).

“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Environmental Claims” means any and all Actions alleging liability arising out of or resulting from (a) any violation of any Environmental Law or (b) any Release of Hazardous Substances into the environment.

“Environmental Laws” means any Law relating to protection of the environment or human health and safety, exposure to Hazardous Substances, to pollution or to the generation, use, treatment, storage, disposal, Release or transportation of Hazardous Substances.

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation or other equity securities convertible into, exchangeable for or carrying the right to acquire shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, limited liability company interests, partnership interests or otherwise or other equity securities convertible into, exchangeable for or carrying the right to acquire such ownership interests. For the avoidance of doubt, the Phantom Units shall be deemed to be Equity Securities of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Parent, Seller Representative and the Escrow Agent, for each of the Purchase Price Adjustment Escrow Account and the Retention Escrow Account, in substantially the form attached hereto as Exhibit C.

“Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price; plus (ii) the amount, if any, by which the Estimated Net Working Capital (calculated without reference to the Delayed Consent Subsidiaries) exceeds the Closing Target Net Working Capital; minus (iii) the amount, if any, by which the Estimated Net Working Capital (calculated without reference to the Delayed Consent Subsidiaries) is less than the Closing Target Net Working Capital; minus (iv) the amount of Estimated Closing Indebtedness; minus (v) the Estimated Transaction Expenses; plus (vi) the Estimated Pipeline Acquisition Costs; plus (vii) the Estimated Cash Amount.

“Financing Sources” shall mean each Person (including, without limitation, each lender, agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Debt Financing, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements, joinders or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns. For the avoidance of doubt, “Financing Sources” shall not include any lenders, agents or arrangers under the Credit Agreement in their respective capacities as parties to the Credit Agreement.

“Fraud” means the Company, Sailor Newco, Seller Representative or any Parent Party (a) has knowingly and intentionally made a false statement of material fact or omitted material facts; (b) relating to the representations and warranties contained in Article III or Article IV (as qualified by the Company Disclosure Schedules), as applicable; and (c) the other party actually relies to its detriment.

“Fully Diluted Unit Number” means (a) the aggregate number of Outstanding Class A Units, plus (b) the aggregate number of As-Converted Outstanding Class B Preferred Units, plus (c) the aggregate number of Phantom Units issued and outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state, municipal or local government or any foreign, international, multinational or other government, including any department, commission, court, tribunal, instrumentality, ministry, board, agency, bureau, official or other regulatory, administrative, taxing or judicial authority thereof.

“Hazardous Substances” means any toxic, hazardous or dangerous chemical or substance, any pollutant or contaminant regulated under Environmental Law, and any other substance for which liability or standards of conduct may be imposed under Environmental Laws, including radiation, noise, odors, biological agents, toxic mold, medical waste, petroleum or any fraction or product, polychlorinated biphenyls and asbestos or asbestos containing materials.

“Holdback Amount” means such amount as determined by the Company and set forth on the Estimated Closing Statement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, as of any time, without duplication, the aggregate amount of the following with respect to such Person as of such time: (a) the outstanding principal amount of, and accrued and unpaid interest on and other payment obligations (including any penalties, premiums and other fees, expenses and breakage costs relating to prepayment of such Indebtedness) with respect to, any indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price for assets, property or services (in each case, other than trade payables and accrued expenses arising in the ordinary course of business, including indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business), (b) any other indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument (excluding bid or performance bonds or similar instruments), including all accrued and unpaid interest thereon and any prepayment penalties, costs or premiums, (c) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (to the extent drawn), (d) all obligations under any interest rate, currency or other swap or hedge agreement or similar transactions to terminate or unwind such agreement or transaction (with any amounts that would be paid to such Person in connection with such termination or unwinding to reduce the amount of Indebtedness of such Person), (e) all obligations under leases required to be capitalized in accordance with GAAP (but excluding any ASC 842 leases that are not also required to be capitalized under ASC 840) or capitalized on the Financial Statements, (f) all obligations to pay deferred or unpaid purchase price or other amounts related to acquisitions that have been consummated prior to the Closing Date, including earn-outs (contingent or otherwise), post-closing price adjustments and seller notes payable with respect to any such acquisitions, at the amount accrued in accordance with GAAP in respect of such obligation and (g) direct or indirect guarantees by such Person of any of the foregoing of any other Person, in each case, calculated in a manner consistent with the Accounting Principles. For the avoidance of doubt, “Indebtedness” shall not include (i) any amounts reflected in Transaction Expenses, (ii) the Debt Repayment Amount or any fees or expenses incurred in connection with the amendment of the Credit Agreement or obtaining the consent of the lenders thereunder, (iii) Pipeline Acquisition Costs or (iv) amounts reflected in Net Working Capital or the Attributable Property Value Adjustment Amount.

“Intellectual Property” means any and all (a) patents and patent applications; (b) trademarks, service marks, trade dress, trade names, brand names, logos, business names and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith; (c) copyrights and all registrations and applications for registration thereof; (d) trade secrets, know-how and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) internet domain name registrations; (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Operating Agreement” means that certain Interim Operating Agreement to be entered into at the Closing by and between the Surviving Company (or one of its Subsidiaries) and Sailor Newco in substantially the form attached hereto as Exhibit D.

“Investor Letter and Questionnaire” means the investor letter and questionnaire to be delivered by the Electing Security Holders in substantially the form attached hereto as Exhibit E-1.

“IRS” means the United States Internal Revenue Service.

“Law” means any statute, law (including common law), ordinance, rule, code or regulation of any Governmental Entity.

“Lien” means any lien, encumbrance, pledge, mortgage, hypothecation, deed of trust or security interest. For the avoidance of doubt, “Lien” shall exclude any restrictions on transfer under securities Laws or under any Organizational Document of any Acquired Company.

“Lockup Agreement” means each lockup agreement to be entered into at the Closing by and among Parent, SCOLP and each Electing Security Holder in substantially the form attached hereto as Exhibit M.

“Lookback Period” means, for purposes of any representation or warranty regarding an Acquired Company or its assets or operations, the period (a) commencing on the later of (i) September 29, 2017 and (ii) the date that an Acquired Company became a Subsidiary of the Company (or, if later, the date on which the applicable Acquired Company acquired its interest in the Real Property owned or leased by such Acquired Company) and (b) ending on the Closing Date.

“Losses” means, with respect to any Person, any actual losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person.

“LTIP” means the Long-Term Incentive Plan of the Company, adopted as of September 29, 2015, as amended by Amendment No. 1 to the Long-Term Incentive Plan of the Company, adopted as of March 2, 2016, and Amendment No. 2 to the Long-Term Incentive Plan of the Company, adopted as of February 20, 2019.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which any Acquired Company operates; (b) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions; (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, outbreak, epidemic or other health crisis (including, for the avoidance of doubt, the outbreak of, governmental or societal responses to, or worsening of conditions related to, Coronavirus Disease (COVID-19)), hostility, act of war, sabotage, cyber-attack or terrorism or military action; (d) any action taken by Parent or its Affiliates with respect to the Transactions or with respect to any of the Acquired Companies; (e) any action taken, or failed to be taken, by any Acquired Company as required by Law or Order, at the request of or with the consent of Parent or otherwise pursuant to the terms of this Agreement or any Ancillary Document, or any change from, or effects arising from or relating to, Parent’s failure to consent to any action restricted by Section 5.1; (f) any change in, or effects arising from or relating to changes in, Laws or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of any of the Acquired Companies to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Parent or its Affiliates or Representatives) (provided, that the underlying causes of such failure, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); (h) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the

Transactions or the identity of the parties, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Acquired Companies; provided, further, however, that changes set forth in clauses (a) through (c) and (f) above may be taken into account in determining whether there has been or is a Material Adverse Effect only to the extent such changes have a disproportionate impact on the Acquired Companies taken as a whole relative to other participants in the industries in which the Acquired Companies conduct their business (in which case, only the incremental, disproportionate adverse effect may be taken into account in determining whether or not there is a Material Adverse Effect).

“Merger Consideration” shall mean any consideration payable to the Security Holders, as applicable, under Article II of this Agreement.

“Net Working Capital” has the meaning set forth on Exhibit A. Net Working Capital shall be determined in accordance with the Accounting Principles and shall be calculated (a) for the Company and any Acquired Companies (other than the Delayed Consent Subsidiaries) as of the Reference Time and (b) with respect to any Delayed Consent Subsidiary, as of 11:59 p.m., Central Time, on the date of transfer of the Delayed Consent Equity for such Delayed Consent Subsidiary (or, with respect to a Delayed Consent Subsidiary that is party to an Optional Delayed Consent Lease, on November 30, 2020).

“Off-the-Shelf Software” means any software that is generally available to the public through retail stores or commercial distribution channels and licensed to any Acquired Companies.

“Optional Delayed Consent Debt Repayment Amount” means the portion of the Debt Repayment Amount that is attributable to the Delayed Consent Properties underlying the Optional Delayed Consent Leases.

“Optional Delayed Consent Leases” means, collectively, the Real Property Leases listed on Section 1.1(e) of the Company Disclosure Schedules and designated as “Optional Delayed Consent Leases” for which the consent of the applicable counterparty has not been obtained prior to delivery of the Delayed Consent Schedule, calculated as set forth on Section 1.1(d) of the Company Disclosure Schedules.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction with respect to any Acquired Company.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outstanding Class A Units” means the aggregate number of Class A Units (including Conversion Units) issued and outstanding as of immediately prior to the Effective Time, which shall include, for the avoidance of doubt, all unvested Restricted Units that become vested by virtue of the Merger.

“Outstanding Class B Preferred Units” means the aggregate number of Series B-1 Preferred Units and Series B-2 Preferred Units issued and outstanding as of immediately prior to the Effective Time.

“Owned Intellectual Property” means all Intellectual Property that is owned by any of the Acquired Companies.

“Parent Disclosure Schedules” means the disclosure schedules delivered by Parent in connection with this Agreement.

“Parent’s Knowledge” or any similar phrase means the actual knowledge of Gary A. Shiffman, John B. McLaren, Karen Dearing and Anastasiya Short as of the date of this Agreement (or, with respect to any certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), after reasonable inquiry of direct reports.

“party” or “parties” means a party or the parties, respectively, to this Agreement, unless the context otherwise requires.

“Permits” means any material permits, licenses, authorizations, certificates, franchises, consents and other approvals from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business consistent with past practice for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) zoning, entitlement and building regulations that do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (d) matters that were disclosed on surveys of parcels of Real Property furnished by the Company to Parent, and to the extent Parent has obtained newer surveys, matters as are disclosed on such newer surveys, (e) all matters disclosed on the applicable Schedule B as exceptions to the existing title insurance policies issued (or in the process of being issued) to the respective Acquired Companies for the Real Property and all matters disclosed on the applicable Schedule B-2 as exceptions to the pro forma title policies and title commitments obtained by Parent prior to the date hereof; (f) Liens on Real Property arising from the provisions of the applicable leases that are not violated in any material respect by the current use or occupancy of such Real Property or the operation of the business of the Acquired Companies conducted thereon; (g) purchase money Liens and Liens securing rental payments under capital lease arrangements; (h) Liens arising under leases of property or equipment in favor of the owner thereof; (i) pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security; (j) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (l) Liens arising under or created by this Agreement or any of the Ancillary Documents; (m) Liens arising in the ordinary course of business consistent with past practice that, individually or in the aggregate, would not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the properties or assets to which they relate; and (n) Liens set forth on Section 1.1(f) of the Company Disclosure Schedules.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Phantom Unit” means a phantom (notional) unit granted under the LTIP which entitles the participant to receive (a) an amount of cash equal to the fair market value of one Class A Unit as of the date of the event triggering settlement of such unit in accordance with the terms of the applicable award agreement or (b) at the election of the Board, a Class A Unit in lieu of cash.

“Pipeline Acquisition Costs” means, with respect to Pipeline Acquisitions that are completed after the date hereof and prior to Closing but not later than the Outside Date (disregarding any extension thereof), an amount equal to the sum of (a) the purchase price paid or payable by the applicable Acquired Company with respect to each such acquisition, including all obligations to pay the deferred or unpaid purchase price of such acquisition (including earn-outs at the amount accrued in accordance with GAAP), post-closing price adjustments and seller notes payable with respect to such acquisition (at the amounts accrued in accordance with GAAP), but in each case, only to the extent actually paid by the Acquired Company prior to Closing, and (b) all fees and expenses (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors or accountants) reasonably incurred and actually paid by any Acquired Company in connection with the negotiation, documentation and consummation of each such acquisition.

“Pipeline Acquisitions” means the acquisitions set forth on Section 1.1(g) of the Company Disclosure Schedules.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred OP Unit Exchange Ratio” means the quotient obtained by dividing (a) the Closing Per Unit Merger Consideration Value by the Preferred OP Unit Value or (b) the Class B Preferred Preference Amount by the Preferred OP Unit Value, as applicable.

“Preferred OP Unit Value” means $100.00.

“Pro Rata Share” means, for any Security Holder, an amount expressed as a percentage equal to (a) the number of Outstanding Class A Units, As-Converted Outstanding Class B Preferred Units and Phantom Units held by such Security Holder divided by (b) the Fully Diluted Unit Number.

“Proportionate Target Net Working Capital” means, with respect to any Delayed Consent Subsidiary, the portion of the Target Net Working Capital allocated to such Delayed Consent Subsidiary, as set forth on Section 1.1(e) of the Company Disclosure Schedules.

“Public Filings” means the reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the registration requirements of the Securities Act or the reporting requirements of the Securities Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, including the exhibits thereto and the documents incorporated by reference therein.

“Purchase Price” means an amount, as finally determined pursuant to Section 2.15, equal to (i) the Base Purchase Price; plus (ii) the amount, if any, by which the Net Working Capital (calculated without reference to the Delayed Consent Subsidiaries) exceeds the Closing Target Net Working Capital; minus (iii) the amount, if any, by which the Net Working Capital (calculated without reference to the Delayed Consent Subsidiaries) is less than the Closing Target Net Working Capital; minus (iv) the amount of Closing Indebtedness; minus (v) the Transaction Expenses; plus (vi) the Pipeline Acquisition Costs; plus (vii) the Cash Amount.

“Purchase Price Adjustment Escrow Account” means the account set up with the Escrow Agent (pursuant to the provisions of the Escrow Agreement) in which the Purchase Price Adjustment Escrow Amount is deposited.

“Purchase Price Adjustment Escrow Amount” means $2,500,000.

“Qualifying Electing Security Holder” means each Electing Security Holder that has elected to receive (a) Preferred OP Units or (b) at least $25,000,000 of its Merger Consideration in Common OP Units.

“R&W Policy” means that certain Buyer-Side Representation and Warranties Insurance Policy, Master Policy Number ET111-002-057, issued by Euclid Transactional, LLC to Parent as of the date hereof and attached hereto as Exhibit F, and, in the case of the Delayed Consent Subsidiaries, any substantially similar policy to be issued following the Closing, if applicable.

“Real Property” means Leased Real Property and Owned Real Property.

“Registration Questionnaire” shall mean the registration questionnaire to be delivered by the Qualifying Electing Security Holders in substantially the form attached hereto as Exhibit E-2.

“Registration Rights Agreement” means the registration rights agreement to be entered into at Closing by and among Parent and each Qualifying Electing Security Holder in substantially the form attached hereto as Exhibit G.

“Related Claims” means all claims or causes of action (whether in contract or tort, in Law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Ancillary Documents and any other document or instrument delivered pursuant to this Agreement or the Ancillary Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Ancillary Documents or otherwise arising from the Transactions or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Ancillary Documents).

“Release” means any spill, emission, leaking, injection, deposit, disposal, discharge, or dispersal into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any Person shall mean the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Required Estoppel Lease” means those Real Property Leases identified on Section 8.1(e) of the Company Disclosure Schedules as a Real Property Lease for which a lessor is required to deliver an estoppel certificate under the terms thereof and a lessor estoppel is a condition to Closing.

“Restricted Unit” means a Unit granted under the LTIP that is, as of the applicable time, subject to restriction or forfeiture pursuant to the terms of the LTIP and the applicable award agreement.

“Retention Escrow Account” means the account set up with the Escrow Agent (pursuant to the provisions of the Escrow Agreement) in which the Retention Escrow Amount is deposited.

“Retention Escrow Amount” means $6,893,750.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Holders” means the holders of the Outstanding Class A Units, Outstanding Class B Preferred Units or Phantom Units.

“Selling Security Holder” means each Security Holder that is receiving any portion of its Merger Consideration in cash.

“Series B-1 Preferred Units” has the meaning set forth in the Company Operating Agreement.

“Series B-2 Preferred Units” has the meaning set forth in the Company Operating Agreement.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the equity interests, the holders of which are (a) generally entitled to vote for the election of the board of managers or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity. For the avoidance of doubt, SHM South Fork JV, LLC shall be deemed to be a Subsidiary of the Company.

“Target Net Working Capital” means negative $29,850,207.

“Tax” or “Taxes” means (a) all Federal, state, county, local, municipal, foreign and other taxes, assessments, customs, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, use, ad valorem, property, receipts (including gross receipts), value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and (b) any deficiency, interest, penalty, fine and addition imposed with respect to such amounts.

“Tax Protection Agreement” means the tax protection agreement to be entered into at Closing by and among Parent, SCOLP, the Company and each Protected Member (as defined therein) in substantially the form attached hereto as Exhibit O.

“Tax Returns” means any return (including any information return), report, schedule, or other document, including any amendments, schedules, supplements, and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax.

“Title Company” means Amrock, Inc., as agent for one or more nationally recognized title insurance companies.

“Transaction Expenses” means, without duplication, the aggregate amount, which remains unpaid as of the Reference Time, of: (a) all of the fees, expenses, disbursements and other similar amounts payable by any Acquired Company or Sailor Newco to bankers, attorneys, financial advisors, accountants, agents and other representatives and advisors engaged by or on behalf of any Acquired Company or Sailor Newco in connection with the negotiation, documentation and consummation of the Transactions; (b) any and all fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of any Acquired Company or Sailor Newco in connection with the negotiation, documentation and consummation of the Transactions; (c) any retention, change of control, transaction or other similar bonuses or payments paid or required to be paid by the Company or any direct or indirect Subsidiary of the Company to any current or former employee, officer, director, consultant or other service provider of the Company or any direct or indirect Subsidiary of the Company as a result of the consummation of the Transactions; (d) the amount of bonuses paid or required to be paid pursuant to this Agreement by the Company or any direct or indirect Subsidiary of the Company to Employees for fiscal year 2020, as set forth on Section 1.1(h) of the Company Disclosure Schedules (the “Closing Bonus Payment Amount”); (e) the employer portion of any payroll, social security, unemployment or other employment Taxes imposed in connection with the foregoing clauses (c) and (d), or any payments to Security Holders in connection with this Agreement, and (f) one-half (50%) of all costs, premiums or expenses related to (i) the R&W Policy to be issued as of the Closing, (ii) all filing fees required by the HSR Act, (iii) the D&O Insurance and (iv) all Transfer Taxes (other than with respect to Delayed Consent Properties); provided, however, that in no event shall Transaction Expenses include the Debt Repayment Amount or any fees or expenses incurred in connection with the amendment of the Credit Agreement or obtaining the consent of the lenders thereunder, any amounts included in Net Working Capital, the Attributable Property Value Adjustment Amount or Closing Indebtedness or the Pipeline Acquisition Costs.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” means all transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement, the Ancillary Documents and the Transactions.

“Treasury Regulations” means the regulations promulgated or issued by the United States Department of the Treasury under the Code.

“U.S.” or “United States” means the United States of America.

“Unit” means the units representing limited liability company interests in the Company and includes any class of Units of the Company issued and designated by the Board as “Units”.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder, and any comparable foreign, state or local Law.

“Willful Breach” means a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach.

1.2    Cross-Reference of Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement:

Defined Term	Section
Agreement	Preamble
Anti-Corruption Laws	Section 3.21
Attorney-Client Information	Section 11.14
Audited Financial Statements	Section 3.6(a)
Balance Sheet Date	Section 3.6(a)
CBAs	Section 3.17(d)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 2.15(a)
Commitment	Section 7.7(a)
Common OP Units	Section 2.5(a)
Company	Preamble
Company Closing Certificate	Section 8.1(c)
Company Intellectual Property	Section 3.11(b)
Company Permits	Section 3.10(b)
Company Plans	Section 3.14(a)
Contracting Parties	Section 11.15
Covered Party	Section 7.5(a)
D&O Insurance	Section 7.5(c)
Data Subject	Section 3.22
Deductible	Section 9.5(a)
Delayed Consent Equity	Section 2.13(a)
Delayed Consent Schedule	Section 2.13(a)
Delayed Net Working Capital Adjustment Amount	Section 2.13(d)
Direct Claim	Section 9.4(a)
DOJ	Section 7.2(a)
Effective Time	Section 2.3
Electing Security Holder	Section 2.5(a)
Election	Section 2.5(a)
Election Deadline	Section 2.5(b)
Election Form	Section 2.5(b)
Enforceability Exceptions	Section 3.3
Estimated Cash Amount	Section 2.8(a)
Estimated Closing Indebtedness	Section 2.8(a)
Estimated Closing Statement	Section 2.8
Estimated Net Working Capital	Section 2.8(a)
Estimated Pipeline Acquisition Costs	Section 2.8(a)
Estimated Transaction Expenses	Section 2.8(a)
Financial Statements	Section 3.6(a)
FTC	Section 7.2(a)
Information Statement	Section 5.3
Insurance Policies	Section 3.12
Letter of Transmittal	Section 2.9(a)
Leased Real Property	Section 3.13(b)
Management Agreements	Recitals

Material Contract	Section 3.8(a)
Material Tenant Leases	Section 3.13(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Interests	Section 4.5(c)
MGCL	Section 4.5(h)
Most Recent Balance Sheet	Section 3.6(a)
Nonparty Affiliates	Section 11.15
Objection Statement	Section 2.15(b)
Outside Date	Section 8.5(d)
Outstanding Claims	Section 9.8
Owned Real Property	Section 3.13(a)
Parent	Preamble
Parent Cap	Section 9.5(a)
Parent Closing Certificate	Section 8.2(c)
Parent Common Stock	Section 4.5(a)
Parent Group Members	Section 11.14
Parent Indemnified Parties	Section 9.2(a)
Parent Parties	Preamble
Parent Preferred Stock	Section 4.5(a)
Parent Shares	Section 4.5(a)
Partnership Agreement	Section 2.5(d)
Payment Schedule	Section 2.8(d)
Payoff Letters	Section 2.10(d)
Personal Data	Section 3.22
Personal Property Leases	Section 3.13(d)
Preferred OP Units	Section 2.5(a)
Provision	Section 11.12
Purchase Price Allocation	Section 2.12(a)
Purchase Price Methodologies	Section 2.12(a)
Purchase Price Overpayment	Section 2.15(d)(ii)
Qualified REIT Subsidiary	Section 4.13(f)
Real Property Leases	Section 3.13(b)
Recipient	Section 7.4(c)(vii)
Reference Time	Section 2.2
REIT	Section 4.13(l)
Related Party Contract	Section 3.20
Release Date	Section 9.8
Restrictive Covenant Agreements	Recitals
Restructuring	Section 2.13(a)
Sailor Newco	Preamble
Sarbanes-Oxley Act	Section 4.6(a)
SCOLP	Preamble
SCOLP Units	Section 2.5(a)
SEC Documents	Section 4.6(a)
Seller Cap	Section 9.5(b)

Seller Group Members	Section 11.14
Seller Indemnified Parties	Section 9.3(a)
Seller Representative	Preamble
Sidley	Section 11.14
Specific Provision	Section 11.12
Survival Period Termination Date	Section 9.1
Surviving Company	Section 2.1
Tax Contest	Section 7.4(c)(vii)
Taxable REIT Subsidiary	Section 4.13(f)
Tenant Leases	Section 3.13(c)
Third-Party Claim	Section 9.4(b)
Title Policies	Section 7.7(a)

ARTICLE II

THE TRANSACTIONS

2.1    The Merger. On the terms and subject to the conditions set forth herein and in accordance with the Act, Merger Sub shall be merged with and into the Company at the Effective Time, and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the Surviving Company (the “Surviving Company”). Immediately following the Closing, Parent will cause the Acquired Companies to transfer certain assets (excluding any Real Property) to Affiliates of Parent that are Taxable REIT Subsidiaries.

2.2    Closing. Unless this Agreement shall have been terminated in accordance with Section 8.5, the closing of the Merger and the other Transactions (other than the transfers of Delayed Consent Equity, as applicable) shall take place by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Jaffe Raitt Heuer & Weiss, P.C., 27777 Franklin Rd., Suite 2500, Southfield, Michigan 48034 (in either case, the “Closing”), on the date that is the third Business Day after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party entitled to the benefit of the same, at 9:00 a.m., Central Time; provided that if such conditions are satisfied or waived prior to October 30, 2020, the Closing shall take place on the last Business Day of the month in which such conditions are satisfied or waived, or at such other place, date and time as the parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however, that the Closing may occur remotely by e-mail or other manner as may be mutually agreed upon by the parties. The Closing shall be effective as of 11:59 p.m., Central Time, on the Closing Date, or, if the Closing Date is October 30, 2020, as of 11:59 p.m., Central Time, on October 31, 2020 (the “Reference Time”).

2.3    Effective Time and Effects of the Merger. Prior to the Closing, the parties shall prepare, and on the Closing Date shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Act and shall make all other filings or recordings required under the Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). The Merger shall have the effects set forth in Section 18-209 of the Act.

2.4    The Surviving Company.

(a)    Organizational Documents. Subject to Section 7.5(a), by virtue of the Merger and pursuant to the Certificate of Merger, (i) the certificate of formation of the Surviving Company shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained in the exhibit attached to the Certificate of Merger and (ii) the limited liability company agreement of the Surviving Company shall be amended and restated to read as the limited liability company agreement of Merger Sub, except for any references to the name of Merger Sub.

(b)    Managers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c)    Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.5    Merger Consideration.

(a)    Subject to the last sentence of this Section 2.5(a), each Security Holder may elect (an “Election”), in accordance with Section 2.5(b), that a portion of the Closing Merger Consideration payable to such Security Holder will be paid in a combination of (i) common units in SCOLP (the “Common OP Units”) and/or (ii) units of a new series of preferred units in SCOLP (the “Preferred OP Units” and, together with the Common OP Units, the “SCOLP Units”); provided that the portion of the Closing Merger Consideration payable in (A) SCOLP Units shall not exceed 15% of the Estimated Purchase Price and (B) Preferred OP Units shall not exceed $75,000,000 in value. If Elections made by the Security Holders exceed the limitations set forth in the preceding sentence, such Elections shall be subject to cutback in a manner reasonably determined by the Company. Parent is a REIT and is the general partner of SCOLP. To the extent that a Security Holder elects SCOLP Units (each, an “Electing Security Holder”), and subject to satisfaction of the conditions for issuance described in Section 2.5(b), Parent shall cause SCOLP to issue such SCOLP Units in accordance with this Agreement. In electing a portion of the Closing Merger Consideration in SCOLP Units, the applicable Electing Security Holder shall elect such portion that is capable of being divided equally on a per unit basis by the number of Outstanding Class A Units to avoid the issuance of any fractional SCOLP Units. The remaining balance of the Closing Merger Consideration payable to such Electing Security Holder shall be paid in cash. Section 2.5(a) of the Company Disclosure Schedules lists certain Security Holders that have irrevocably elected whether or not to make the Election and the portion of such Security Holder’s share of the Closing Merger Consideration that each has elected to receive in the form of Common OP Units and/or Preferred OP Units.

(b)    The Company shall prepare and mail along with the Information Statement a customary form of election (the “Election Form”) to the Security Holders, which Election Form shall be used by each Security Holder who wishes to make an Election. Any Electing Security Holder’s Election shall have been properly made only if the Company shall have received at its designated office, by 5:00 p.m., Central Time, on a date prior to the Effective Time to be mutually selected by Parent and the Company (the “Election Deadline”), an Election Form properly completed and duly executed by the Electing Security Holder. A Security Holder that has not made a valid Election by the Election Deadline, that has revoked an Election prior to the Election Deadline (other than Security Holders that have delivered an irrevocable Election) or that fails to deliver an executed Lockup Agreement and Investor Letter and Questionnaire prior to the Closing Date, shall be treated as not having made an Election. Other than Security Holders that have delivered an irrevocable Election, an Electing Security Holder may, at any time prior to the Election Deadline, revoke or change such Electing Security Holder’s Election by written notice received by the Company prior to the Election Deadline, accompanied if applicable by a properly completed and duly executed revised Election Form.

(c)    Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties (or their respective equityholders) or the Company or any of the Security Holders:

(i)    Each Unit issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, without interest thereon:

A.    with respect to each Outstanding Class A Unit, the Closing Per Unit Merger Consideration, plus, with respect to any Conversion Unit, the Class B Preferred Preference Consideration for such Conversion Unit;

B.    with respect to each Outstanding Class B Preferred Unit that is a Series B-1 Preferred Unit, the Class B Preferred Preference Consideration for such Series B-1 Preferred Unit plus the product of (1) the Closing Per Unit Merger Consideration and (2) 0.9090909; and

C.    with respect to each Outstanding Class B Preferred Unit that is a Series B-2 Preferred Unit, the Class B Preferred Preference Consideration for such Series B-2 Preferred Unit plus the product of (1) the Closing Per Unit Merger Consideration and (2) 0.8333333.

(ii)    Each Phantom Unit issued and outstanding immediately prior to the Effective Time that has vested in accordance with the terms of the applicable award agreement shall be canceled and converted into the right to receive, without interest thereon, the Closing Per Unit Merger Consideration.

(iii)    Each Unit that is owned by the Parent Parties or any of their respective Subsidiaries immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(iv)    Each unit representing limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one unit representing limited liability company interests of the Surviving Company.

(v)    All Units (as converted) will cease to represent any rights for the holders thereof as members of the Company except the right to receive the Merger Consideration as set forth in this Section 2.5(c).

(d)    The SCOLP Units to be issued pursuant to the terms hereof shall be governed by that certain Fourth Amended and Restated Limited Partnership Agreement of SCOLP, dated as of January 31, 2019, as amended or restated from time to time (the “Partnership Agreement”). The rights and preferences of the Preferred OP Units shall be as set forth in the form of amendment to the Partnership Agreement attached hereto as Exhibit N. Notwithstanding anything to the contrary in this Agreement or the Partnership Agreement, distributions payable on the SCOLP Units for the quarter in which the Closing occurs shall be prorated based on the number of days elapsed in such quarter through the Closing Date as compared to the total number of days in such quarter. On or prior to the Closing Date, any Security Holders receiving SCOLP Units shall execute and deliver such customary investment, subscription and joinder documents as SCOLP shall reasonably require in connection with the issuance of the SCOLP Units.

2.6    Treatment of Incentive Awards.

(a)    As soon as practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board (or, if appropriate, any duly authorized committee of the Board) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be necessary or required to give effect to the following:

(i)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of Restricted Units that is outstanding as of immediately prior the Effective Time shall, to the extent provided in the applicable award agreement, become vested and all forfeiture restrictions with respect thereto shall lapse, and such Restricted Units shall become Outstanding Class A Units subject to treatment as provided in Section 2.5(c)(i)(A).

(ii)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Phantom Unit that is outstanding as of immediately prior the Effective Time shall, to the extent provided in the applicable award agreement, become vested and all forfeiture restrictions with respect thereto shall lapse, and such Phantom Units that have vested in accordance with the terms of the applicable award agreement shall become entitled to receive the payment described in Section 2.5(c)(ii).

(b)    Notwithstanding anything herein to the contrary, but subject to receipt by the Company of a Letter of Transmittal duly completed and validly executed by the applicable Selling Security Holder in accordance with the instructions thereto, any cash amounts that become payable to Selling Security Holders holding Restricted Units that vest as a result of the Transactions or holding vested Phantom Units pursuant to this Article II shall be paid through payroll of the Acquired Companies no later than the second payroll date following the Closing Date.

2.7    No Liability. Notwithstanding anything to the contrary in this Article II, none of Seller Representative, Parent, the Surviving Company or any other party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.8    Estimated Closing Statement. Not less than three Business Days prior to the Closing, the Company shall deliver to Parent a certificate, executed by an executive officer of the Company (the “Estimated Closing Statement”) setting forth in reasonable detail:

(a)    the Company’s good faith calculations of the estimated Net Working Capital (calculated without reference to the Delayed Consent Subsidiaries) (“Estimated Net Working Capital”), the estimated Closing Indebtedness (“Estimated Closing Indebtedness”), the estimated Transaction Expenses (“Estimated Transaction Expenses”), the estimated Pipeline Acquisition Costs (“Estimated Pipeline Acquisition Costs”), the estimated Cash Amount (“Estimated Cash Amount”), the Debt Repayment Amount and the Optional Delayed Consent Debt Repayment Amount, the aggregate Attributable Property Values of the Delayed Consent Properties, and the resulting calculations of the Estimated Purchase Price and Closing Merger Consideration;

(b)    the Closing Target Net Working Capital;

(c)    the Fully Diluted Unit Number, the Class B Preferred Preference Amount with respect to Outstanding Class B Preferred Units and Conversion Units, and the Closing Per Unit Merger Consideration Value;

(d)    the portion of the Closing Merger Consideration deliverable to each Security Holder under Section 2.5(c) with respect to his, her or its Outstanding Class A Units (including Conversion Units), Outstanding Class B Preferred Units and vested Phantom Units (the “Payment Schedule”);

(e)    each Security Holder’s Pro Rata Share; and

(f)    the Holdback Amount.

During the period between the delivery of the Estimated Closing Statement and the Closing Date, Parent shall have the right to review and propose comments to the Estimated Closing Statement, and the Company and Parent shall use good faith efforts to resolve any differences regarding the calculations of the Estimated Net Working Capital, Estimated Closing Indebtedness, the Estimated Transaction Expenses, the Estimated Pipeline Acquisition Costs, the Estimated Cash Amount, the aggregate Attributable Property Values of the Delayed Consent Properties (if not definitively set forth on Section 1.1(a) of the Company Disclosure Schedules), and the resulting calculations of the Estimated Purchase Price and the Closing Merger Consideration, set forth in the Estimated Closing Statement; provided, however, that if Parent and the Company are not able to reach mutual agreement by 11:59 p.m., Central Time, on the day immediately prior to the Closing Date, the Estimated Closing Statement provided by the Company to Parent, as modified to include any changes agreed to by the Company and Parent, shall be used as the Estimated Closing Statement for purposes of this Agreement.

2.9    Letters of Transmittal; Payments to Security Holders.

(a)    As promptly as practicable following the date hereof, the Company shall deliver to each Security Holder a Letter of Transmittal substantially in the form attached as Exhibit H (a “Letter of Transmittal”) and instructions for use in exchange for the applicable portion of Merger Consideration pursuant to Section 2.5.

(b)    At the Closing, Parent shall deliver to the Company in accordance with written instructions provided by the Company to Parent prior to the Closing Date, the aggregate Closing Merger Consideration payable to the Security Holders pursuant to Section 2.5(c). No later than the later of (i) the Closing Date and (ii) three Business Days after receipt by the Company of a Letter of Transmittal duly completed and validly executed by a Security Holder in accordance with the instructions thereto, the Company (or, if applicable, the Surviving Company) shall deliver, or cause to be delivered (including, as applicable, through payroll of the Acquired Companies in accordance with Section 2.6(b)), to such Security Holder, the Closing Merger Consideration deliverable to such Security Holder as set forth in the Payment Schedule; provided, however, that in accordance with Section 2.6(b) above, any cash amounts that become payable to Selling Security Holders holding Restricted Units that vest as a result of the Transactions or holding vested Phantom Units pursuant to this Article II shall be paid through payroll of the Acquired Companies no later than the second payroll date following the Closing Date. The parties acknowledge and agree that the Company shall be entitled to rely on the instructions provided by the Security Holders, and any deliveries made by the Company in accordance with such instructions and the Payment Schedule will be deemed to have been made in accordance with this Agreement. The Company shall have no obligations to make, or cause to be made, any distributions of the Merger Consideration to the Security Holders in excess of the Closing Merger Consideration actually received by the Company from Parent in accordance with the terms hereof.

2.10    Other Payments.

(a)    At the Closing, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, the Transaction Expenses reflected in the Estimated Closing Statement to the obligees thereof by wire transfer of immediately available funds to the accounts designated in writing to Parent prior to the Closing Date.

(b)    At the Closing, Parent shall pay, or cause to be paid, on behalf of the Security Holders, the Holdback Amount by wire transfer of immediately available funds to the account designated in writing by Seller Representative to Parent prior to the Closing Date.

(c)    At the Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent (i) cash in an amount equal to the Purchase Price Adjustment Escrow Amount and (ii) cash in an amount equal to the Retention Escrow Amount, in each case, in accordance with the Escrow Agreement.

(d)    At the Closing, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, the Debt Repayment Amount to the lenders under the Credit Agreement in accordance with payoff letters delivered by or on behalf of the Company to Parent prior to the Closing setting forth (i) the Debt Repayment Amount and the applicable amount of Closing Indebtedness, together with wire transfer information for such payments and (ii) the written commitment of each applicable creditor to release all Liens, if any, which such creditor may hold on any of the assets of the Delayed Consent Subsidiaries or the Acquired Companies (other than Liens arising out of the Credit Agreement) (collectively, the “Payoff Letters”).

(e)    At or prior to the Closing, the Company shall pay, or cause to be paid, through payroll of the Acquired Companies, the Closing Bonus Payment Amount.

2.11    Closing Deliveries.

(a)    Deliveries to Parent. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following:

(i)    a copy of the certificate of incorporation, certificate of formation or certificate of limited partnership of each Acquired Company, in each case, certified to by the Secretary or an Assistant Secretary (or equivalent officer) of each Acquired Company as the true and correct copy thereof, and a certificate of good standing (or analogous document) for each Acquired Company issued by the secretary of state or similar Governmental Entity in the jurisdiction in which each Acquired Company is organized and each other jurisdiction in which each such entity is authorized to do business, in each case, dated not earlier than ten Business Days prior to the Closing Date;

(ii)    a copy of the resolution or written consent of the Board authorizing the execution and delivery of this Agreement and performance by the Company of the Transactions, including the Merger;

(iii)    the Certificate of Merger duly executed by the Company;

(iv)    terminations of the Related Party Contracts set forth on Section 2.11(a)(iv) of the Company Disclosure Schedules;

(v)    certification of non-foreign status from each Security Holder, in form and substance reasonably satisfactory to Parent, in accordance with Treasury Regulations Section 1.1445-2(b) and Section 1446(f) of the Code;

(vi)    a copy of the Escrow Agreement duly executed by Seller Representative;

(vii)    a copy of the Interim Operating Agreement duly executed by Sailor Newco;

(viii)    a copy of the Lockup Agreements duly executed by each Electing Security Holder;

(ix)    a copy of a Registration Rights Agreement duly executed by each Qualifying Electing Security Holder;

(x)    a completed Investor Letter and Questionnaire duly executed by each Electing Security Holder and a completed Registration Questionnaire duly executed by each Qualifying Electing Security Holder;

(xi)    a copy of a joinder to the Partnership Agreement duly executed by each Electing Security Holder;

(xii)    a copy of the Tax Protection Agreement duly executed by the Company and each Protected Member (as defined therein);

(xiii)    resignation letters with respect to status as a director, manager and/or officer, as applicable (and not of employment, if applicable), in form and substance reasonably satisfactory to Parent, executed by each of the directors, managers and/or officers set forth on Section 2.11(a)(xiii) of the Company Disclosure Schedules;

(xiv)    the Payoff Letters;

(xv)    the Company Closing Certificate;

(xvi)    an owner’s affidavit for each parcel of Real Property (other than the Delayed Consent Properties) in the form attached hereto as Exhibit J-1 to remove the so-called standard exceptions from the policies of title insurance to be issued to Parent at Closing; a non-imputation affidavit form in the form attached hereto as Exhibit J-2 in order to issue non-imputation endorsements with the policies of title insurance; and a no change affidavit with respect to those parcels of Real Property (other than the Delayed Consent Properties) for which the Company delivered a survey to Parent and was not updated by Parent in the form attached hereto as Exhibit J-3 (revised to identify the exceptions noted in Exhibit J-4 for the corresponding Real Property), so long as the disclosures called for in such no change affidavit are accurate; and

(xvii)    transfer tax statements and forms and other similar Tax disclosure forms required to be delivered in each jurisdiction where Real Property (other than the Delayed Consent Properties) is located in connection with the consummation of the Transactions.

(b)    Deliveries to the Company. At or prior to the Closing, Parent shall deliver, or cause to be delivered, to the Company the following:

(i)    a copy of the resolution of each Parent Party’s governing body, as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by the Parent Parties, as applicable, of the Transactions, including the Merger;

(ii)    the Certificate of Merger duly executed by Merger Sub;

(iii)    a copy of the Escrow Agreement duly executed by Parent and the Escrow Agent;

(iv)    a copy of the Interim Operating Agreement duly executed by Parent;

(v)    a copy of the Lockup Agreements duly executed by Parent and SCOLP;

(vi)    a copy of the Registration Rights Agreement duly executed by Parent;

(vii)    a copy of the Tax Protection Agreement duly executed by Parent and SCOLP;

(viii)    a written opinion to the Electing Security Holders of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, dated as of the Closing Date and substantially in the form attached hereto as Exhibit K, which opinion will be based in part on customary representations contained in an officer’s certificate executed by Parent and SCOLP; and

(ix)    the Parent Closing Certificate.

2.12    Tax Treatment.

(a)    Purchase Price Allocation. The parties agree that the Closing Merger Consideration (including all other amounts treated as consideration for U.S. federal income tax purposes) shall be allocated among assets of each Acquired Company pursuant to the methodologies set forth on Section 2.12 of the Company Disclosure Schedules (the “Purchase Price Methodologies”), and an allocation schedule shall be prepared after the Closing as provided in this Section 2.12 in accordance with the Purchase Price Methodologies and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”). The parties agree that, for Tax purposes, including for purposes of determining the amount of money or fair market value of property received by the Security Holders that is attributable to unrealized receivables or inventory pursuant to Section 751(a) of the Code, the Purchase Price Methodologies shall be determinative. Within 90 days after the determination of the post-Closing adjustments to the Purchase Price pursuant to Section 2.15, Parent shall deliver a copy of its initial determination of the Purchase Price Allocation to Seller Representative. Seller Representative shall, within 30 days after receipt of the initial determination of the Purchase Price Allocation from Parent, notify Parent if Seller Representative disagrees with such initial determination, and if Seller Representative does not so notify Parent within such 30 day period, the initial Purchase Price Allocation shall be final and binding on the parties. If Seller Representative disagrees with such initial Purchase Price Allocation, Parent and Seller Representative shall make a good faith effort to resolve the dispute. If Parent and Seller Representative have been unable to resolve their differences within 30 days after Parent has been notified of Seller Representative’s disagreement with the initial Purchase Price Allocation, then Seller Representative and Parent shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price among the assets of the Acquired Companies for federal income tax purposes. If the parties agree on the allocation schedule (or such is deemed accepted or rendered final), Parent and Seller’s Representative and each Security Holder agree (i) that no party will take a position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price Allocation; provided, however, that neither party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation and (ii) in the event that any adjustment is required to be made to the Purchase Price Allocation as a result of an adjustment to the Purchase Price pursuant to this Agreement, Parent shall prepare or cause to be prepared, and shall provide to Seller Representative, a revised Purchase Price Allocation reflecting such adjustment. In the event that a revised Purchase Price Allocation is required to be prepared, it shall be subject to review and resolution of timely raised disputes in the same manner as the initial Purchase Price Allocation.

(b)    Tax Treatment of Merger. Except as otherwise required by law, the parties shall treat the Merger, for all applicable tax reporting purposes as an “assets over merger” of the Company with and into SCOLP, with SCOLP being treated as the continuing partnership under Section 708 of the Code and Treasury Regulation Section 1.708-1(c)(3)(i). Consistent with this treatment, the parties shall treat the Merger as (i) a sale by the Selling Security Holders of all or a portion of their Units in the Company to SCOLP in exchange for cash and (ii) for the Electing Security Holders a tax-deferred contribution of their Units in the Company (not otherwise sold for cash) in exchange for SCOLP Units under Section 721 of the Code. No party shall take any position inconsistent with such treatment.

2.13    Pre-Closing Restructuring; Delayed Consents.

(a)    On the date that is three Business Days prior to the Closing, the Company shall deliver to Parent a schedule that sets forth each Delayed Consent and, with respect to each such Delayed Consent, (i) the applicable Delayed Consent Lease, (ii) the applicable Delayed Consent Subsidiary, (iii) the applicable Delayed Consent Property, (iv) the Attributable Property Value for each Delayed Consent Property (the “Delayed Consent Schedule”) and (v) a list of the Optional Delayed Consent Leases for which the consent of the counterparty to such Optional Delayed Consent Leases has not been obtained. If requested by Parent in writing within 24 hours following delivery of the Delayed Consent Schedule, the Delayed Consent Schedule shall be updated to include any Optional Delayed Consent Lease for which the consent of the counterparty to such Optional Delayed Consent Lease has not been obtained prior to delivery of the Delayed Consent Schedule. Following delivery of the Delayed Consent Schedule and on the Closing Date but prior to the Closing, the Company will consummate a restructuring (“Restructuring”) pursuant to which the issued and outstanding Equity Securities of the Delayed Consent Subsidiaries (the “Delayed Consent Equity”) will be transferred and assigned to Sailor Newco, which is a wholly-owned Subsidiary of the Company, and the Equity Securities of Sailor Newco will be distributed pro rata to the Security Holders.

(b)    With respect to each Delayed Consent, from and after the Closing through the earlier of (i) the applicable Delayed Consent Approval Date (with respect to any Delayed Consent that is not required pursuant to an Optional Delayed Consent Lease) or November 30, 2020 (with respect to any Delayed Consent that is required pursuant to an Optional Delayed Consent Lease) and (ii) the Delayed Consent Deadline, each of Sailor Newco, Seller Representative, the Surviving Company and Parent shall (A) use their respective reasonable best efforts to obtain such Delayed Consent as quickly as possible, (B) cooperate with the other parties in executing any additional instruments reasonably requested by another party necessary to obtain such Delayed Consent, (C) provide such information or documentation as may be requested by the lessor of the Delayed Consent Property in connection with considering the request for consent, and (D) keep the other parties reasonably apprised of the status of any negotiations with the lessor of the Delayed Consent Property. The request for each Delayed Consent shall be in substantially the forms attached hereto as Exhibit I for the respective Delayed Consent Property or, if any material changes are requested by Sailor Newco or Seller Representative, on the one hand, or the Surviving Company or Parent, on the other hand, with such changes as are consented to (such consent not to be unreasonably withheld, conditioned or delayed) by Parent or Seller Representative, respectively; provided, that, to the extent an Acquired Company received a consent pursuant to a Delayed Consent Lease in connection with the acquisition of the applicable Delayed Consent Property by the Acquired Company, the request for such Delayed Consent may be in substantially the same form as the original consent (with, other than for a Required Estoppel Lease, all estoppel language deleted from such form if requested by the counterparty to such Delayed Consent Lease) without additional consents required by the parties. Each party shall bear its own costs and expenses (including for its attorneys, accountants and other advisors) in connection with obtaining the Delayed Consents; provided, that any costs and expenses that are incurred by or on behalf of the Surviving Company in connection with obtaining the Delayed Consents shall be borne by the Surviving Company and shall not be deemed Transaction Expenses; provided, further, however, (1) the Surviving Company may, but shall not be required, to make any payments to a third Person or agree to any changes or amendments to any Delayed Consent Lease in connection with obtaining any such Delayed Consent, (2) the Surviving Company shall agree to financial concessions as Seller Representative shall deem necessary to obtain a Delayed Consent (other than Delayed Consents that are required pursuant to Optional Delayed Consent Leases, it being agreed that any financial concessions required with respect to Optional Delayed Consent Leases shall be borne by the Surviving Company and subject to the Surviving Company’s approval and consent) and (3) the Surviving Company shall agree to such non-financial changes or amendments to each Delayed Consent Lease as do not materially interfere with the ownership, use or operation of the Delayed Consent Property, it being agreed that (x) any non-financial changes or amendments that materially interfere with the ownership, use or operation of a Delayed Consent Property not underlying an Optional Delayed Consent Lease shall be subject to the Surviving Company’s approval and consent, not to be unreasonably withheld, conditioned or delayed (determined in the context of the materiality of the interference), and (y) any non-financial changes or amendments that materially interfere with the ownership, use or operation of a Delayed Consent Property underlying an Optional Delayed Consent Lease shall be subject to the Surviving Company’s approval and consent; provided, that any payments to a third Person and the impact of such changes, amendments or concessions, other than as approved by Parent in connection with obtaining any Delayed Consents that are required pursuant to Optional Delayed Consent Leases, as applicable, shall be taken into account in the calculation of the Attributable Property Value Adjustment Amount in accordance with Section 1.1(b) of the Company Disclosure Schedules.

(c)    During the period from the Closing until the earlier of (i) the transfer of the Delayed Consent Equity in accordance with Section 2.13(d) and (ii) the termination of the Interim Operating Agreement in accordance with its terms, the Surviving Company shall continue to operate the Delayed Consent Property in the ordinary course of business consistent with past practice pursuant to the terms and conditions of the Interim Operating Agreement. The Surviving Company shall collect all revenues, pay all expenses and remit all income associated with the operation of such Delayed Consent Property in accordance with the terms of the Interim Operating Agreement. Without limiting the foregoing, during the period from the Closing until the earlier of

(A) the transfer of the Delayed Consent Equity in accordance with Section 2.13(d) and (B) the Delayed Consent Deadline, Sailor Newco shall not, and where applicable shall cause each Delayed Consent Subsidiary not to, except (1) as permitted, contemplated or required by the Interim Operating Agreement or by applicable Laws or (2) as Parent otherwise consents to in writing, in its sole discretion:

(i)    sell, lease, transfer, or assign any material tangible assets of a Delayed Consent Subsidiary, other than in the ordinary course of business consistent with past practice;

(ii)    grant any material license or sublicense of any rights under or with respect to any Intellectual Property of a Delayed Consent Subsidiary other than in the ordinary course of business consistent with past practice;

(iii)    permit a Delayed Consent Subsidiary to incur or guaranty any material Indebtedness;

(iv)    make or authorize any material change in any Organizational Document of any Delayed Consent Subsidiary;

(v)    issue, sell, or otherwise dispose of any of Equity Securities of any Delayed Consent Subsidiary, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of Equity Securities of any Delayed Consent Subsidiary;

(vi)    take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any Delayed Consent Subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes;

(vii)    permit any Delayed Consent Subsidiary to enter into any new line of business or abandon or discontinue any material existing line of business;

(viii)    request a Tax ruling, change any method of Tax accounting or method of reporting income or deductions for Tax or accounting purposes, make, change or rescind any Tax election, amend any material Tax Return, or settle or compromise any material Tax liability audit, claim or assessment, enter into any closing agreement related to material Taxes, waive or extend the statute of limitations in respect of any material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or knowingly surrender any right to claim any material Tax refund, in each case, with respect to any Delayed Consent Subsidiary;

(ix)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution for any Delayed Consent Subsidiary, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law for any Delayed Consent Subsidiary or consent to the filing of any bankruptcy petition under any similar Law for any Delayed Consent Subsidiary; and

(x)    legally obligate itself to do any of the actions described in the foregoing clauses (i) through (ix).

(d)    Within two Business Days after the final determination of the amount payable by Parent with respect to a Delayed Consent Subsidiary in accordance with Section 2.14 (or, with respect to a Delayed Consent Subsidiary that is party to an Optional Delayed Consent Lease, on November 30, 2020), Sailor Newco and the Surviving Company shall deliver (or cause to be delivered) to each other a duly executed copy of the applicable Delayed Consent Subsidiary Purchase Agreement, and each of Seller Representative, Sailor Newco and the Surviving Company shall cooperate with each other in executing (or causing to be executed) such other documentation as may be required to consummate each such transfer of Delayed Consent Equity, free and clear of all Liens (other than Permitted Liens). Concurrently with the execution and delivery of each Delayed Consent Subsidiary Purchase Agreement, Parent shall pay, or cause to be paid, an amount that is equal to (i) the Attributable Property Value for the applicable Delayed Consent Property, minus (ii) if applicable, the Attributable Property Value Adjustment Amount to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share thereof) by wire transfer of immediately available funds to the accounts designated in writing to Parent, minus (iii) the Optional Delayed Consent Debt Repayment Amount, if any, plus (iv) the amount, if any, by which the Net Working Capital of the applicable Delayed Consent Subsidiary exceeds the Proportionate Target Net Working Capital for such Delayed Consent Subsidiary; minus (v) the amount, if any, by which the Net Working Capital of the applicable Delayed Consent Subsidiary is less than the Proportionate Target Net Working Capital for such Delayed Consent Subsidiary (the amount set forth in clauses (iv) and (v), as applicable, the “Delayed Net Working Capital Adjustment Amount”). The parties agree to treat each assignment of Delayed Consent Equity as a sale of the assets of each such Delayed Consent Subsidiary and further agree to report all Tax consequences consistent with such treatment.

2.14    Attributable Property Value Adjustments. Within two Business Days after each Delayed Consent Approval Date, with respect to each Delayed Consent, the Surviving Company shall, and Parent shall cause the Surviving Company to, deliver to Seller Representative reasonably detailed calculations of the corresponding Attributable Property Value Adjustment Amount (if applicable) and the Delayed Net Working Capital Adjustment Amount. Seller Representative shall have five Business Days following delivery of such calculations to review and either accept or dispute such calculations. If Seller Representative timely disputes the calculation of the Attributable Property Value Adjustment Amount (if applicable) or the Delayed Net Working Capital Adjustment Amount, Seller Representative and the Surviving Company shall, and Parent shall cause the Surviving Company to, promptly endeavor in good faith to resolve any disagreement as to such calculation. If the Surviving Company and Seller Representative are unable to resolve in writing any disagreement as to the calculation of the Attributable Property Value Adjustment Amount (if applicable) or the Delayed Net Working Capital Adjustment Amount within ten Business Days, then the amounts in dispute will be promptly referred to the Accountants for final arbitration, which arbitration shall be completed within 30 days after the matter is submitted to the Accountants, and which arbitration shall be final, binding and non-appealable. The Accountants shall act as an arbitrator to determine, based solely on presentations and submissions by the Surviving Company and Seller Representative (which presentations and submissions shall be made to the Accountants no later than 15 days after the engagement of the

Accountants), and not by independent review, only those amounts still in dispute in accordance with the definitions of Attributable Property Value Adjustment Amount and Delayed Net Working Capital Adjustment Amount set forth herein. In resolving any disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accountants shall have full authority to resolve all issues relating to the Attributable Property Value Adjustment Amount (if applicable) and the Delayed Net Working Capital Adjustment Amount pursuant to this Section 2.14 (including procedural, legal, factual and accounting issues). Seller Representative and the Surviving Company shall, and Parent shall cause the Surviving Company to, execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between the Surviving Company and Seller Representative (on behalf of the Security Holders, severally, and not jointly, in accordance with each Security Holder’s Pro Rata Share), so that Seller Representative’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller Representative (as determined by the Accountants) and the denominator of which is the total amount in dispute submitted to arbitration. Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.14 shall be the sole and exclusive remedy of the parties for any disputes related to the calculation of the Attributable Property Value Adjustment Amount (if applicable) and the Delayed Net Working Capital Adjustment Amount. The rights and obligations set forth in this Section 2.14 shall also apply to calculation of the Delayed Net Working Capital Adjustment Amount for any Delayed Consent that is required by an Optional Delayed Consent Lease, except that the Surviving Company shall, and Parent shall cause the Surviving Company to, deliver to Seller Representative a reasonably detailed estimate of the Delayed Net Working Capital Adjustment Amount reasonably in advance of November 30, 2020 and Seller Representative and the Surviving Company shall cooperate with respect to any disputes with respect to such estimate and the final calculation of the Delayed Net Working Capital Adjustment Amount, and the payment of any amounts owing to or from such parties shall be made pursuant to the applicable Delayed Consent Subsidiary Purchase Agreement.

2.15    Purchase Price Adjustment.

(a)    As promptly as practicable and in any event within 90 days after the Closing Date, Parent shall prepare and deliver to Seller Representative a statement (the “Closing Statement”) setting forth in reasonable detail its good faith calculation of (i) the Net Working Capital (calculated without reference to the Delayed Consent Subsidiaries), (ii) the Closing Indebtedness, (iii) the Transaction Expenses, (iv) the Pipeline Acquisition Costs, (v) the Cash Amount and (vi) the resulting calculation of the Purchase Price.

(b)    Seller Representative shall have 45 days following delivery of the Closing Statement to review and either accept or dispute the Closing Statement and the calculations set forth therein. If Seller Representative disputes any amounts reflected on the Closing Statement, it shall deliver to Parent a statement setting forth its objections thereto, setting forth, in reasonable detail, the basis for such dispute, the dollar amounts involved and Seller Representative’s calculation of the adjustments to the Closing Statement that Seller Representative believes should be made, within 45 days of delivery of the Closing Statement to Seller Representative (such written notice of objection, the “Objection Statement”). If an Objection Statement is not delivered to

Parent within the time period required by the preceding sentence, then the Closing Statement (as delivered by Parent to Seller Representative), as modified to include any changes agreed to by Seller Representative and Parent, shall be final, binding and non-appealable by the parties hereto.

(c)    If Seller Representative timely delivers an Objection Statement to Parent, Seller Representative and Parent shall negotiate in good faith to resolve any objections made by Seller Representative, but if they do not reach a final resolution within 30 days (or such longer period as may be agreed by Seller Representative and Parent) after the delivery of the Objection Statement, Seller Representative and Parent shall submit the items remaining in dispute for final resolution to the Accountants for final arbitration. Promptly following the submission of the items in dispute to the Accountants, and in any event within ten Business Days following such submission, each of Parent and Seller Representative shall submit to the Accountants (and the other party) all documentary materials and analyses that Parent or Seller Representative, as the case may be, believes to be relevant to a resolution of the disputed items set forth in the Objection Statement. The Accountants shall render their determination of all disputed items submitted for resolution within 30 days after receipt of all submissions by Parent and Seller Representative to the Accountants, and such determination shall be final, binding and non-appealable absent bad faith or manifest error. The Accountants shall, acting as experts in accounting and not as arbitrators, determine in a manner consistent with the requirements of this Agreement (including the Accounting Principles), based solely on written presentations and written submissions by Parent and Seller Representative (which presentations and submissions shall be made to the Accountants no later than 15 days after the engagement of the Accountants), and not by independent review, whether those items identified by Seller Representative on the Objection Statement that were submitted to the Accountants, and any resulting adjustments, were properly calculated in accordance with the terms of this Agreement (including the Accounting Principles). In resolving any disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Neither Parent nor Seller Representative shall engage in any ex parte communications with the Accountants. Seller Representative and Parent shall promptly execute, if reasonably requested by the Accountants, a commercially reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between the Surviving Company and Seller Representative (on behalf of the Security Holders, severally, and not jointly, in accordance with each Security Holder’s Pro Rata Share), so that each such party’s share of such fees and expenses shall be equal to the product of (A) the aggregate amount of such fees and expenses and (B) a fraction, the numerator of which is the amount in dispute that is ultimately resolved in the other party’s favor pursuant to this Section 2.15 (as finally determined by the Accountants) and the denominator of which is the total amount of the disputed items submitted to the Accountants.

(d)    No later than five Business Days after the Purchase Price has been finally determined in accordance with this Section 2.15, the parties agree to the following payments (if any):

(i)    If the Purchase Price is greater than the Estimated Purchase Price, Parent shall pay the amount of such excess to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share thereof) and all funds in the Purchase Price Adjustment Escrow Account shall be released to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share thereof).

(ii)    If the Estimated Purchase Price is greater than the Purchase Price, (A) the amount of such excess (the “Purchase Price Overpayment”) shall be released to Parent from the Purchase Price Adjustment Escrow Account and (B) all remaining funds in the Purchase Price Adjustment Escrow Account shall be released to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share thereof). Except as provided in the next sentence, the payment of funds from the Purchase Price Adjustment Escrow Account in accordance with this Section 2.15(d)(ii) shall be Parent’s sole and exclusive remedy for any adjustments to the Purchase Price contemplated by this Section 2.15, and if the Purchase Price Overpayment would otherwise exceed the remaining funds at the time of such adjustments from the Purchase Price Adjustment Escrow Account, Parent and the Acquired Companies shall have no recourse against the Security Holders or their Affiliates for such excess. Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, Parent may offset against any consideration payable to Sailor Newco under the Delayed Consent Subsidiary Purchase Agreements any amount by which the Purchase Price Overpayment exceeds the funds in the Purchase Price Adjustment Escrow Account.

(iii)    If the Purchase Price is equal to the Estimated Purchase Price, all funds in the Purchase Price Adjustment Escrow Account shall be released to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share thereof).

(e)    Any payment to be made pursuant to this Section 2.15 shall be made by wire transfer of immediately available funds to an account (or accounts) specified in writing by Seller Representative or Parent, as applicable. Promptly following final determination of the Purchase Price in accordance with this Section 2.15, Parent and Seller Representative hereby agree to deliver joint written instructions to the Escrow Agent to release from the Purchase Price Adjustment Escrow Account, in accordance with the Escrow Agreement, the funds to be delivered in accordance with Section 2.15(d). The parties acknowledge and agree that, with respect to any payments to be made by Seller Representative to the Security Holders pursuant to this Section 2.15, Seller Representative shall be entitled to rely on the instructions provided by the Security Holders, and any deliveries made by Seller Representative in accordance with such instructions based on each Security Holder’s Pro Rata Share will be deemed to have been made in accordance with this Agreement. Seller Representative shall have no obligations to make, or cause to be made, any distributions of the amounts described in this Section 2.15 to the Security Holders in excess of the funds actually received by Seller Representative from Parent or the Escrow Agent, as applicable, in accordance with the terms hereof.

2.16    Withholding. Each of Parent, SCOLP, its Affiliates and, effective upon the Closing, the Surviving Company each be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Law; provided that, except with respect to compensatory payments, Parent shall not withhold or deduct from any amount otherwise payable to a Security Holder pursuant to this Agreement if such Security Holder has provided the certifications described in Section 2.11(a)(v). If Parent determines that it is required by Law to deduct and withhold from any amount otherwise payable pursuant to this Agreement, then Parent shall provide three Business Days’ notice to Seller Representative prior to deducting and withholding such amount. If any amount otherwise payable under this Agreement is deducted or withheld and paid over to a Governmental Entity, then such amount shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby makes the representations and warranties contained in this Article III, subject, in each case, to the Company’s Knowledge, to Parent and SCOLP:

3.1    Organization, Good Standing and Other Matters; Subsidiaries.

(a)    The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to own and lease its properties and to carry on its business as now being conducted. Section 3.1(a) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly qualified to conduct its business as currently conducted in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, (i) reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement and consummating the Transactions or (ii) have a Material Adverse Effect.

(b)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. Section 3.1(b) of the Company Disclosure Schedules sets forth each jurisdiction in which each Subsidiary of the Company is licensed or qualified to do business. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized, or in good standing would not (i) reasonably be expected to prevent or materially delay such Subsidiary of the Company from performing its obligations under this Agreement and consummating the Transactions or (ii) have a Material Adverse Effect.

(c)    Section 3.1(c)(i) of the Company Disclosure Schedules sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization and (ii) its form of organization. The Company is the sole direct or indirect beneficial and record owner of the outstanding Equity Securities in each of its Subsidiaries, free and clear of all Liens, except (A) for Permitted Liens or (B) as may be required by the Restructuring or as otherwise set forth in Section 3.1(c)(ii) of the Company Disclosure Schedules. Except as set forth on Section 3.1(c)(iii)

of the Company Disclosure Schedules or as may be required by the Restructuring, (1) all outstanding Equity Securities of each Subsidiary of the Company are validly issued, fully paid and nonassessable and were not issued in violation of preemptive or other similar rights and (2) except for the Organizational Documents of the Subsidiaries of the Company, there are no (x) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any Equity Securities of any Subsidiary of the Company or (y) outstanding obligations, contingent or otherwise, of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary. Except for interests in the Subsidiaries of the Company set forth in Section 3.1(c)(i) of the Company Disclosure Schedules, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any Equity Securities in any Person.

(d)    The Company has made available to Parent, prior to the date hereof, true and complete copies of the Organizational Documents of the Company and each Subsidiary of the Company as of the date hereof. All Organizational Documents of the Company and each Subsidiary of the Company are in full force and effect as of the date hereof.

3.2    Authorization. The execution, delivery, and performance by each of the Company and Sailor Newco of this Agreement and any Ancillary Document to which it is a party and the consummation of the Transactions (a) are within each such party’s limited liability company powers and (b) have been, or will be prior to execution, duly authorized by all necessary limited liability company action on the part of each such party and the holders of their respective direct and indirect Equity Securities.

3.3    Enforceability. This Agreement and each Ancillary Document to which the Company or Sailor Newco is a party has been, or will be, duly executed and delivered by the Company or Sailor Newco, as applicable, and constitutes a valid and legally binding obligation of each such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles (the “Enforceability Exceptions”) and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.4    No Conflict; Required Filings and Consents. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Entity, (b) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) such filings and consents as may be required solely by reason of Parent’s (as opposed to any other third party’s) participation in the Transactions and (d) as otherwise set forth on Section 3.4 of the Company Disclosure Schedules, the execution and delivery of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the Transactions and the consummation of the Transactions by the Company will not (i) violate the provisions of the Organizational Documents of any of the Acquired Companies, (ii) violate any Law or Order to which any of the Acquired Companies is subject or by which its properties or assets are bound, (iii) require any of the Acquired Companies to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Entity on or prior to the Closing Date, (iv) result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of or notice to any third party to, any Material Contract, Real Property Lease, Material Tenant Lease or Personal Property Lease, or (v) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of any of the Acquired Companies; excluding from the foregoing clauses (ii) through (v) any consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.5    Capitalization. The authorized and outstanding Equity Securities of the Company as of the date hereof are set forth on Section 3.5(a)(i) of the Company Disclosure Schedules. Section 3.5(a)(i) of the Company Disclosure Schedules sets forth a list of the names of each holder of Equity Securities of the Company and the number and type of such Equity Securities held by each such holder as of the date hereof. Except as set forth on Section 3.5(a)(ii) of the Company Disclosure Schedules, all outstanding Equity Securities of the Company are validly issued, fully paid and nonassessable, are held by the Security Holders free and clear of all Liens created by the Company (other than Permitted Liens), and were not issued in violation of any applicable Laws or any preemptive or other similar rights. Except for this Agreement and the Organizational Documents of the Company or as set forth on Section 3.5(b) of the Company Disclosure Schedules, as of the date hereof there are no (A) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any Equity Securities of the Company, (B) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or (C) to the Company’s Knowledge, voting trusts, proxies or other agreements among the Security Holders related to voting, transfer or distributions with respect to the Units or any other Equity Securities of the Company or any Subsidiary of the Company.

3.6    Financial Statements; Indebtedness; Undisclosed Liabilities.

(a)    The Company has delivered to Parent: (i) the audited consolidated balance sheets of the Company at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income of the Company for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) of the Company and the related unaudited consolidated statement of income of the Company at June 30, 2020 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). Except as set forth on Section 3.6(a) of the Company Disclosure Schedules, the Financial Statements (A) have been prepared based on the Books and Records of the Acquired Companies, (B) have been prepared in accordance with GAAP and (C) present fairly the consolidated financial position of the Acquired Companies as of the dates thereof and the results of operations of the Acquired Companies for the periods covered thereby (except as may be indicated in the footnotes thereto and, in the case of the unaudited Financial Statements, for the absence of footnotes and for normal year-end and other adjustments).

(b)    Section 3.6(b)(i) of the Company Disclosure Schedules sets forth as of the date hereof a true and complete list of all Indebtedness of the Acquired Companies. Except as set forth on Section 3.6(b)(ii) of the Company Disclosure Schedules or as reflected in, reserved against or described on the Financial Statements (or the notes thereto), neither the Company nor any Subsidiary of the Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be recorded on or reflected in the consolidated financial statements of the Company and the Subsidiaries of the Company, other than liabilities and obligations (i) incurred under this Agreement or any Ancillary Document or in connection with the Transactions, (ii) included in the Purchase Price adjustments pursuant to Section 2.15, (iii) incurred in connection with non-delinquent executory Contracts with customers and leases and trade payables and other items of the type included in Net Working Capital, or (iv) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

(c)    With respect to any and all Taxes of any Acquired Company for all Pre-Closing Tax Periods and all Straddle Periods not yet due and payable as of, or prior to, the Closing Date, the Company has established, in accordance with GAAP, adequate reserves on its books and financial records for the payment of such Taxes.

3.7    Absence of Certain Changes. Except (a) as set forth on Section 3.7 of the Company Disclosure Schedules or (b) as is otherwise contemplated or permitted by this Agreement, since the Balance Sheet Date, (i) each of the Acquired Companies has conducted its business in the ordinary course of business consistent with past practice and (ii) there has not occurred a Material Adverse Effect.

3.8    Material Contracts.

(a)    Section 3.8(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the following Contracts (each, together with all amendments, supplements, modifications, annexes, exhibits and schedules thereto, a “Material Contract”) to which any of the Acquired Companies is a party or by which any of the Acquired Companies, or their respective assets, is bound as of the date hereof; provided, however, that in no event shall any Real Property Lease (or any other lease or sublease for real property pursuant to which any Acquired Company is a lessee), Tenant Lease or Personal Property Lease be a Material Contract:

(i)    any Contract containing covenants of any of the Acquired Companies not to compete in any line of business or with any Person or to solicit any customers of any other Person that materially impair the business of the Acquired Companies as currently conducted;

(ii)    any Contract for the sale of (including any grant of a right of first refusal or option to purchase) any of the assets or properties of any of the Acquired Companies other than in the ordinary course of business consistent with past practice for consideration in excess of $500,000 that contains any ongoing obligations or liabilities of any Acquired Company (except for customary indemnification obligations with respect to the representations and warranties and covenants of the Acquired Companies set forth therein);

(iii)    any partnership agreement, limited liability company agreement, joint venture or other similar agreement to which any Acquired Company is a party, other than the Organizational Documents of the Acquired Companies and any Contracts for commercial partnerships or other joint marketing or cooperation arrangements entered into in the ordinary course of business consistent with past practice;

(iv)    any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any of the Acquired Companies of any operating business or material assets or the Equity Securities of any other Person for consideration in excess of $500,000 that contains any ongoing obligations or liabilities of any Acquired Company (except for customary indemnification obligations with respect to the representations and warranties and covenants of the Acquired Companies set forth therein), including the Pipeline Acquisitions;

(v)    any Contract relating to the incurrence, assumption or guarantee of any Indebtedness (other than intercompany Indebtedness solely among the Acquired Companies and endorsements for the purpose of collection in the ordinary course of business consistent with past practice) having a principal amount in excess of $500,000 or imposing a Lien (other than a Permitted Lien) on any of the material assets or material properties of any Acquired Company;

(vi)    any Contract under which any Acquired Company has agreed to provide a monetary loan to any Person in excess of $500,000;

(vii)    any Contract (other than an offer letter or similar agreement that provides for at-will employment and does not provide severance or change of control benefits) for the employment of any executive officer or Employee with annual base salary in excess of $150,000 or that provides for severance, a success bonus, a stay bonus, a change of control bonus or other bonus or payment triggered as a result of the Transactions;

(viii)    any Contract pursuant to which any of the Acquired Companies grants to any Person or is granted by any Person any license, sublicense, right, consent or non-assertion under or with respect to any Intellectual Property, other than (A) Contracts pursuant to which any of the Acquired Companies is granted any license to use any Off-the-Shelf Software and (B) Contracts entered into in the ordinary course of business consistent with past practice;

(ix)    any material Contract with a Governmental Entity;

(x)    any Contract obligating any Acquired Company to provide indemnification outside the ordinary course of business consistent with past practice;

(xi)    any Related Party Contract;

(xii)    any Contract relating to the development or construction of, or additions or expansions to, the Real Property, under which any Acquired Company has, or expects to incur, an obligation in excess of $500,000 per property, following the Closing Date, other than Contracts for ordinary repair and maintenance entered into in the ordinary course of business consistent with past practice;

(xiii)    any Contract pursuant to which any Acquired Company manages the operation of a property or business that is not owned by any Acquired Company; and

(xiv)    any other Contract, other than a Company Plan, Insurance Policy or any purchase order entered into in the ordinary course of business consistent with past practice, that obligated any of the Acquired Companies to pay (other than pursuant to any pass-through arrangement for the payment of utilities or real property taxes), or that entitled any of the Acquired Companies to receive, $500,000 or more in the aggregate during the fiscal year ended December 31, 2019 that is not terminable upon less than 60 days’ prior written notice by an Acquired Company without penalty.

(b)    Except as set forth on Section 3.8(b) of the Company Disclosure Schedules, (i) since the Balance Sheet Date, no Acquired Company has received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by any Acquired Company under any Material Contract, other than defaults that have been cured or waived in writing, (ii) each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions) and (iii) to the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Material Contract. The Company has made available to Parent true, correct and complete copies of each of the Material Contracts listed on Section 3.8(a) of the Company Disclosure Schedules.

3.9    Litigation. Except (a) as set forth on Section 3.9(a) of the Company Disclosure Schedules and (b) for workers’ compensation claims in the ordinary course of business, in each case, as of the date hereof, there are no Actions pending or, to the Company’s Knowledge, formally threatened in writing against any Acquired Company before any Governmental Entity that would reasonably be expected to result in material liability to the Acquired Companies if determined adversely and after taking into effect applicable insurance coverage. Except as set forth in Section 3.9(b) of the Company Disclosure Schedules, none of the Acquired Companies or any of their respective assets or properties is subject to any outstanding Order.

3.10    Compliance with Laws; Permits.

(a)    Except as set forth on Section 3.10(a) of the Company Disclosure Schedules or as disclosed in zoning reports for the Real Property made available by the Company to Parent, and to the extent Parent has obtained newer zoning reports, as disclosed in such newer zoning reports, (i) each Acquired Company is, and has been during the Lookback Period, in compliance with all Laws (excluding Environmental Laws, which is expressly covered in Section 3.15) and Company Permits applicable to such Acquired Company, except as would not, or would not reasonably be expected to, result in material liability to the Acquired Companies, and (ii) no

Acquired Company has received any written notice since the Balance Sheet Date of any material violations of any Law applicable to such Acquired Company, in each case, except for any non-compliance or violation that has been cured or waived in writing.

(b)    Except as set forth on Section 3.10(b) of the Company Disclosure Schedules, (i) each Acquired Company possesses all material Permits required for the operation of the business of the Acquired Companies as currently conducted (the “Company Permits”), (ii) all Company Permits are in full force and effect; and (iii) there are no Actions pending or to the Company’s Knowledge, threatened, and no Acquired Company has received any written notifications during the Lookback Period (A) alleging any default or violation of any of the Company Permits, (B) relating to the suspension, revocation or modification of any of the Company Permits or (C) relating to the imposition of any fine, penalty or other sanctions in connection therewith, in each case of clauses (i)-(iii), except as they relate to a default or other violation that has been cured or waived in writing or, to the extent not cured or waived in writing, as would not, or would not reasonably be expected to, result in material liability to the Acquired Companies. The Acquired Companies have filed all reports, notifications and fillings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all such Company Permits in full force and effect, except as has been cured or waived in writing or, to the extent not cured or waived in writing, as would not, or would not reasonably be expected to, result in material liability to the Acquired Companies.

3.11    Intellectual Property.

(a)    Section 3.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all registrations and applications for registration of Owned Intellectual Property including, for each item listed, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item. All registrations set forth on Section 3.11(a) of the Company Disclosure Schedules are, in all material respects, valid and in force, and all applications set forth on Section 3.11(a) of the Company Disclosure Schedules are pending and in good standing.

(b)    Each Acquired Company owns or has a valid right to use in the manner currently used, all material Intellectual Property used in the operation of its business as currently conducted (the “Company Intellectual Property”).

(c)    Except as set forth on Section 3.11(c) of the Company Disclosure Schedules, during the Lookback Period, no Acquired Company has received any written notice from any Person (i) alleging that the conduct of the business of the Acquired Companies as currently conducted infringes, constitutes a misappropriation of or violates any Intellectual Property of any Person or (ii) challenging the ownership by any Acquired Company of or the validity or enforceability of any Owned Intellectual Property.

(d)    Except as set forth on Section 3.11(d) of the Company Disclosure Schedules, to the Company’s Knowledge, no other Person has infringed any Owned Intellectual Property during the Lookback Period.

(e)    Each Acquired Company has used commercially reasonable efforts to protect the confidentiality of all trade secrets and know-how included in the material Owned Intellectual Property.

(f)    This Section 3.11 and Section 3.9 contain the sole and exclusive representations and warranties of the Company and the Acquired Companies under this Agreement with respect to infringement, misappropriation or other violation of any Intellectual Property of any Person.

3.12    Insurance. Section 3.12(a) of the Company Disclosure Schedules sets forth a complete and correct list of all insurance policies held by the Acquired Companies (the “Insurance Policies”), true and complete copies of which have been made available to Parent prior to the date hereof. Except as set forth on Section 3.12(b) of the Company Disclosure Schedules, there is no material claim by any Acquired Company under any Insurance Policy for which coverage has been denied or disputed by the applicable insurer (other than a customary reservation of rights notice). With respect to each Insurance Policy: (a) to the Company’s Knowledge, such Insurance Policy is legal, valid, binding and enforceable in accordance with its terms, all premiums due and payable thereon have been paid (or will be paid prior to Closing), and is in full force and effect; (b) none of the Acquired Companies is in material breach or material default thereunder, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default; and (c) no written notice of cancellation or termination has been received by any Acquired Company.

3.13    Property.

(a)    Section 3.13(a)(i) of the Company Disclosure Schedules sets forth a true, correct and complete list of all primary addresses for the real property owned by the Acquired Companies and constituting a marina asset and for the other real property owned by the Acquired Companies (each owned real property, individually, or collectively, the “Owned Real Property”). Except as set forth on Section 3.13(a)(ii) of the Company Disclosure Schedules, the Acquired Companies have fee simple title to such Owned Real Property, free and clear of all Liens except for Permitted Liens.

(b)    Section 3.13(b)(i) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases and subleases (including ground leases) as of the date hereof pursuant to which any Acquired Company is a lessee and the property subject thereto constitutes a marina asset and not any property that is merely ancillary thereto (the “Real Property Leases,” and the leasehold interest, “Leased Real Property”) and the primary addresses for each Leased Real Property. Except as set forth on Section 3.13(b)(ii) of the Company Disclosure Schedules, and except as may be limited by the Enforceability Exceptions, the applicable Acquired Company has a valid, binding and enforceable leasehold interest under each of the Leased Real Properties which is leased from a third party, free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.13(b)(iii) of the Company Disclosure Schedules, during the Lookback Period, none of the Acquired Companies have received any written notice of, and the Acquired Companies are not otherwise aware of, any material default or event that (with due notice or lapse of time or both) would constitute a material default by any of the Acquired Companies under any Real Property Lease, other than defaults that have been cured or waived in writing. Except for missing exhibits or schedules (or similar items) not in any Acquired Company’s possession, the absence of which would not reasonably be expected to materially adversely affect the financial terms of any such Real Property Lease, and except as set forth on Section 3.13(b)(iv) of the Company Disclosure Schedules, the Company has made available to Parent true, correct and complete copies of each Real Property Lease listed on Section 3.13(b)(i) of the Company Disclosure Schedules, together with all amendments, modifications and supplements thereto, all of which are included in the definition of Real Property Leases. After using commercially reasonable efforts to conduct a diligent search of the Company’s records, copies of the documents listed on Section 3.13(b)(iv) of the Company Disclosure Schedules are not in the Company’s possession, and as of the date hereof, the fact that the Company does not have copies of the documents listed on Section 3.13(b)(iv) of the Company Disclosure Schedules and does not have knowledge (deemed to mean “Company’s Knowledge”) of the specific terms thereof has not caused a material adverse effect on the Acquired Company’s leasehold interest in, or operation of, such Leased Real Property.

(c)    Section 3.13(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases and subleases (other than those for boat slips and/or boat storage) as of the date hereof pursuant to which any Acquired Company is a lessor (the “Tenant Leases”) and which (i) demises 10,000 rentable square feet or more of space within any buildings or other improvements on any Real Property, and (ii) has an annual fixed rent of at least $100,000 for each year of the term (the “Material Tenant Leases”). Since the Balance Sheet Date, none of the Acquired Companies have received any written notice of, and the Acquired Companies are not otherwise aware of, any material default or event that (with due notice or lapse of time or both) would constitute a material default by any of the Acquired Companies under any Material Tenant Lease, other than defaults that have been cured or waived in writing. Since the Balance Sheet Date, none of the Acquired Companies have received any written notice of any material default or event that (with due notice or lapse of time or both) would constitute a material default by any of the Acquired Companies under any Tenant Lease (other than a Material Tenant Lease), other than defaults that have been cured or waived in writing. The Company has made available to Parent true, correct and complete copies of each Material Tenant Lease listed on Section 3.13(c) of the Company Disclosure Schedules, together with all material amendments thereto.

(d)    Section 3.13(d) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases of tangible assets and other personal property of any of the Acquired Companies as of the date hereof that involved annual payments in excess of $500,000 during the fiscal year ended December 31, 2019 (the “Personal Property Leases”). The Acquired Companies have good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary for the Acquired Companies to conduct the business of the Acquired Companies as it is conducted on the date hereof, in each case, free and clear of all Liens (other than Permitted Liens).

(e)    Except for routine and customary maintenance and repair work at the Real Property and except as contemplated by the Capital Expenditure Plan, no Acquired Company has contracted for the furnishing of any material labor or materials to any Real Property which will not be paid for in full prior to the Closing Date.

(f)    The representations and warranties set forth on Section 3.13(f) of the Company Disclosure Schedules relating to the Real Property are true and correct in all material respects.

3.14    Benefit Matters.

(a)    Section 3.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other material employee benefit plan, including any material stock purchase, stock option, severance, change-in-control, bonus, incentive compensation, deferred compensation, pension, welfare benefit or vacation plan that is sponsored, maintained or contributed to by any Acquired Company (all such plans, programs and agreements, collectively, the “Company Plans”).

(b)    With respect to each Company Plan, the Company has provided or made available to Parent a copy of such Company Plan (or, in the case of a Company Plan that is an individual agreement, a representative form of such agreement) or a summary of the material terms and conditions thereof, and, to the extent such a document exists, a true and complete copy of (where applicable) (i) any material amendment to a Company Plan, (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if such report was required), (iii) the most recent summary plan description for each Company Plan for which summary plan description is required by Law, including any summary of material modifications thereto, and (iv) each trust agreement and insurance or group annuity Contract relating to any Company Plan, including any amendments thereto.

(c)    Except as set forth on Section 3.14(c) of the Company Disclosure Schedules, each Company Plan has been, in all material respects, established and administered in accordance with its terms and in compliance with applicable Law. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received an IRS determination letter or is the subject of an IRS opinion or advisory letter and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to result in any such Company Plan not being so qualified.

(d)    No Company Plan is or is intended to be (i) subject to Title IV of ERISA, including a “pension plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). No Acquired Company otherwise has any liability under Title IV of ERISA.

(e)    Except as set forth on Section 3.14(e) of the Company Disclosure Schedules, each Company Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws. The Company and its Subsidiaries, as the case may be, have made all contributions and paid all premiums in respect of each Company Plan in a timely fashion in accordance with the terms of each Company Plan and all applicable Laws. As of the date hereof, there are no pending Actions that have been asserted or instituted with respect to any Company Plan other than routine claims for benefits, and, to the Company’s Knowledge, no such Action has been formally threatened in writing.

(f)    Except as set forth on Section 3.14(f) of the Company Disclosure Schedules or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions will (i) result in any compensation becoming due to any current or former Employee, including any payments that would reasonably be expected to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), (ii) increase any payments or benefits payable under any Company Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan. No Acquired Company has any obligation (including, indirectly, by way of indemnification) to make any Tax gross-up payments, as a result of the interest and penalty provisions of Section 4999 of the Code, to any individual.

(g)    Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in good faith compliance with Section 409A of the Code and associated IRS and Treasury Department guidance, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax set forth under Section 409A(a)(1)(B) of the Code.

3.15    Environmental Matters. The Company has used commercially reasonable efforts to provide to Parent true, complete and accurate copies of all Phase I Environmental Site Assessments in the possession of the Company or the other Acquired Companies obtained during the Lookback Period concerning the environmental condition of the Real Property. Except as set forth on Section 3.15 of the Company Disclosure Schedules and except for such matters that, individually or in the aggregate, would not, or would not reasonably be expected to, result in material liability to the Acquired Companies, (a) the Acquired Companies are, and have been during the Lookback Period, in compliance with all applicable Environmental Laws; (b) no Acquired Company has received any written notice from any Governmental Entity requesting information or asserting liability arising from or relating to the presence, production, transportation, importation, use, treatment, handling, storage, discharge, emission, Release or disposal of any Hazardous Substances; (c) no Governmental Entity has commenced or, to the Company’s Knowledge, formally threatened in writing to commence, any Environmental Claim against any Acquired Company in connection with any asserted liability under Environmental Laws in connection with the conduct of the business by the Acquired Companies; and (d) there has been no Release of Hazardous Substances, other than in accordance with Environmental Laws, by any Acquired Company, or, to the Company’s Knowledge, by any other party, at any Real Property currently or formerly owned or operated (including as lessee) by any Acquired Company, including, to the Company’s Knowledge, at any off-site disposal locations presently or formerly used by any Acquired Company.

3.16    Taxes. Except as set forth on Section 3.16 of the Company Disclosure Schedules:

(a)    Each Acquired Company has timely filed all Tax Returns required to be filed by it (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b)    All Taxes required to be paid by the Acquired Companies have been fully and timely paid.

(c)    No Acquired Company is currently the subject of an audit or other examination relating to Taxes, no Acquired Company has received written notice from any Governmental Entity that an audit or examination will be initiated or is pending and, to the Company’s Knowledge, no threatened audit or examination exists.

(d)    No Acquired Company is a party to or bound by, or has any obligation under, any Tax allocation, indemnity or sharing agreement or similar Contract or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing.

(e)    There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of any Acquired Company.

(f)    Each Acquired Company is, and since its formation or acquisition by the Company has always been, treated for United States federal income tax purposes, as well as state and local income tax purposes, as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected. No Acquired Company has any liability for Taxes of any Person as a transferee or successor, by contract, or otherwise. No Acquired Company has been a member of an affiliated, consolidated, combined, unitary or similar group for any federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company).

(g)    With respect to any and all Taxes of any Acquired Company for all Pre-Closing Tax Periods and all Straddle Periods not yet due and payable as of, or prior to, the Closing Date, the Company has established, in accordance with GAAP, adequate reserves on its books and financial records for the payment of such Taxes. The Acquired Companies have timely complied with all information reporting or backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(h)    No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request for any such waiver or extension is currently pending.

(i)    No Acquired Company has any income or non-income Tax nexus in any state other than the state (or states) in which the Acquired Company has filed a Tax Return

(j)    No Acquired Company owns any assets subject to the “anti-churning rules” of Section 197(f)(9) of the Code.

(k)    No written claim in respect of any Acquired Company has ever been made by a Governmental Entity in a jurisdiction in which it has never filed a Tax Return that it is or may be subject to taxation by that jurisdiction.

(l)    No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to any Acquired Company.

(m)    No Acquired Company has participated in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4 (or a transaction under any similar provision of state, local, or foreign Laws).

(n)    None of the Acquired Companies are required to include in a Straddle Period or in a Post-Closing Tax Period taxable income attributable to income that accrued in a Pre-Closing Tax Period that was not recognized in a Pre-Closing Tax Period or any material deduction that was accelerated to a Pre-Closing Tax Period, including as a result of an installment method of accounting long term contracts or any like kind exchange under Section 1031 of the Code or as a result of the application of Section 951 of the Code or Section 951A of the Code.

(o)    No Acquired Company has any agreement to make, and no Acquired Company is required to make, any adjustment (i) under Section 481(a) of the Code (or any similar provision of applicable state, local or foreign Law) by reason of a change in accounting method or otherwise, or (ii) as a result of the use of an impermissible accounting method, and the IRS has not proposed any such adjustment or change in accounting method. No Acquired Company has entered into a “closing agreement” under Section 7121 of the Code or any similar provision under state or local Laws.

(p)    Each Acquired Company has, within the meaning of Section 6662(d)(2)(B)(ii)(I) of the Code, adequately disclosed on its respective Tax Returns the relevant facts affecting any item or position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code) did not exist at the time the Tax Return was filed. The Acquired Companies have not reflected on any Tax Return any item the Tax treatment for which there was no “reasonable basis” (within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code). All state filing methodologies of the Companies are accurate.

(q)    The Acquired Companies have not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns. No Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(r)    Each Acquired Company has properly collected and remitted sales Taxes, use Taxes, surtaxes and similar Taxes with respect to sales made to its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made without charging or remitting sales Taxes, use Taxes, surtaxes or similar Taxes that qualify such sales as exempt from sales Taxes, use Taxes, surtaxes and similar Taxes.

3.17    Labor Matters.

(a)    During the Lookback Period, (i) none of the Acquired Companies have experienced or been affected by any work stoppage, labor strike, lockout, work slowdown, picketing, handbilling, material grievance, material labor or employment arbitration, or other material labor dispute, disruption or claim of unfair labor practices and, to the Company’s

Knowledge, none is threatened; (ii) no labor union, works council, other labor organization, or group of Employees has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (iii) to the Company’s Knowledge, there have been no labor organizing activities with respect to any Employees.

(b)    Except for such matters that, individually or in the aggregate, would not, or would not reasonably be expected to, result in material liability to the Acquired Companies, the Acquired Companies (i) are in compliance with all applicable Laws respecting labor, employment and practices, including, without limitation, all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs including the WARN Act, workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance, and (ii) have not engaged in any unfair labor practice during the Lookback Period.

(c)    There is no, and during the Lookback Period there has been no, material unfair labor practice charge or complaint against any Acquired Company pending before the National Labor Relations Board or any similar state agency. There are no Actions against any Acquired Company concerning workman’s compensation, alleged employment discrimination or other employment related matters or breach of any employment-related Law or Contract pending or, to the Company’s Knowledge, threatened before any Governmental Entity and to the Company’s Knowledge, no employee or agent of any Acquired Company has committed any act or omission giving rise to liability for any such violation or breach, except, in each case, for such matters that, individually or in the aggregate, would not, or would not reasonably be expected to, result in material liability to the Acquired Companies.

(d)    (i) None of the Acquired Companies is a party to or bound by any collective bargaining agreements (“CBAs”); (ii) there are no CBAs or any other labor-related agreements or arrangements that pertain to any Employees; and (iii) to the Company’s Knowledge, no Employees are represented by any labor union, works council, or other labor organization with respect to their employment with an Acquired Company.

(e)    No Acquired Company has any liability, other than liability for payment of current amounts, for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Law, Contract or company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(f)    The Acquired Companies have conducted commercially reasonable investigations or inquiries with respect to any credible allegations of harassment or discrimination, on the basis of any protected trait under state or federal Laws, reported to the Acquired Companies during the Lookback Period, and the Company does not reasonably expect to incur any liability with respect to any such allegations.

(g)    To the Company’s Knowledge, no Person is in violation or breach, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to any Acquired Company or (ii) to any third party with respect to such Person’s right to be employed or engaged by any Acquired Company.

3.18    Brokers and Finders. Except as set forth on Section 3.18 of the Company Disclosure Schedules, no Acquired Company has, directly or indirectly, entered into any agreement with any Person that would obligate any Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.19    Bank Accounts. Section 3.19 of the Company Disclosure Schedules sets forth a true, correct and complete list of the names and locations of all banks in which any Acquired Company has depository bank accounts, safe deposit boxes or trusts and the account numbers of such accounts. No Person that is not an Employee is authorized to draw on such accounts or otherwise has access thereto.

3.20    Transactions with Affiliates. Except (a) as set forth on Section 3.20 of the Company Disclosure Schedules, no manager, director, officer, Security Holder or other Affiliate of any of the Acquired Companies (other than any other Acquired Company) is party to (i) any Contract with any Acquired Company; (ii) any Real Property Lease; or (iii) any Contract with any Acquired Company pursuant to which it provides goods or services to such Acquired Company (any Contract referred to in clauses (i)-(iii), a “Related Party Contract”); provided, that “Related Party Contract” shall not include (A) any Organizational Document of any Acquired Company, (B) any Contract between the Company, on the one hand, and any Subsidiary of the Company, on the other hand, (C) any Contract relating to employment or the issuance or grant of Equity Securities of the Acquired Companies, and (D) any Contract between Subsidiaries of the Company.

3.21    Certain Payments. No Acquired Company has taken any action, including making any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, that would constitute a violation in any material respect by such Acquired Company of any Law to (a) obtain favorable treatment in securing business, (b) pay for favorable treatment for business secured, or (c) obtain special concessions, in each case, for or in respect of any Acquired Company, including the Foreign Corrupt Practices Act of 1977 (collectively, “Anti-Corruption Laws”). No Acquired Company, nor, to the Company’s Knowledge, any of their officers, members, stockholders, managers, directors, or agents has made, promised to make, or caused to be made any payments for or on behalf of an Acquired Company (i) to or for the use or benefit of any government official; (ii) to any other Person, either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for payments previously made, to any government official; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, in each of clauses (i), (ii) and (iii), the payment of which would violate applicable Anti-Corruption Laws.

3.22    Data Privacy. During the Lookback Period, each Acquired Company has: (a) processed personally identifiable information belonging to a third party (“Personal Data”), in material compliance with applicable Laws; (b) obtained all necessary consents of the data subjects from whom such Acquired Company collects Personal Data (the “Data Subjects”) in a manner appropriate for each jurisdiction that requires such consent for the processing of that data in the manner it was and is now processed; (c) complied in all material respects with the applicable privacy policies, privacy notices, and agreements related to the collection and usage of Personal Data; and (d) taken reasonable steps to ensure that any third parties responsible for processing Personal Data have implemented appropriate technical and organizational measures. During the Lookback Period, no Acquired Company has, to the Company’s Knowledge, (i) had a material information security breach, data breach, or loss of or unauthorized access to the Personal Data of any Data Subject; or (ii) experienced any material unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control or made or been required to make any disclosure or notification under any privacy or data protection Laws applicable to it or to its businesses in all pertinent jurisdictions.

3.23    No Other Representations or Warranties.

(a)    Except for the representations and warranties contained in this Article III, no Acquired Company nor any other Person on behalf of the Acquired Companies makes any other express or implied representation or warranty with respect to the Acquired Companies or with respect to any other information provided to Parent or its Representatives, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Acquired Companies, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Acquired Companies furnished to the Parent Parties or their Representatives or made available to the Parent Parties and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and no Affiliate or Representative of the Acquired Companies has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and the Acquired Companies disclaim any other representations or warranties, whether made by any Acquired Company or any of their respective Affiliates or Representatives. No Acquired Company nor any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

(b)    Other than the specific representations and warranties expressly set forth in Article IV, the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent Parties and their Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any liability for reliance on, any such other representation or warranty made by any Person. The Company specifically waives any obligation or duty by any Parent Party or any of their Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article IV and disclaims reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby jointly and severally represent and warrant to the Company as follows as of the date hereof:

4.1    Organization, Good Standing and Other Matters. Each Parent Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own its properties and to carry on its business as now being conducted. Each Parent Party is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the Transactions.

4.2    Authorization. The execution, delivery, and performance by each Parent Party of this Agreement and the consummation of the Transactions (a) are within each Parent Party’s entity powers and (b) have been duly authorized by all necessary entity action on the part of each Parent Party.

4.3    Enforceability. This Agreement has been duly executed and delivered by each Parent Party and constitutes a valid and legally binding obligation of each Parent Party, enforceable against each Parent Party, respectively, in accordance with its terms, except for the Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.4    No Conflict: Required Filings and Consent. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Entity, (b) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (c) such filings as may be required in connection with the Transfer Taxes described in Section 7.4(b) and (d) as otherwise set forth on Section 4.4 of the Parent Disclosure Schedules, the execution and delivery of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any Parent Party in connection with the Transactions and the consummation of the Transactions by each Parent Party will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Entity or any stock market or stock exchange on which capital stock of Parent is listed for trading on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of any Parent Party to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.5    Capitalization.

(a)    The authorized capital stock of Parent consists of (i) 180,000,000 shares of common stock, $0.01 par value per share (“Parent Common Stock”) and (ii) 20,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock” and, together with the Parent Common Stock, “Parent Shares”). At the close of business on September 25, 2020, (A) 98,279,960 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding and (C) 993,566 shares of Parent Common Stock were reserved for issuance in respect of outstanding stock based awards and other incentive plans. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid and nonassessable, and no class or series of capital stock of Parent is entitled to preemptive rights. Except as set forth in the SEC Documents, there are no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Equity Securities of Parent.

(b)    At the close of business on September 25, 2020, the issued and outstanding Equity Securities of SCOLP consisted of: (i) 2,472,693 Common OP Units, (ii) 1,283,819 Preferred OP Units (also referred to as “Aspen preferred OP units”), (iii) 298,620 Series A-1 preferred OP units, (iv) 308,939 Series C preferred OP units, (v) 488,958 Series D preferred OP units, (vi) 90,000 Series E preferred OP units, (vii) 90,000 Series F preferred OP units and (viii) 40,268 Series A-3 preferred OP units. All of the outstanding Equity Securities of SCOLP have been duly authorized and validly issued, and no class or series of Equity Securities of SCOLP is entitled to preemptive rights. Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, Equity Securities of SCOLP.

(c)    As of the date hereof, all of the membership interests of Merger Sub (the “Merger Sub Interests”) are issued and outstanding. All outstanding Merger Sub Interests have been duly authorized and validly issued and are not subject to preemptive rights.

(d)    Assuming the accuracy of the representations and warranties of the Electing Security Holders in the Investor Letter and Questionnaires, the issuance of the SCOLP Units in accordance with this Agreement will be exempt from registration or qualification under the Securities Act and applicable state securities Laws.

(e)    The descriptions of the authorized capital stock of Parent and the authorized Equity Securities of SCOLP, including the number of authorized and outstanding shares of each class of Parent’s capital stock and each class of SCOLP’s Equity Securities and the rights and preferences of each such class of capital stock and Equity Securities, in each case, as described in each Public Filing, was accurate as of the date of each such Public Filing.

(f)    Upon the Closing, the issuance of the SCOLP Units to the Electing Security Holders will have been duly authorized and, when issued and delivered and paid for as provided herein, will be validly issued and free of any preemptive rights and free and clear of any Liens other than transfer restrictions under applicable securities Laws and the Organizational Documents of Parent and SCOLP, as applicable.

(g)    No Subsidiary of Parent, including SCOLP and the Merger Sub, is currently prohibited, directly or indirectly, from paying any dividends or distributions to Parent, from making any other distribution on such Subsidiary’s capital stock or equity interests, from repaying to Parent any loans or advances to such Subsidiary from Parent or from transferring any of such Subsidiary’s property or assets to Parent or any other Subsidiary of Parent, except as described in or contemplated by the SEC Documents.

(h)    All dividends made by Parent to holders of its capital stock have been made in compliance with the applicable rules and regulations of the Maryland General Corporation Law (the “MGCL”). All distributions made by Parent’s Subsidiaries, including SCOLP, have been made in compliance with the applicable rules and regulations of the Michigan Revised Uniform Limited Partnership Act, to the extent applicable.

4.6    Public Filings and Related Matters.

(a)    Parent has made available to the Company (by public filing with the SEC or otherwise) a true and complete copy of each Public Filing filed by Parent, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in each case since January 1, 2018 (collectively, the “SEC Documents”). The SEC Documents were filed with or furnished to the SEC in a timely manner and constitute all reports, forms, schedules, documents, prospectuses, registration statements and definitive proxy statements required to be filed or furnished by Parent under the Securities Act, the Securities Exchange Act, and the rules and regulations promulgated thereunder since January 1, 2018. As of their respective dates, or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents and (ii) none of the SEC Documents contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, (A) the SEC Documents will comply in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents and (B) none of the SEC Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of Parent and its Affiliates included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent for the periods presented therein. No Parent Party has any off-balance sheet arrangements that are not disclosed in the SEC Documents.

(c)    Except as and to the extent set forth in the SEC Documents, no Parent Party has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of each Parent Party’s business.

(d)    Parent and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Securities Exchange Act) and such disclosure controls and procedures are effective to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Securities Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for Parent and its Subsidiaries.

(e)    Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

4.7    Brokers and Finders. Except as set forth on Section 4.7 of the Parent Disclosure Schedules, no Parent Party or their respective Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate any Security Holder or any Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8    Financial Ability. At the Closing, the Parent Parties shall have sufficient cash on hand or other sources of immediately available funds to enable it to pay the aggregate Closing Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement)

and any other amounts required to be paid by the Parent Parties in connection with the consummation of the Transactions (including, for the avoidance of doubt, any obligations of the Acquired Companies which become due or payable by the Company or any of its Subsidiaries in connection with, or as a result of, this Agreement), and to pay all related fees and expenses of the Parent Parties and the Acquired Companies. Notwithstanding anything to the contrary, each Parent Party affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent, SCOLP or any of their Affiliates (or the Surviving Company) obtain financing for or related to any of the Transactions.

4.9    Solvency. No Parent Party is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company set forth herein and the performance by the Company of its obligations hereunder in all material respects, the Company will be Solvent.

4.10    Activities of Merger Sub. SCOLP owns beneficially and of record all of the outstanding equity interests of Merger Sub, free and clear of any and all Liens, other than Liens resulting from this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

4.11    R&W Policy. Attached hereto as Exhibit F is a true, correct and complete copy of (a) the binder agreement for the R&W Policy, (b) the form of the R&W Policy attached to such binder agreement and (c) the no claims declaration delivered in connection with the inception of the R&W Policy. The binder agreement for the R&W Policy is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent, and to Parent’s Knowledge, the insurer(s) party thereto, except as enforcement may be limited by the Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.12    Litigation. There is no Action pending or formally threatened in writing against any Parent Party or involving any of their properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of any Parent Party to perform its obligations under this Agreement or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

4.13    Taxes.

(a)    Parent and each of its Subsidiaries has timely filed all income and other material Tax Returns required to be filed by it (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b)    All income and other material Taxes required to be paid by Parent and each of its Subsidiaries have been fully and timely paid.

(c)    Neither Parent nor any of its Subsidiaries are currently the subject of an audit or other examination relating to a material amount of Taxes, neither Parent nor any of its Subsidiaries have received written notice from any Governmental Entity that an audit or examination will be initiated or is pending and, to Parent’s Knowledge, no threatened audit or examination exists.

(d)    Neither Parent nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax allocation, indemnity or sharing agreement or similar Contract or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing.

(e)    There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of any Parent or any of its Subsidiaries.

(f)    Each Subsidiary of Parent that is a partnership, joint venture or limited liability company and that has not elected to be a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) has been since its formation or acquisition by Parent treated for United States federal income tax purposes as a partnership, disregarded entity, or “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”), as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(g)    Parent and each of its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)    Neither Parent nor has any of its Subsidiaries, waived any statute of limitations in respect of income or other material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request for any such waiver or extension is currently pending.

(i)    Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4 (or a transaction under any similar provision of state, local, or foreign Laws).

(j)    Since its inception, Parent and its Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) neither Parent nor any of its Subsidiaries has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to Parent’s Knowledge no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Parent or any of its Subsidiaries.

(k)    Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l)    Parent (i) for all taxable years commencing with Parent’s year ending December 31, 1993 and through December 31, 2019, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other governmental authority to its status as a REIT, and no such challenge is pending or threatened, to Parent’s Knowledge. No Subsidiary of Parent is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Parent’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Parent’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Parent’s net capital gain for such year.

4.14    No Other Representations or Warranties.

(a)    Except for the representations and warranties contained in this Article IV, no Parent Party, nor any other Person on behalf of any Parent Party, makes any other express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Acquired Companies or their Representatives, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Parent Parties, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Parent Parties furnished to the Company or its Representatives or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations, through the SEC’s Edgar website, or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and no Affiliate or Representative of the Parent Parties has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and the Parent Parties disclaim any other representations or warranties, whether made by the Parent Parties or any of their respective Affiliates or Representatives. No Parent Party nor any other Person will have or be subject to any liability to an Acquired Company or any other Person resulting from the distribution to the Acquired Companies or the Acquired Companies’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Acquired Companies or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

(b)    Other than the specific representations and warranties expressly set forth in Article III, the Parent Parties specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Acquired Companies and their Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any liability for reliance on, any such other representation or warranty made by any Person. The Parent Parties specifically waive any obligation or duty by any Acquired Company or any of their Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article III and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article III.

ARTICLE V

COVENANTS OF THE COMPANY AND SECURITY HOLDERS

5.1    Conduct of Business. Except (w) as set forth on Section 5.1 of the Company Disclosure Schedules, (x) as contemplated by this Agreement (including any actions taken in connection with the Restructuring, obtaining the Delayed Consents or the amendment of the Credit Agreement in connection with the Transactions) or as Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (y) as is otherwise permitted, contemplated or required by this Agreement or by applicable Laws, from the date hereof through the earlier of the Closing or the termination of this Agreement, the Company shall, and shall cause each other Acquired Company to:

(a)    conduct its business in the ordinary course of business consistent with past practice in all material respects (which, for the avoidance of doubt, may include completion of any Pipeline Acquisitions and preservation of current relationships with their customers, suppliers and other key Persons with which they have had material business relationships); provided, however, that, notwithstanding the foregoing, the Acquired Companies may use all of their available cash to repay any Indebtedness;

(b)    not declare or pay any cash dividends or distributions other than Tax distributions in accordance with the Company Operating Agreement or other distributions in the ordinary course of business consistent with past practice;

(c)    not sell, lease, transfer, or assign any of its material tangible assets, other than in the ordinary course of business consistent with past practice;

(d)    not cancel, compromise, waive, or release any material right, other than in the ordinary course of business consistent with past practice;

(e)    not grant any material license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;

(f)    not incur or guaranty any material Indebtedness (other than to fund working capital for ordinary course of business payables or for draws under the Credit Agreement in connection with the consummation of the Pipeline Acquisitions);

(g)    not make or authorize any material change in any Organizational Document of any of Acquired Company;

(h)    not issue, sell, or otherwise dispose of any of its Equity Securities, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities (other than (i) grants of incentive equity to Employees in the ordinary course of business consistent with past practice or (ii) the issuance of Class A Units to the applicable sellers pursuant to the Pipeline Acquisitions; provided that the Company shall promptly provide written notice to Parent of any such issuance of Class A Units);

(i)    not (i) make any material increase in the base cash compensation of any Employees, except in the ordinary course of business consistent with past practice or to restore such compensation to previous levels after reductions related to COVID-19, or (ii) adopt any material Company Plan or modify any material Company Plan in any material respect, in each case, except as may be required by any Law or Contract;

(j)    not take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any Subsidiary of the Company to cease to be treated as a partnership or disregarded entity for federal income tax purposes;

(k)    not terminate (other than upon any expiration of the term of any Material Contract or Real Property Lease or any extensions granted to any Acquired Company in the ordinary course of business consistent with past practice), materially amend, materially modify, accelerate, renew, grant a waiver of any material rights or material obligation under, any Material Contract (including the Credit Agreement) or Real Property Lease or enter into any Contract that would be a Material Contract or Real Property Lease if such Contract was in effect on the date hereof, in each case, other than in the ordinary course of business consistent with past practice or pursuant to Section 2.13(b) and except for in connection with Pipeline Acquisitions;

(l)    not make any loans or advances of money or other property to any Person, other than intercompany loans solely among the Acquired Companies, in excess of $500,000, other than in the ordinary course of business consistent with past practice;

(m)    not acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any properties or assets (other than the Pipeline Acquisitions or capital expenditures that are contemplated by the Capital Expenditure Plan) for consideration in excess of $500,000; provided that the Company shall deliver prompt written notice to Parent of any acquisition of real property or a business for consideration in the amount of $500,000 or less;

(n)    not change any of its accounting methods, practices, principles or procedures (except as required by Law or GAAP);

(o)    not enter into any new line of business or abandon or discontinue any material existing line of business;

(p)    except for in connection with Pipeline Acquisitions or capital expenditures that are contemplated by the Capital Expenditure Plan, not authorize, or make any commitment with respect to, any capital expenditure in an amount greater than $500,000 in the aggregate;

(q)    not settle, pay, discharge, satisfy or compromise any pending or threatened Action involving any Acquired Company, other than with respect to claims solely seeking monetary damages that are reasonably expected to be covered by insurance or in an amount not to exceed $1,000,000 per claim or $3,000,000 in the aggregate (in each case, net of any amount covered by insurance);

(r)    not request a Tax ruling, change any method of Tax accounting or method of reporting income or deductions for Tax or accounting purposes, make, change or rescind any Tax election, amend any material Tax Return, or settle or compromise any material Tax liability audit, claim or assessment, enter into any closing agreement related to material Taxes, waive or extend the statute of limitations in respect of any material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or knowingly surrender any right to claim any material Tax refund;

(s)    not initiate or consent to any material zoning reclassification of any Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Real Property;

(t)    use its commercially reasonable efforts to maintain in full force and effect the Insurance Policies or, if coverage under such Insurance Policies terminates or otherwise lapses, to replace such Insurance Policies with substantially similar policies;

(u)    not abandon, dedicate to the public, sell, assign or encumber any material Owned Intellectual Property except as required by the Credit Agreement or to the extent that such material Owned Intellectual Property is no longer commercially reasonable to maintain;

(v)    except for in connection with Pipeline Acquisitions, not enter into any Contract for a lease that should be recorded as a capital lease in accordance with GAAP (other than with respect to personal property in an amount not to exceed $1,000,000 per year in the aggregate);

(w)    not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under any similar Law; and

(x)    not legally obligate itself to do any of the actions described in the foregoing clauses (b) through (w).

Notwithstanding anything herein to the contrary, from and after the Closing until the Reference Time, the Parent Parties shall not, and shall cause the Acquired Companies not to, (i) remove from any Acquired Company any cash or cash equivalents of such Acquired Company (including by means of declaring, setting aside or paying any cash dividends or cash distributions) or (ii) incur or guaranty any Indebtedness of any Acquired Company.

5.2    Credit Agreement and Financing Sources Cooperation.

(a)    Although Parent acknowledges and agrees that obtaining financing for or related to any of the Transactions is not a condition to Closing, prior to the Closing the Company shall, and shall use commercially reasonable efforts to cause each other Acquired Company to, use commercially reasonable efforts to provide such cooperation as is reasonably requested by Parent upon reasonable prior notice in connection with (x) the arrangement of the Debt Financing and (y) any amendments and/or modifications to the Credit Agreement (in contemplation of the Transactions), in each case, including to the extent reasonably requested by Parent (and, in the case of the Debt Financing, otherwise customary for financings of such type for companies of similar size and industry as the Company): (i) participating in a reasonable number of meetings and due diligence sessions with the (A) Financing Sources and (B) the lenders under the Credit Agreement, (ii) reasonably assisting Parent in the preparation of any documents necessary in connection with (A) the Debt Financing and (B) any amendments and/or modifications to the Credit Agreement, and other materials reasonably and customarily requested to be used in connection with obtaining the Debt Financing or any amendments or modifications to the existing Credit Agreement, (iii) providing reasonably promptly to Parent, the Financing Sources and the lenders under the Credit Agreement such financial and other information regarding such Acquired Company that is readily available or within such Acquired Company’s possession, in each case, as is reasonably requested in connection with (A) the Debt Financing or (B) amendments or modifications to the Credit Agreement, (iv) executing and delivering reasonable and customary certificates, management representation letters and other documentation required by (A) the Financing Sources or (B) the lenders party to the Credit Agreement and the definitive documentation related to the Debt Financing or Credit Agreement, subject to the occurrence of the Closing as applicable, (v) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any definitive documentation relating to the Debt Financing or the Credit Agreement that are under the control of the Company, and (vi) taking all reasonably requested formal corporate or similar actions, subject to the occurrence of the Closing.

(b)    Subject to applicable Law, prior to the Closing, the Company shall, and cause its Subsidiaries to, use their reasonable best efforts to provide all cooperation reasonably requested in writing by Parent in connection with enabling Parent and its Representatives to prepare financial statements in compliance with the requirements of Rules 3-05 and 3-14 of Regulation S-X or such other financial statements or information which Parent may reasonably request for use in a registered offering of equity by Parent (or an Affiliate) in connection with the Transactions and enable Parent’s accountants to audit such financial statements, including, if requested by Parent, using reasonable best efforts to (i) provide a customary representation letter in such form as is reasonably required by Parent’s accountants, as applicable, with such facts and assumptions as reasonably determined by such accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Company’s financial reporting, as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards

Divisions of the American Institute of Public Accountants in order to enable an independent public accountant to render an opinion on such financial statements, (ii) cause the auditor of the Company’s financial statements to provide its consent to the inclusion of such report, without exception or qualification, with respect to the Audited Financial Statements, and (iii) to provide to Parent and its underwriters appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters. In addition, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each other Acquired Company to, provide such cooperation as is reasonably requested by Parent upon reasonable prior notice in connection with a registered equity offering, including to the extent reasonably requested by Parent: (A) participating in a reasonable number of “road show” meetings with potential investors, (B) reasonably assisting Parent in the preparation of offering documents and other materials reasonably and customarily requested to be used in connection with such a registered equity offering. The Company shall be afforded an opportunity to review and comment on the offering documents and other materials as they relate to the Company, and Parent shall in good faith consider and incorporate any reasonable comments made by the Company to such draft offering documents and other materials.

(c)    Notwithstanding anything to the contrary in this Agreement, no Acquired Company or any officer or Employee, shall be required to (i) provide or prepare, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (ii) pay any commitment or other similar fee, (iii) provide Regulation S-X compliant financial statements (subject to the cooperation covenants provided in Section 5.2(b)), (iv) incur any liability of any kind (or cause their Representatives to incur any liability of any kind) prior to the Closing, (v) enter into any agreement or commitment in connection with the amendment and/or modification of the Credit Agreement and/or any Debt Financing which would be effective prior to the Closing (other than, in the case of any Debt Financing, customary authorization letters with regard to the information provided by or on behalf of any Acquired Company included therein and responses to customary “know-your-customer” information requests), (vi) provide any certificate, comfort letter or opinion of any of its Representatives other than (A) as expressly provided in Section 5.2(b), (B) customary authorization letters with regard to the information provided by or on behalf of any Acquired Company included in any marketing materials for any Debt Financing, (C) responses to “know-your-customer” information requests and (D) with respect to the Debt Financing, those which only become effective after the Closing, (vii) provide access to or disclose any information to Parent or its Representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law or Contract, (viii) provide and solvency certificate or (ix) take any action that would (A) unreasonably interfere with the day-to-day operations of such Acquired Company, (B) cause any representation, warranty, covenant or agreement in this Agreement or any Ancillary Document to be breached, (C) cause any Acquired Company or any director, manager, officer or Employee to incur any personal liability, (D) conflict with the Organizational Documents of any Acquired Company or any Law, (E) result in the contravention of, a violation or breach of, or a default under, any Contract, (F) change any fiscal period, or (G) authorize any corporate or similar action prior to the Closing (or cause any person who is not continuing in his/her role on any governing body of any Acquired Company) to adopt or consent to any such action. Any information memoranda, lender presentation or other similar marketing document required in relation to the Debt Financing will contain disclosure reflecting Parent as the borrower and the Company and any other Acquired Company as obligor solely following the Closing.

(d)    Notwithstanding anything to the contrary contained herein, the Acquired Companies will be deemed to be in compliance with this Section 5.2 for all purposes hereunder, and Parent shall not allege that any Acquired Company is not or has not been in compliance with this Section 5.2 for any purpose hereunder, unless Parent provides prompt written notice of the alleged failure to comply, specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 5.2, which failure to comply has not been cured on or prior to the Outside Date.

5.3    Information Statement. The Company shall use its commercially reasonable efforts to deliver to each Security Holder reasonably in advance of the Election Deadline an information statement (the “Information Statement”) in accordance with any requirements of the Organizational Documents of the Company or applicable Law describing the transaction contemplated by this Agreement in reasonable detail and information relating to the business, finances and operations of Parent and to the offer and sale of the SCOLP Units to the Electing Security Holders which Parent shall determine; provided that no later than five Business Days prior to the delivery of the Information Statement to the Security Holders, Parent shall be afforded an opportunity to review and comment on the draft Information Statement, and thereafter Parent and the Company shall use commercially reasonable efforts to agree on a final form of the Information Statement and shall in good faith consider and incorporate any reasonable comments made by the other party to such draft Information Statement. The Parent Parties shall be solely responsible for any information included or incorporated by reference in the Information Statement as to (a) the business, finances and operations of Parent and (b) the Public Filings, and the Company shall not have any liability for the Investor Letter and Questionnaire, the Registration Questionnaire or the Registration Rights Agreement.

5.4    Investor Letter and Questionnaire. As promptly as reasonably practicable, the Company shall provide on behalf of Parent, or assist Parent in providing, to each Security Holder the Investor Letter and Questionnaire and, as applicable, the Registration Questionnaire. The Company shall use its commercially reasonable efforts to request that each Electing Security Holder truthfully complete, execute, and deliver the Investor Letter and Questionnaire to Parent on or prior to two Business Days prior to the Closing Date. The execution and delivery of the Investor Letter and Questionnaire and the qualification of the Security Holder in accordance with the Investor Letter and Questionnaire shall be conditions precedent to a Security Holder receiving SCOLP Units.

5.5    Access to Information and Real Property.

(a)    Subject to the terms of the Confidentiality Agreement, at all times during the period commencing on the date hereof and terminating upon the earlier of Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.5, the Company shall, and shall cause its Subsidiaries to, (a) permit Parent and its Representatives to have reasonable access, upon reasonable notice and during normal business hours, to the Books and Records of the Acquired Companies and their respective businesses under the supervision of

Acquired Company personnel, (b) make reasonably available any executives and employees of the Acquired Companies, and (c) furnish to Parent such information and data, financial records and other documents in its possession relating to the Acquired Companies and their respective businesses and assets, in each case, as Parent may reasonably request and which are reasonably necessary in connection with Parent’s due diligence investigation of the Acquired Companies and their respective businesses and assets; provided, however, that (i) all requests by Parent shall be made through such Person or Persons as the Company may designate from time to time, (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Acquired Companies, (iii) nothing in this Section 5.5(a) shall require any Acquired Company to furnish to Parent or provide Parent with access to information (A) to the extent related to the sale or divestiture process conducted by the Company and the Security Holders vis-à-vis any Person other than Parent and its Affiliates, (B) that is subject to an attorney-client or an attorney work-product privilege or (C) that legal counsel for any Acquired Company reasonably concludes may not be disclosed pursuant to applicable Law.

(b)    Without limiting the foregoing, subject to the terms of the Confidentiality Agreement, at all times during the period commencing on the date hereof and terminating upon the earlier of Closing, the termination of this Agreement pursuant to and in accordance with the terms of Section 8.5 or, with respect to any Delayed Consent Property, the date of transfer of the Delayed Consent Equity for such Delayed Consent Subsidiary in accordance with Section 2.13(d), the Company shall provide Parent and its consultants reasonable access to the Owned Real Property and, subject to any required lessor consent (which the Company shall use commercially reasonable efforts to obtain), provide Parent and its consultants access to the Leased Real Property, in each case, to conduct a Phase I Environmental Site Assessment of the Real Property as has not been completed prior to the date hereof and that Parent may reasonably request; provided, however, that Parent shall not conduct any intrusive environmental investigation at any Real Property, including any sampling, testing or other intrusive indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments or ambient air or other media at or in connection with any such Real Property. Such access to the Real Property shall be scheduled with the cooperation of the Company. All such investigations shall be at Parent’s cost and expense. For the avoidance of doubt, Parent’s satisfaction with the results of such investigations shall not be a closing condition.

5.6    Company Permits. Prior to Closing, the Company shall use commercially reasonable efforts to obtain all consents, waivers and approvals from any Governmental Entity required under each Company Permit in connection with the Transactions, except those consents, waivers and approvals which, if not obtained, would not, or would not reasonably be expected to, result in material liability to the Acquired Companies or materially and adversely affect the operation of the applicable Owned Real Property or Leased Real Property, as the case may be. All such consents, waivers and approvals shall be delivered to the Parent Parties as and when obtained.

5.7    Lessor Consents. Prior to Closing, the Company shall use commercially reasonable efforts to obtain all consents, waivers and approvals from the lessors under each Real Property Lease listed on Section 3.4 of the Company Disclosure Schedules in connection with the Transactions, and copies thereof shall be delivered to the Parent Parties as and when obtained. The Parent Parties shall cooperate with the Company in executing any additional instruments reasonably requested by the Company necessary to obtain any such consent, waiver or approval and shall provide such information or documentation as may be requested by the lessor of the applicable Real Property in connection with considering the request for consent, waiver or approval. The Company shall not be required to compensate any Person, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person, with respect to obtaining any such consent, waiver or approval in connection with the Transactions; provided, that the Company may agree to such (a) financial changes, amendments or concessions as it deems necessary to obtain the consent of, or waiver of any right of first refusal by, the applicable lessor in connection with the Transactions if the Base Purchase Price is reduced by an amount equal to the financial impact of such changes, amendments or concessions, as determined in a manner consistent with the determination of Attributable Property Value Adjustment Amounts as set forth in Section 1.1(b) of the Company Disclosure Schedules (it being agreed that, with respect to any Real Property underlying an Optional Delayed Consent Lease, any financial changes, amendments or concessions shall be borne by Parent and shall not reduce the Base Purchase Price but shall require the consent of Parent), and (b) non-financial changes or amendments to any Real Property Lease as it deems necessary to obtain the consent of, or waiver of any right of first refusal by, the applicable counterparty in connection with the Transactions, it being agreed that any such non-financial change or amendment that materially interferes with the ownership, use or operation of the applicable Real Property shall be subject to Parent’s approval and consent, not to be unreasonably withheld, conditioned or delayed (determined in the context of the materiality of the interference as applicable) (it being agreed that any non-financial changes or amendments that materially interfere with the ownership, use or operation of the Real Property underlying an Optional Delayed Consent Lease shall be subject to Parent’s approval and consent).

ARTICLE VI

COVENANTS OF THE PARENT PARTIES

6.1    Access to Books and Records. From and after the Closing until the six-year anniversary of the Closing Date, Parent and its Affiliates shall, and shall cause the Surviving Company to, grant Seller Representative and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the Books and Records of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date, with respect to any Tax audits, Tax Returns, governmental investigations or legal compliance or other legitimate business purpose or to verify any item or information relevant to this Agreement and the Transactions; provided, however, that (a) all requests for access shall be directed to such Person(s) as Parent may designate in writing from time to time, (b) such activities do not unreasonably interfere with the ongoing business or operations of the Acquired Companies, (c) such access or related activities would not cause a violation of any agreement to which any Acquired Company is a party, (d) nothing in this Section 6.1 shall require any Acquired Company or its Representatives to furnish to Seller Representative or provide Seller Representative with access to information that (i) is subject to an attorney-client or an attorney work-product privilege or (ii) legal counsel for the Surviving Company reasonably concludes may not be disclosed pursuant to applicable Law. For a period of six years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Parent shall, and shall cause its Affiliates (including the Acquired Companies) not to destroy, alter or otherwise dispose of any such Books and Records. On and after the end of such period, Parent shall, and shall cause its Affiliates to, provide Seller Representative with at least ten Business Days prior written notice before destroying, altering or otherwise disposing any such Books and Records, during which period Seller Representative may elect to take possession, at its own expense, of such Books and Records.

6.2    Communications Prior to Closing. Prior to the Closing, Parent and Parent’s Representatives may only contact and communicate with the employees, lenders, customers, service providers and suppliers of any Acquired Company in connection with the Transactions after prior consultation with, and written approval of, the Company.

6.3    R&W Policy. Following the date hereof, Parent shall take, and shall cause its Affiliates to take, all action necessary to obtain and bind the R&W Policy as of the Closing or, with respect to any Delayed Consent Subsidiary, any other date(s) mutually agreed by Parent and Seller Representative, which shall contain substantially the same terms and conditions as set forth in the R&W Policy attached hereto as Exhibit F. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its controlled Affiliates to provide, such cooperation as Parent shall reasonably request in connection with obtaining and binding the R&W Policy as of the Closing or the applicable agreed date(s). Following the Closing, Parent shall not, and shall cause its Affiliates (including, after the Closing, the Acquired Companies) not to, amend, restate, supplement, modify or alter the R&W Policy (or waive any terms thereof) in any manner that is adverse to or that results or could reasonably be expected to result in any incremental liability to any Security Holder or any of its equityholders, officers, directors, managers, employees, counsel, accountants, financial advisors and consultants and each of the heirs, executors, successors and permitted assigns of any of the foregoing without the prior written consent of Seller Representative; provided, that the R&W Policy, and any other representation and warranty insurance policy acquired or otherwise obtained by Parent or any of its Affiliates in connection with the Transactions, shall in all cases prohibit the insurer(s) thereunder or any other Person from subrogating or otherwise making or bringing, and shall require such insurer(s) to waive and not pursue, any claim against any Security Holder or any Affiliate of any Security Holder or any past, present or future equityholder, member, partner, director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions. Parent and the Company (as a Transaction Expense) shall each pay, or cause to be paid, one-half of all costs and expenses due at or prior to the Closing related to the R&W Policy to be issued as of the Closing, including the total premium, underwriting costs, brokerage commission for Parent’s broker, Taxes related to such R&W Policy and other fees and expenses of such policy, as and when due.

6.4    Confidentiality. Any information provided to or obtained by the Parent Parties or their Representatives, including pursuant to this Section 6.4, is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. The Parent Parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further liability or obligation thereunder except with respect to any confidential information provided to or obtained by the Parent Parties or their Representatives concerning the Security Holders, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality provisions of the Confidentiality Agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement.

6.5    Credit Agreement and Financing Cooperating Reimbursement and Indemnification. Parent shall, within ten days following written request by the Company, reimburse the Company for all reasonable third-party costs and expenses incurred by any Acquired Company in connection with any cooperation provided hereunder. Parent shall indemnify and hold harmless the Acquired Companies and their respective Affiliates from and against any and all liabilities or losses suffered or incurred by them in connection with the amendment and/or modification of the Credit Agreement and/or any Debt Financing and any information utilized in connection therewith (including any action taken in accordance with this Section 6.5) (other than historical information provided by the Acquired Companies). The obligations of Parent under this Section 6.5 shall survive the termination of this Agreement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

7.1    Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by any applicable Law, no party nor any of its respective Affiliates or Representatives shall, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Parent (in the case of Seller Representative, Sailor Newco or the Company) or the Company (in the case of the Parent Parties), as applicable; provided, however, that the Company and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement (including Section 7.2 and obtaining consents of lessors pursuant to the Real Property Leases) or any other agreement to which the Company or any of its Subsidiaries is a party. Except as provided in the preceding sentence, no party nor any of its respective Affiliates or Representatives shall, directly or indirectly, make any disclosure to any third parties concerning the Transactions (including the existence or terms thereof) without the prior written consent of Parent (in the case of Seller Representative, Sailor Newco or the Company) or the Company (in the case of the Parent Parties), as applicable; provided, however, that any party and its Affiliates may disclose such information (a) to its Representatives and members as is necessary in the ordinary course of business consistent with past practice (so long as such Person agrees to, or is bound by Contract to, keep the terms of this Agreement confidential), (b) in connection with enforcing its rights under this Agreement or the Ancillary Documents, (c) as required by Law (including to comply with any regulation promulgated by the U.S. Securities and Exchange Commission applicable to Parent), (d) in connection with the performance of such party’s obligations under this Agreement (including Section 7.2) or (e) to bona fide investors for fund raising, marketing or reporting purposes so long as such investors are bound by customary confidentiality arrangements covering such information. In the event any such public announcement, release or disclosure is required by any applicable Law (including to comply with any regulation promulgated by the U.S. Securities and Exchange Commission applicable to Parent) in the reasonable opinion of counsel, the party required to make such announcement, release or disclosure may do so as long as Parent and the Company consult prior to the making thereof and use their reasonable best efforts to agree upon a mutually satisfactory text.

7.2    Antitrust Approvals.

(a)    The Company and Parent shall as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) the notification and report form required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of the parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws. Parent and the Company (as a Transaction Expense) shall each be responsible for 50% of all filing fees payable in connection with such filings and for any local counsel fees.

(b)    The Company and Parent shall (and to the extent applicable, shall cause their respective Subsidiaries to) use their respective reasonable best efforts to obtain or take, as applicable, or cause to be obtained or taken, as applicable, as promptly as practicable but, in any event, no later than the Outside Date: (i) all necessary approvals under the HSR Act any other Antitrust Laws required in connection with this Agreement and the Transactions and (ii) all necessary actions or nonactions, waivers, consents, registrations, filings, approvals and authorizations from Governmental Entities, including all steps as may be necessary to avoid an Action by any Governmental Entity, including using reasonable best efforts in the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Neither the Company and its Affiliates nor any of their respective Affiliates shall be obligated to grant any consideration, or pay any fee or other similar payment, to any third Person from whom consent or approval is required or requested from or by such third Person in connection with the consummation of the Transactions in order to obtain any such consent or approval. Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by way of arrangement, amalgamation, merger or consolidation with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, arrangement, amalgamation, merger or consolidation would reasonably be expected to (A) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (C) delay the consummation of the Transactions.

(c)    Upon the terms and subject to the conditions herein provided and subject to the parties’ (and, to the extent applicable, their respective Subsidiaries’) obligations under applicable Law, none of the parties hereto shall (and such parties shall cause, to the extent applicable, their respective Affiliates not to) knowingly take, or cause to be taken, any action that would reasonably be expected to materially delay or prevent the satisfaction by the Outside Date of any condition set forth in Article VIII.

(d)    Each of the parties agrees to instruct their respective counsel to cooperate with the other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to promptly inform the other parties’ counsel of any substantive oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party shall independently participate in any substantive meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(e)    A party shall not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the Transactions, except upon the prior written consent of the other parties hereto, such consent not to be unreasonably withheld, conditioned or delayed.

7.3    Efforts to Close. Subject to the terms of this Agreement, and without limiting the obligations set forth in Section 7.2, each Parent Party and the Company shall use reasonable best efforts to cause the conditions to Closing to be satisfied and to cause the Closing to occur as soon as possible, including satisfying the conditions precedent set forth in Article VIII applicable to such party, and shall cooperate with the other parties in executing any additional instruments reasonably requested by another party (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purpose of this Agreement, including executing such additional documents and providing such information or documentation as may be requested by any party from whom any consent or waiver in connection with the Transactions is requested. The “best efforts” of the Company shall not require any Acquired Company, Security Holder or any of their respective Affiliates to provide financing to the Parent Parties or to compensate any Person, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person, in each case, for the consummation of the Transactions.

7.4    Tax Matters.

(a)    Intended Tax Treatment. The Security Holders, Seller Representative and Parent intend that the Merger shall be treated for U.S. federal income tax purposes in a manner consistent with Rev. Rul. 99-6, Situation 2, and that such transaction shall be treated as a sale and exchange of the Class A Units and Outstanding Class B Preferred Units under Section 741 of the Code with respect to the Security Holders and that, with respect to SCOLP, the Company shall be deemed to make a liquidating distribution of its assets to the Security Holders and SCOLP shall be deemed to acquire the assets in exchange for the Closing Merger Consideration. The

Transactions shall further result in a termination of the Company pursuant to Section 708(b)(1)(A) of the Code, causing the Company’s taxable year to close as of the Closing Date. The Security Holders and SCOLP further agree that the principles of this Section 7.4(a) shall apply to any jurisdiction which requires or permits (whether by election or otherwise) the purchase of the Class A Units and Outstanding Class B Preferred Units to be treated as a sale and exchange under Section 741 of the Code with respect to the Security Holders, and as a distribution of the Company’s assets to the Security Holders and the acquisition of such assets by SCOLP in exchange for the Closing Merger Consideration. Each party shall file all Tax Returns consistent with the intended treatment for Tax purposes under this Section 7.4(a) and shall not take any position inconsistent therewith.

(b)    Transfer Taxes. Transfer Taxes shall be paid 50% by Parent and 50% by the Company (as a Transaction Expense, other than with respect to Delayed Consent Properties, which Transfer Taxes shall be paid pursuant to the applicable Delayed Consent Subsidiary Purchase Agreement), and Parent shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Taxes and provide to the other party, upon request, evidence of such documentation.

(c)    Preparation of Tax Returns.

(i)    At its cost and expense, Seller Representative, with SCOLP’s cooperation, shall prepare, or cause to be prepared, all Tax Returns of the Acquired Companies relating to income Taxes for any Pre-Closing Tax Period. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Seller Representative shall, at least 30 days prior to the due date (with applicable extensions) for such Tax Return(s), provide a copy of such Tax Return(s) to SCOLP. SCOLP shall, within ten days after receiving such Tax Return(s), provide, in writing, any comments to Seller Representative regarding any matters in such Tax Return(s) with which it reasonably disagrees, and if SCOLP does not provide written comments within ten days, SCOLP shall be deemed to have accepted such Tax Return. In such case, Seller Representative and SCOLP shall reasonably cooperate in good faith with each other to reach a timely and mutually satisfactory solution to the disputed matters with respect to such Tax Returns.

(ii)    At its cost and expense, SCOLP shall prepare and timely file any Tax Returns of the Acquired Companies for the Straddle Period and any other Tax Return not referenced in Section 7.4(c)(i) relating to a Pre-Closing Tax Period. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by a change in Law. SCOLP shall, at least 30 days prior to the due date (with applicable extensions) for any income Straddle Period Tax Return(s), provide a copy of such Tax Return(s) to Seller Representative. Seller Representative shall, within ten days after receiving such income Straddle Period Tax Return(s), provide, in writing, any comments to SCOLP regarding any matters in such Tax Return(s) with which it reasonably disagrees, and if Seller Representative does not provide written comments within ten days, Seller Representative shall be deemed to have accepted such Tax Return. SCOLP shall also, at least fifteen days prior to the due date (with applicable extensions) for all non-income Tax Return(s), provide a copy of such Tax Return(s) to Seller Representative and Seller’s Representative shall provide, in writing, any comments to SCOLP regarding any matters in such non-income Tax Return(s) with which it reasonably disagrees, and if Seller Representative does not provide written comments within five days, Seller Representative shall be deemed to have accepted such Tax Return. In both cases, Seller Representative and SCOLP shall reasonably cooperate in good faith with each other to reach a timely and mutually satisfactory solution to the disputed matters with respect to such Tax Returns. SCOLP shall pay and discharge all Taxes shown to be due on such Tax Returns. No later than ten Business Days prior to the due date of any income Straddle Period Tax Return, or three Business Days prior to the due date of any non-income Tax Return, as the case may be, Seller Representative shall pay to SCOLP the portion of the Taxes shown as due on such Tax Return that is attributable to the Pre-Closing Tax Period for any non-income Tax Return related solely to a Pre-Closing Tax Period or the pre-Closing portion of the Straddle Period (as determined under Section 7.4(c)(iii)), by wire transfer of immediately available funds.

(iii)    For purposes of this Section 7.4(c), in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be: (A) in the case of Taxes that are either (1) based upon or related to income or receipts or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable period of the Company (and each partnership in which the Company is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period and (B) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding anything to the contrary contained in this Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(iv)    Seller Representative and SCOLP shall reasonably cooperate, and shall cause their respective Subsidiaries, Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, in each case to the extent related to any Acquired Company. The parties will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information with respect to the Acquired Companies to the extent such records and information pertain to events occurring prior to the Closing Date. SCOLP shall, and shall cause its Affiliates to, and Seller Representative shall, as applicable, (A) use its commercially reasonable efforts to properly retain and maintain such records for a period of seven years following the Closing Date, (B) give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and shall allow the other party to take possession of such books and records, and (C) allow the other party and its agents and representatives, at times and dates mutually acceptable to the parties, to inspect and review such records as the other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours. SCOLP and Seller Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(v)    In the case of any Tax Return described in Section 7.4(c)(i) or Section 7.4(c)(ii), if the parties are unable to resolve any dispute at least ten days before the due date (with applicable extensions) for any income Tax Return, or at least five days before the due date (with applicable extensions) for any non-income Tax Return, the dispute shall be referred to the Accountants for resolution in accordance with the procedures of Section 2.15(c). If the Accountants are unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return shall be filed as prepared by the relevant party, subject to amendment, if necessary, to reflect the resolutions of the dispute by the Accountants. The cost related to any such dispute shall be allocated in accordance with Section 2.15(c).

(vi)    None of SCOLP, the Acquired Companies or any of their respective Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of any Acquired Company, in each case in respect of a Pre-Closing Tax Period, or otherwise take any other action, that could adversely modify the liability for Taxes for such Pre-Closing Tax Period, without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(vii)    SCOLP and its Affiliates, on the one hand, or Seller Representative on the other hand (the “Recipient”) shall notify Seller Representative or SCOLP, as the case may be, in writing within 30 days of receipt by the Recipient of written notice of any Tax audit or Tax proceeding which may affect the liability for Taxes of such other party under this Agreement (“Tax Contest”). Seller Representative, at Seller Representative’s sole cost and expense, shall have the right to represent any Acquired Company’s interests in any Tax Contest relating to a Tax period ending on or before the Closing Date. Seller Representative shall employ counsel of Seller Representative’s choice and at Seller Representative’s expense; provided that SCOLP shall be permitted, at SCOLP’s expense, to be present at any such Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Contest. Notwithstanding the foregoing, no party shall not be entitled to settle, either administratively or after the commencement of any Tax Contest without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). If Seller Representative declines such right to represent and control such defense and settlement with respect to a Tax Contest relating to a Tax period ending on or before the Closing Date, SCOLP, at SCOLP’s sole cost and expense, shall have the right to represent and control such defense and settlement. SCOLP and its Affiliates shall have the sole right to represent any Acquired Company’s interests in any Tax Contest relating to a Straddle Period. SCOLP shall employ counsel of SCOLP’s choosing at SCOLP’s expense; provided that, Seller Representative shall be permitted at Seller Representative’s expense to be present at any such Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Tax proceeding. The costs and expenses incurred by SCOLP in defending any Tax Contest relating to a Straddle Period shall be borne by Seller Representative and SCOLP in proportion to Seller Representative’s and SCOLP’s respective liability for Taxes for such Straddle Period, determined in the manner set forth in Section 2.15(c).

(viii)    Except as otherwise provided in this Section 7.4(c), in the case of any conflict between this Section 7.4(c) and any other provision of this Agreement, the provisions of this Section 7.4(c) shall control.

(d)    Cooperation. Parent, the Security Holders, Seller Representative, the Company and the Surviving Company shall cooperate, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns and any administrative or judicial proceedings with respect to Taxes or other Tax matters. Such cooperation shall include, but not be limited to, the requirements under Section 6.1.

7.5    Indemnification; Directors and Officers Insurance.

(a)    For a period of six years from and after the Closing Date, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, managers, officers, employees, fiduciaries or agents of any Acquired Company (each, a “Covered Party” and collectively, the “Covered Parties”), with respect to all acts or omissions by them in their capacities as such or as trustees or fiduciaries of any plan for the benefit of the Employees or taken at the request of any Acquired Company at any time on or prior to the Closing Date. Parent agrees that all rights of the Covered Parties to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of each Acquired Company as now in effect and any indemnification agreements or arrangements of any Acquired Company with respect to Covered Parties shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Covered Parties, unless such modification is required by applicable Law, for a period of not less than six years. In addition, Parent shall pay any and all legal and other fees, costs and expenses (including the cost of investigation and preparation) of any Covered Party under this Section 7.5 as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Parent shall also pay all fees, costs and expenses, including legal fees that may be incurred by a Covered Party in enforcing this Section 7.5 or any Action involving a Covered Party resulting from the Transactions.

(b)    Each of Parent and the Covered Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Action relating to any acts or omissions covered under this Section 7.5 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)    At or prior to the Closing Date, the Company shall purchase and pay in full a “tail” prepaid insurance policy (the “D&O Insurance”) with respect to the Covered Party’s existing directors’ and officers’ liability insurance coverage that shall provide such directors and officers coverage for six years following the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the Transactions on terms with respect to such coverage and amount no less favorable to the Covered Parties than those of such policies in effect on the date hereof). Parent and the Company (as a Transaction Expense) shall each pay one-half of all costs and expenses related to the D&O Insurance, including the total premium, underwriting costs, brokerage commission for Parent’s or Company’s broker, Taxes related to such D&O Insurance and other fees and expenses of such policy, as and when due.

(d)    The obligations of Parent, the Surviving Company and its Subsidiaries under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any Covered Party to whom this Section 7.5 applies without the consent of the affected Covered Party (it being expressly agreed that (i) the Covered Parties to whom this Section 7.5 applies shall be third-party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 7.5 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any Covered Party may have).

(e)    If Parent or any of its successors or assigns (i) is not the continuing or surviving entity following an arrangement, amalgamation, merger or consolidation with any other Person or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 7.5.

(f)    For the avoidance of doubt, for purposes of this Section 7.5, the Acquired Companies shall not include any Delayed Consent Subsidiary during the period from the Closing Date until the applicable Delayed Consent Equity is transferred to the Surviving Company in accordance with Section 2.13(d), and no individual who would otherwise be a Covered Party with respect to such Delayed Consent Subsidiary shall be deemed to be a Covered Party unless and until the applicable Delayed Consent Equity is transferred to the Surviving Company in accordance with Section 2.13(d).

7.6    [Intentionally omitted]

7.7    Evidence of Title.

(a)    Parent has ordered commitments (collectively, the “Commitments” and, individually, a “Commitment”) for ALTA Form Owner’s Policies of Title Insurance for each parcel of Real Property (collectively, the “Title Policies”) from the Title Company, along with copies of all instruments described in Schedule B of each Commitment, in the amount of the

Attributable Property Value (or such lesser amount selected by Parent) for each such Owned Real Property and Leased Real Property. The parties will cooperate reasonably and in good faith to satisfy the requirements and conditions of the Title Company for the issuance of the Title Policies (which may include such requirements and conditions being satisfied by causing the Title Company to obtain an indemnity from the title company that issued the existing owner’s title policy to the applicable Acquired Company in order to insure over such matters), including (without limitation), the execution and delivery by the Company or any Subsidiary of the Company at Closing of customary affidavits as may be required by the Title Company, in each case, in the forms attached as exhibits hereto or otherwise agreed by Company as of the date hereof; provided, however, the foregoing shall not apply to (i) requirements or conditions which are not applicable to the Transactions (including, without limitation, payment of amounts to be addressed as part of Net Working Capital), (ii) estoppel certificates, which shall be governed by Section 7.7(b), or (iii) any requirements or conditions for any endorsements or affirmative coverage requested by Parent other than the affidavits described in Section 2.11(a)(xvi). Parent shall bear the cost of the Title Policies and the costs of any endorsements to the Title Policies that are requested by Parent. For the avoidance of doubt, it shall not be a condition to Closing that the Title Company is prepared and committed to issue for each Real Property the Title Policies.

(b)    The Company shall request an estoppel certificate from (i) the lessors under each Real Property Lease listed on Section 7.7(b)(i) of the Company Disclosure Schedules, (ii) the lessees under the Material Tenant Leases listed on Section 7.7(b)(ii) of the Company Disclosure Schedules, (iii) HSC South Fork LLC (with respect to the status of the Operating Agreement of SHM South Fork JV LLC) and (iv) when requested by Parent in writing, the counterparty to any material Permitted Lien, where such counterparty is obligated to provide an estoppel certificate under the terms of such Permitted Lien. The Company shall request such estoppel certificates promptly after the date hereof, or, in the case of Permitted Lien estoppels, promptly after requested by Parent, and shall use commercially reasonable efforts, at no expense to the Company and in any event excluding litigation, to obtain an estoppel certificate from HSC South Fork LLC and from each such lessor, lessee and counterparty to a Permitted Lien as described in the preceding sentence at or prior to the Closing to the extent the applicable Real Property Lease, Material Tenant Lease or Permitted Lien, as the case may be, obligates such lessor, lessee or party to a Permitted Lien to deliver an estoppel certificate. The estoppel certificates shall be in the form and content reasonably approved by the Company and Parent; provided, that, to the extent an Acquired Company received an estoppel certificate (including any estoppel language provided as part of a consent or other instrument) from such lessor in connection with the acquisition of such Real Property by the Acquired Company, an estoppel certificate (or estoppel language) in substantially the same form as the estoppel certificate (or estoppel language) provided to the Acquired Company at the time of such acquisition shall be deemed approved by Parent.

7.8    Exclusivity. The Company hereby covenants and agrees that until the earlier of the Closing Date and the termination of this Agreement, the Company shall not, and shall not permit its Subsidiaries or any of its controlled Affiliates to, and will instruct its and their respective Representatives not to, directly or indirectly:

(a)    solicit, initiate or engage in any discussions or negotiations with any Person, knowingly encourage the submission of any inquiries, proposals, or offers by, or take any other action intended or designed to facilitate the efforts of any such Person, other than Parent or its Affiliates, relating to:

(i)    the possible acquisition of, or business combination with, any Acquired Company (whether by way of merger, consolidation, take-over bid, purchase of Equity Securities, purchase of assets or otherwise, directly or indirectly); or

(ii)    the possible acquisition of any Equity Securities of any Acquired Company or all or a material portion of the assets of any Acquired Company (other than any assets sold in compliance with Section 5.1(c), (e) or (u)).

(b)    Upon receipt of any inquiry from any third party with respect to any transaction of the type described in Sections 7.8(a)(i) and 7.8(a)(ii), the Company shall promptly notify Parent of such inquiry.

7.9    Notice of Certain Events.

(a)    From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly notify Parent in writing of: any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) has resulted in, or could reasonably be expected to result in, any failure of any of the conditions set forth in Section 8.1 to be satisfied. Parent’s receipt of information pursuant to this Section 7.9(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and, unless Parent otherwise agrees in writing, shall not be deemed to amend or supplement the Company Disclosure Schedules.

(b)    From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, Parent shall promptly notify the Company in writing of: any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent to consummate the Transactions, or (ii) has resulted in, or could reasonably be expected to result in, any failure of any of the conditions set forth in Section 8.2 to be satisfied. The Company’s receipt of information pursuant to this Section 7.9(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent in this Agreement and, unless the Company otherwise agrees in writing, shall not be deemed to amend or supplement the Parent Disclosure Schedules.

ARTICLE VIII

CONDITIONS TO CLOSING; TERMINATION

8.1    Conditions to Obligation of the Parent Parties. The obligation of the Parent Parties to consummate the Transactions is subject to the satisfaction (or waiver by Parent) of the following conditions:

(a)    Each of the representations and warranties of the Company set forth in Article III shall be true, correct and complete at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date), without giving effect to the term “Company’s Knowledge” in the lead-in to Article III, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions and except where the failure of such representations and warranties to be so true, correct and complete has not had a Material Adverse Effect.

(b)    The Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Parent shall have received a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied (the “Company Closing Certificate”).

(d)    All applicable waiting periods required under the HSR Act and other Antitrust Laws shall have expired or been terminated, and any approvals, consents or clearances required in connection with the Transaction under any Antitrust Law shall have been obtained.

(e)    The Company shall have delivered to Parent the estoppel certificates and evidence of delivery of notices to the lessors where required under the Real Property Leases set forth on Section 8.1(e) of the Company Disclosure Schedules, as applicable, it being agreed that any consents and, if applicable, waivers of any rights of first refusal, required in connection with the consummation of the Transactions pursuant to the Real Property Leases designated as “Delayed Consent Leases” on Section 1.1(e) of the Company Disclosure Schedules that are not obtained prior to the Closing, shall result in treatment of the applicable Real Property Lease as a Delayed Consent Lease in accordance with Section 2.13. The request for consents and estoppel certificates from lessors under the Real Property Leases shall be in substantially the forms attached hereto as Exhibit I for the respective Real Property or, if any material changes are requested by Sailor Newco or Seller Representative, on the one hand, or the Surviving Company or Parent, on the other hand, with such changes as are consented to (such consent not to be unreasonably withheld, conditioned or delayed) by Parent or Seller Representative, respectively; provided, that, to the extent an Acquired Company received a consent and/or estoppel certificate pursuant to such Real Property Lease in connection with the acquisition of the applicable Leased Real Property by the Acquired Company, the request for such consent and/or estoppel certificate may be in substantially the same form as the original consent and/or estoppel certificate (and, other than for a Required Estoppel Lease, all estoppel language may be deleted from such form if requested by the counterparty to such Real Property Lease) without additional consents required by the parties.

(f)    Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(g)    No Order shall have been entered that prevents the performance of this Agreement or the consummation of any of the Transactions, declares the Transactions unlawful or seeks to have such Transactions rescinded.

8.2    Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)    Each of the representations and warranties of Parent set forth in Article IV shall be true, correct and complete at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions and except where the failure of such representations and warranties to be so true, correct and complete, (i) has not had a material adverse effect on the ability of any Parent Party to perform its obligations under this Agreement or (ii) would not reasonably be expected to otherwise prevent, hinder or delay the consummation of the Transactions.

(b)    Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent at or prior to the Closing Date.

(c)    Seller Representative shall have received a certificate, dated as of Closing Date, executed by a duly authorized officer of Parent in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Parent Closing Certificate”).

(d)    All applicable waiting periods under the HSR Act and other Antitrust Laws shall have expired or been terminated.

(e)    No Order shall have been entered that prevents the performance of this Agreement or the consummation of any of the Transactions, declares the Transactions unlawful or seeks to have such Transactions rescinded.

8.3    Frustration of Closing Conditions. No Parent Party or the Company may rely on or assert the failure of any condition set forth in this Article VIII if such failure results from or was caused by such party’s failure to act in good faith or use reasonable best efforts to cause the Closing to occur, as required by Section 7.3 and any other applicable provisions of this Agreement.

8.4    Waiver of Conditions. All conditions set forth in this Article VIII will be deemed to have been satisfied or waived from and after the Closing.

8.5    Termination. This Agreement may be terminated, and the Transactions may be abandoned, prior to the Closing solely:

(a)    by the mutual written consent of the Company and Parent;

(b)    by Parent, if (i) any representation or warranty of the Company set forth in Article III shall not be true, correct and complete, or (ii) the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in Section 8.1 would not (in the absence of a waiver) be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true, correct and complete, or the failures to perform any covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to the Company; provided that no Parent Party is then in breach of this Agreement so as to cause the conditions to the Closing set forth in Section 8.2 to not (in the absence of a waiver) be satisfied as of the Closing Date;

(c)    by the Company, if (i) any representation or warranty of the Parent Parties set forth in Article IV shall not be true, correct and complete, or (ii) any Parent Party has failed to perform any covenant or agreement on the part of the Parent Parties set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in Section 8.2 would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true, correct and complete, or the failure to perform any covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to the Parent Parties; provided that the Company is not then in breach of this Agreement so as cause the conditions to the Closing set forth in Section 8.1 not to (in the absence of a waiver) be satisfied as of the Closing Date; provided, further, that neither a breach by Parent of Section 6.5 nor the failure to deliver the Closing Merger Consideration or the payments contemplated by Section 2.9 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by any Parent Party) as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(d)    by Parent or the Company if (i) the Closing shall not have occurred on or before October 30, 2020 (the “Outside Date”); provided, that the Outside Date may be extended by such period as Parent and the Company may mutually agree in writing, and provided, further, that if either of Baxter Underwood or Gavin McClintock dies or becomes disabled prior to the Closing Date, Parent and the Company may mutually agree in writing to extend the Outside Date for a period of up to three months, and (ii) the terminating party has not materially breached any provision of this Agreement in a manner that shall have proximately caused the failure to consummate the Transactions on or before the Outside Date; provided that if any party brings any Action pursuant to Section 11.11 to enforce specifically the performance of the terms and provisions hereof, the Outside Date shall automatically be extended pursuant to Section 11.11; or

(e)     by the Company or Parent, respectively, if (i) the Merger shall not have been consummated on or before the date required by Section 2.2, (ii) all of the conditions to the Closing set forth in Article VIII would be satisfied or waived at the time of such termination of the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) the Company or Parent, as applicable, stood ready, willing and able to consummate the Merger on the date required by Section 2.2 and at the time of termination.

8.6    Effect of Termination. In the event this Agreement is terminated by either the Company or Parent as provided in Section 8.5, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last sentence of Section 6.3, Section 6.4, Section 6.5, Section 7.1, this Section 8.6, Section 10.1(d), Section 10.3 and Article XI, which shall survive the termination of this Agreement (other than the provisions of Section 11.11, which shall terminate)), and there shall be no liability on the part of the Parent Parties, the Company, Sailor Newco, Seller Representative or the Security Holders to one another; provided, however, that nothing set forth in this Agreement will relieve any party from liability for any Willful Breach. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

ARTICLE IX

INDEMNIFICATION

9.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement and all claims for indemnification with respect thereto shall survive the Closing and terminate on the date that is the 15-month anniversary of the Closing Date. The covenants and agreements of the parties set forth in this Agreement and all claims for indemnification with respect thereto shall not survive the Closing, except with respect to those covenants and agreements that, by their terms, contemplate performance in whole or in part after the Closing, which such covenants and agreements shall remain in full force and effect until performed in accordance with their express terms or the applicable obligations expire in accordance with their express terms (the date on which any such representation, warranty or covenant ceases to survive, as applicable, the “Survival Period Termination Date”). Any claim for indemnification not made by the Person to be indemnified before the applicable Survival Period Termination Date will be irrevocably and unconditionally released and waived.

9.2    Indemnification by the Security Holders.

(a)    Subject to the provisions of this Article IX, from and after Closing, the Parent Parties and their respective directors, managers, officers, employees, Affiliates, equityholders, agents, attorneys, other Representatives, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) may assert, as their sole and exclusive remedy for any breach of this Agreement, and in accordance with the terms of the Escrow Agreement, claims against the amount of funds then remaining in the Retention Escrow Account in respect of any Losses arising from:

(i)    the failure of any of the representations or warranties made by the Company in this Agreement to be true and correct in all respects at and as of the Closing Date or of any of the Delayed Consent Subsidiary Representations to be true and correct in all respects with respect to the applicable Delayed Consent Subsidiary at and as of the date of transfer of the Delayed Consent Equity for such Delayed Consent Subsidiary in accordance with Section 2.13(d), in each case, unless such representations or warranties relate to an earlier date and are true and correct on and as of such earlier date; and

(ii)    the breach of any covenant on the part of the Company prior to the Closing (but only to the extent such breach occurred prior to the Closing Date) or on the part of the Security Holders, Seller Representative or Sailor Newco (whether such breach occurred prior to or after the Closing Date).

(b)    No Parent Indemnified Party shall have any claim for any Loss to the extent that such Loss could reasonably be expected to have been avoided if the Parent Parties and their Affiliates had taken all reasonable steps to mitigate any Loss upon becoming aware of the event that gave rise to the Loss.

9.3    Indemnification by the Parent Parties.

(a)    Subject to the provisions of this Article IX, the Parent Parties hereby agree, from and after the Closing, to indemnify, jointly and severally, and hold the Security Holders, Sailor Newco, Seller Representative and their respective directors, managers, officers, employees, Affiliates, equityholders, agents, attorneys, other Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any Losses arising from:

(i)    the failure of any of the representations or warranties made by the Parent Parties in this Agreement to be true and correct in all respects at and as of the Closing Date, in each case, unless such representations or warranties relate to an earlier date and are true and correct on and as of such earlier date; and

(ii)    the breach of any covenant on the part of any Parent Party (whether such breach occurred prior to or after the Closing Date) or, following the Closing, the Company.

(b)    No Seller Indemnified Party shall have any claim for any Loss to the extent that such Loss could reasonably be expected to have been avoided if the Security Holders and their Affiliates had taken all reasonable steps to mitigate any Loss upon becoming aware of the event that gave rise to the Loss.

9.4    Indemnification Procedures.

(a)    Subject to Section 9.1, in the event an indemnified party has a claim for indemnification for any matter not involving a third-party claim (a “Direct Claim”), the indemnified party shall, promptly (and in any event within five days) after becoming aware of such claim, deliver written notice of such claim to the indemnifying party setting forth in reasonable detail the specific claim, the basis therefor and the amount of the Loss, including copies of all material written evidence thereof. Any failure of the indemnified party to promptly provide notice as provided above shall not relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. The indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and the amount of the Loss, and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance (including access to the applicable Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request.

(b)    Subject to Section 9.1, in the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 9.2 or Section 9.3 (regardless of the limitations set forth in Sections 9.5 and 9.6) (a “Third-Party Claim”), the indemnified party shall, promptly (and in any event within five days) after receipt by such indemnified party of notice of such Third-Party Claim, deliver written notice to the indemnifying party setting forth in reasonable detail the specific claim, the basis therefor and the amount of the Loss, including copies of all material written evidence thereof. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly (and in any event within five days) after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim. Any failure of the indemnified party to promptly provide notice or deliver documents as provided above shall not relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure.

(i)    At its sole cost and expense, the indemnifying party shall have the right to participate in the defense of a Third-Party Claim and, at its sole option, control, defend against, negotiate, settle or otherwise deal with such Third-Party Claim and be represented by counsel selected by the indemnifying party. If the indemnifying party shall assume the defense of any Third-Party Claim, the indemnifying party shall not be liable for the legal expenses subsequently incurred by the indemnified party in connection with the defense thereof but the indemnified party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (A) so requested by the indemnifying party to participate or (B) in the reasonable written opinion of counsel to the indemnified party, a conflict exists on a material issue between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, however, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third-Party Claim. All the indemnified parties shall cooperate in the defense, negotiation and settlement of any Third-Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available (without charge) at such times and places as may be reasonably necessary to defend against such Third-Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third-Party Claim. If the indemnifying party elects not to control, defend against, negotiate, settle or otherwise deal with any Third-Party Claim that relates to any Losses indemnified against hereunder, the indemnified party shall defend against, negotiate, settle or otherwise deal with such Third-Party Claim.

(ii)     Notwithstanding anything in this Section 9.4 to the contrary, the indemnified party shall not, without the prior written consent of the indemnifying party, (A) admit any liability with respect to, or settle or compromise any, Third-Party Claim or (B) permit a default or consent to entry of any judgment. The indemnifying party may (1) settle or compromise any Third-Party Claim or (2) permit a default or consent to entry of any judgment (x) without the consent of the indemnified party if such settlement or resolution is solely for money damages not exceeding the Parent Cap or the Seller Cap, as applicable, and the indemnified party is not required to admit guilt or liability relating to such matter and (y) with the consent of the indemnified party in all other cases, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    Subject to the limitations set forth in Sections 9.5 and 9.6, after any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a claim hereunder, the indemnifying party shall pay, or cause to be paid (if applicable) from the Retention Escrow Account in accordance with this Agreement and the Escrow Agreement, to the indemnified party any sums due and owing pursuant to this Agreement with respect to such matter. If the indemnifying party makes any payment on any Third-Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits (other than under the R&W Policy) or other claims of the indemnified party with respect to such Third-Party Claim.

(d)    With respect to any notices, responses, consents, approvals or exercise of rights (but for the avoidance of doubt, not obligations to pay money) regarding claims by (i) a Parent Indemnified Party, reference in this Agreement to an indemnifying party shall mean Seller Representative and (ii) a Seller Indemnified Party, references in this Agreement to an indemnified party shall include Seller Representative. Nothing in this Section 9.4 shall affect the Parent Cap or the Seller Cap.

9.5    Certain Limits on Indemnification.

(a)    Notwithstanding anything to the contrary, (i) the Parent Indemnified Parties shall not be entitled to indemnification for Losses under Section 9.2(a)(i) unless the aggregate amount of all such Losses for which such indemnifying party would, but for this Section 9.5(a), be liable thereunder exceeds on an aggregate basis $8,893,750, and then only to the extent of such excess; and (ii) in no event shall the aggregate amount of all payments made by or on behalf of the Security Holders in connection with indemnification claims and other obligations under this Article IX (which shall include all payments made from the Retention Escrow Account) exceed the Retention Escrow Amount (the “Parent Cap”).

(b)    Notwithstanding anything to the contrary, (i) the Seller Indemnified Parties shall not be entitled to indemnification for Losses under Section 9.3(a)(i) unless the aggregate amount of all such Losses for which such indemnifying party would, but for this Section 9.5(b), be liable thereunder exceeds on an aggregate basis $7,893,750, and then only to the extent of such excess; and (ii) in no event shall the aggregate amount of all payments made by or on behalf of the Parent Parties in connection with indemnification claims and other obligations under this Article IX exceed on an aggregate basis the aggregate value of the SCOLP Units issued to Electing Security Holders (the “Seller Cap”).

(c)    The limitations set forth in Section 9.5(a) and Section 9.5(b) shall not apply in respect of any claims for indemnification with respect to Fraud; provided, that in no event shall the Parent Indemnified Parties or the Seller Indemnified Parties be entitled to indemnification pursuant to Section 9.2 for any amounts that, in the aggregate, exceed the Base Purchase Price.

(d)    Notwithstanding anything to the contrary, the Parent Indemnified Parties and the Seller Indemnified Parties shall be deemed not to have suffered any Loss (whether in contract, tort or otherwise) to the extent that such Loss (i) is accrued, provided or reserved for, or otherwise reflected or taken into account in, the Financial Statements, or (ii) arises from any item or matter that is included or otherwise taken into account in, or was raised or should have been raised as part of the settlement of, Net Working Capital or the other items of the Closing Statement.

(e)    Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(f)    With respect to the indemnification obligations pursuant to Section 9.2(a)(i), any payment to be made to the Parent Indemnified Parties with respect to Losses pursuant to Section 9.2(a)(i) (other than claims for Fraud) shall be made as follows, in each case, subject to the limitations contained in this Article IX:

(i)    first, from the Retention Escrow Account pursuant to the terms of the Retention Escrow Agreement; and

(ii)    second, from the R&W Policy up to the policy limit (or such lesser amount obtained under the R&W Policy in connection with a settlement and release negotiated with the insurer of the R&W Policy).

(g)    The Parent Parties acknowledge and agree that, except as expressly set forth in Section 9.5(a), Section 9.5(c) and Section 9.5(f), other than in the case of Fraud, the R&W Policy shall be the sole and exclusive remedy of the Parent Indemnified Parties for any and all Losses with respect to the breach of any representation or warranty contained herein or in any certificate delivered pursuant to this Agreement that are sustained or incurred by any of the Parent Indemnified Parties and, except as expressly set forth in Section 9.5(a) and Section 9.5(c) and in the case of Fraud, the Security Holders shall have no liability to any Parent Indemnified Party for any Losses with respect to breaches of any representation or warranty hereunder pursuant to Section 9.2(a)(i) (provided, that, in the case of Fraud, any such Parent Indemnified Party shall first seek recovery, if the Losses with respect to breaches of any representation or warranty hereunder pursuant to Section 9.2(a)(i) are recoverable under the R&W Policy, under the R&W Policy).

(h)    Solely for purposes of determining under this Article IX whether there is an indemnifiable Loss under Section 9.2(a)(i) or Section 9.3(a)(i), as applicable, including for purposes of determining the amount of such Losses, all qualifications or exceptions therein referring to the terms “material”, “materiality”, “in all material respects” or “Material Adverse Effect,” as well as the qualification of “to the Company’s Knowledge” in the lead-in to Article III (but not the references to “Company’s Knowledge” in the specific representations and warranties in Article III), shall be disregarded (except with respect to the term “Material Adverse Effect” in clause (ii) of Section 3.7, the term “materially delay” in Section 3.1(a) and Section 3.1(b), the term “Material Contracts” and the term “Material Tenant Leases”). For the avoidance of doubt, such qualifications and exceptions shall not be disregarded for any purpose other than as set forth in this Section 9.5(h).

(i)    Nothing in this Article IX is intended to affect or limit the ability of Parent to recover under the R&W Policy for any matters covered thereunder.

9.6    Calculation of Losses.

(a)    The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the indemnified party under other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery). The Parent Parties shall use their commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement. If an indemnified party recovers under an insurance policy (other than the R&W Policy) or other source of indemnification with respect to any Loss that an indemnified party has received an indemnity payment pursuant to this Agreement or the Escrow Agreement, then such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (but not in excess of the amount received by the indemnified party pursuant to this Agreement or the Escrow Agreement).

(b)    Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any Losses that are not legally recoverable under applicable Law as actual breach of contract damages of such other Person.

9.7    Tax Treatment of Indemnity Payments. Seller Representative (on behalf of the Security Holders) and Parent agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes except as otherwise required by Law after consultation with the other parties.

9.8    Release of Escrow Funds. Parent shall notify the Escrow Agent of any claim for indemnification made by any Parent Indemnified Party. Promptly following the final determination in accordance with this Article IX of any claim for indemnification made by any Parent Indemnified Party, upon request by Parent, Seller Representative shall execute and deliver a certificate requesting the Escrow Agent to deliver by wire transfer to an account designated by Parent immediately available funds in the amount of such claim as finally determined in accordance with this Article IX (not to exceed the amount of funds then remaining in the Retention Escrow Account). On the date that is the 15-month anniversary of the Closing Date (the “Release Date”), Parent and Seller Representative shall deliver joint written instructions to the Escrow Agent to deliver to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share), or upon request of Seller Representative, directly to the Security Holders, the amount of funds then remaining in the Retention Escrow Account by wire transfer to one or more accounts designated by Seller Representative; provided, however, that if prior to the Release Date Parent notifies the Escrow Agent in writing that all or a portion of the funds remaining in the Retention Escrow Account is subject to claims for indemnification under this Agreement that have not been finally determined (the “Outstanding Claims”), the amount delivered to Seller Representative (or, the Security Holders, if applicable) upon the Release Date shall be equal to the amount of funds then remaining in the Retention Escrow Account, less the sum of any amounts subject to the Outstanding Claims. If at any time after the Release Date the amount of funds then remaining in the Retention Escrow Account exceeds the sum of any amounts subject to the Outstanding Claims, Seller Representative and Parent shall promptly execute and deliver a certificate requesting the Escrow Agent to deliver such excess amount to Seller Representative (on behalf of the Security Holders for distribution to each such Security Holder in accordance with its Pro Rata Share) by wire transfer to one or more accounts designated by Seller Representative.

9.9    Exclusive Remedy. Following the Closing, except with respect to claims based on Fraud and claims against the R&W Policy, the sole and exclusive remedy for any and all claims arising under, out of or related to this Agreement and any certificate delivered pursuant to this Agreement (including the Transactions and any representations and warranties set forth herein, made in connection herewith or made as an inducement to enter into this Agreement or any Ancillary Document) shall be the rights of post-Closing adjustments to the Purchase Price set forth in Section 2.15, indemnification set forth in this Article IX (including the Retention Escrow Account) and specific performance set forth in Article XI, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which such entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law. The provisions of this Section 9.9 and the limited remedies provided in Section 2.15, this Article IX, Section 11.11 and Section 11.15 were specifically bargained for among the parties and were taken into account by the parties in arriving at the Base Purchase Price and the terms and conditions of this Agreement. Seller Representative (on behalf of the Security Holders) has specifically relied upon the provisions of this Section 9.9 and the limited remedies provided in Section 2.15, this Article IX, Section 11.11 and Section 11.15 in agreeing to the Base Purchase Price and the terms and conditions of this Agreement.

ARTICLE X

SELLER REPRESENTATIVE

10.1    Seller Representative.

(a)    Appointment. Sailor Newco is hereby authorized, appointed and empowered to serve as the representative of each Security Holder with respect to the matters contemplated by this Agreement and all Ancillary Documents with respect to any Security Holder, with full power of substitution. Such appointment is not as an agent but as a term of the Transactions and accordingly such appointment is irrevocable by action of any Acquired Company (prior to Closing) or any Security Holder. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Document, Seller Representative shall have no obligation to act on behalf of any Acquired Company or any Security Holder in connection with the matters set forth in this Agreement or any Ancillary Document.

(b)    Authority. Seller Representative, in its capacity as such, shall have the authority to act for and on behalf of each Acquired Company (prior to Closing) and each Security Holder, including the full power and authority on such Person’s behalf, (i) to consummate the

Transactions, (ii) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the date hereof), (iii) to hold and distribute any funds with respect to the Holdback Amount or payable by Parent hereunder which are for the account of the Security Holders, (iv) to deduct or hold back any funds which may be payable to any Security Holder pursuant to the terms of this Agreement in order to pay any amount which may be payable by such Security Holder or by Seller Representative on behalf of such Security Holder hereunder, (v) to defend, resolve or settle any Action with respect to this Agreement or the Transactions and to negotiate, settle, compromise and otherwise handle all disputes with the Parent Parties or any other Parent Indemnified Party under this Agreement, including disputes regarding any adjustment pursuant to Section 2.14 or Section 2.15 and any indemnification claims made by any Parent Indemnified Party, (vi) to take all other actions which may be taken by or on behalf of such Person in connection with this Agreement or any Ancillary Document, (vii) to retain funds for reasonably anticipated expenses and liabilities, (viii) to give and receive notices on behalf of the Security Holders, including any notice of an indemnification claim for which indemnification is sought by the Security Holders pursuant to Article IX and to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Purchase Price Adjustment Escrow Account and the Retention Escrow Account, as applicable, in accordance with this Agreement, and (ix) to do each and every act and exercise any and all rights of such Person, which such Person or Persons collectively are permitted or required to do or exercise under this Agreement. Any notice to Seller Representative, delivered in the manner provided in Section 11.1, shall be deemed to be notice to any or all Acquired Companies (prior to Closing) and Security Holders, as the case may be, for the purposes of this Agreement.

(c)    Resignation of Seller Representative. Subject to the appointment and acceptance of a successor Seller Representative as provided below, Seller Representative may resign at any time 30 days after giving notice thereof to the Security Holders. Upon any such resignation, the Security Holders may appoint a successor Seller Representative by a vote of the Persons who were the holders of a majority of Outstanding Class A Units as of immediately prior to the Effective Time. If no successor Seller Representative shall have been appointed by the Security Holders and accepted such appointment within 20 days after the retiring Seller Representative’s giving of notice of resignation, then the resigning Seller Representative shall, on behalf of the Security Holders, appoint a successor. Upon the acceptance of any appointment as Seller Representative hereunder, such successor Seller Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Seller Representative, and the resigning Seller Representative shall be discharged from its duties and obligations hereunder. After any resigning Seller Representative’s resignation, as applicable, hereunder as Seller Representative, the provisions of Sections 10.1(d), 10.2 and 10.3 shall continue in effect for such resigning Seller Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as Seller Representative.

(d)    Reimbursement. Each Security Holder shall be liable severally, but not jointly, based on its Pro Rata Share for the reimbursement of any reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) paid or incurred by Seller Representative in connection with the performance of his, her or its obligations as Seller Representative. Notwithstanding anything to the contrary contained herein, Seller Representative shall utilize the Holdback Amount solely to satisfy any reimbursable out-of-pocket expenses paid or incurred by Seller Representative in connection with the performance of his, her or its obligations as Seller Representative. To the extent the Holdback Amount is insufficient to cover all such expenses, Seller Representative shall be entitled to set off any reimbursement obligation owed under this Section 10.1(d) by any Security Holder against any amounts such Security Holder is entitled to receive under this Agreement.

10.2    Exculpation.

(a)    The Acquired Companies and Security Holders acknowledge and agree that Seller Representative has been engaged in its capacity as such solely as an independent contractor and that Seller Representative’s obligations are contractual in nature only as expressly set forth in this Agreement (and subject to all limitations contained herein). Accordingly, the Acquired Companies and the Security Holders disclaim any intention to impose any duties (including any fiduciary duty) by virtue of the engagement of Seller Representative contemplated by this Agreement. To the extent that, at Law or in equity, Seller Representative in its capacity as such has any duty (including any fiduciary duty) to any Acquired Company or Security Holder, all such duties are hereby eliminated, and each of the Acquired Companies and each Security Holder hereby waives such duties (including any fiduciary duties), to the fullest extent permitted by Law. Seller Representative shall not incur any liability to any other Person in any way relating to or arising out of its appointment hereunder, the performance of its duties hereunder or any of its omissions or actions with respect thereto, including by virtue of the failure or refusal of Seller Representative for any reason to consummate the Transactions, in each case, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from Seller Representative’s fraud or willful misconduct.

(b)    Seller Representative shall have no obligations to make any payments, including on behalf of any Security Holder or any other Person, other the distributions of the consideration for the Transactions actually received by Seller Representative, if any, in accordance with the terms hereof.

10.3    Indemnification. Each Security Holder shall severally, but not jointly, based on its Pro Rata Share, indemnify and hold harmless, Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with Seller Representative’s execution and performance (solely in his capacity as Seller Representative) of this Agreement and the Ancillary Documents, except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from Seller Representative’s fraud or willful misconduct. This indemnification will survive the termination of this Agreement or the consummation of the Closing, as applicable, indefinitely. Notwithstanding anything to the contrary contained herein, Seller Representative shall be entitled to set off any indemnification obligation owed under this Section 10.3 by any Security Holder against any amounts such Security Holder is entitled to receive under this Agreement.

10.4    Reliance by Parent. Parent, SCOLP and their Affiliates shall be entitled to rely upon any action taken and any agreements or amendments entered into by Seller Representative in his, her or its capacity as such, and shall have no liability or obligation to any Security Holder as a result of any such reliance in good faith. Without limiting the foregoing, (a) the delivery by Parent, SCOLP or their Affiliates to Seller Representative of any amounts required to be delivered by any of them after Closing to any Security Holder pursuant to this Agreement or any Ancillary Document properly in accordance with the terms thereof shall discharge their obligations with respect to the delivery of such amounts, and (b) none of them shall have any liability or obligation to any Security Holder as a result of any failure by Seller Representative to distribute such amounts to any Security Holder.

10.5    Holdback Amount. The Holdback Amount shall be held by Seller Representative as a fund from which Seller Representative shall, in its sole discretion, (a) reimburse itself for or pay directly any out-of-pocket fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the Ancillary Documents, including out-of-pocket fees and expenses incurred pursuant to the procedures and provisions set forth herein and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Document (and not, for the avoidance of doubt, as compensation for the performance of its duties and obligations under this Agreement and the Ancillary Documents) or (b) satisfy any other obligation or liability of any Security Holder under this Agreement or any Ancillary Document as set forth herein (provided that, for the avoidance of doubt, Seller Representative shall be entitled to do so in its sole discretion and shall have no obligation to satisfy any other obligation or liability of any Security Holder in priority to the items in clause (a) above or at all). Each Security Holder acknowledges that Seller Representative will not be liable for any loss of principal of the Holdback Amount except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from Seller Representative’s fraud or willful misconduct. At such time as Seller Representative deems appropriate in its sole discretion, Seller Representative shall pay to each Security Holder his, her or its Pro Rata Share of all or any portion of the remaining Holdback Amount.

ARTICLE XI

MISCELLANEOUS

11.1    Notices. All notices, consents, waivers, and other communications under this Agreement or the Ancillary Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail upon confirmation of successful transmission or appropriate response, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case, to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 11.1):

If to the Parent Parties or to the Surviving Company, to:

Sun Communities, Inc.
27777 Franklin Road
Suite 200
Southfield, Michigan 48034
Facsimile:	248-208-2645
Attention:	Gary A. Shiffman
E-mail:	gshiffman@suncommunities.com

With a required copy (which shall not constitute notice) to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Facsimile:	248-351-3082
Attention:	Arthur A. Weiss
E-mail:	aweiss@jaffelaw.com

If to the Company (prior to the Closing), to:

Safe Harbor Marinas, LLC
14785 Preston Road, 9th Floor
Dallas, Texas 75254
Attention:	Legal
E-mail:	notices@shmarinas.com

With a required copy (which shall not constitute notice) to:

Sidley Austin LLP
2021 McKinney Avenue, Suite 2000
Dallas, Texas 75201
Facsimile:	214-981-3400
Attention:	William D. Howell
E-mail:	bhowell@sidley.com

If to Sailor Newco, individually (prior to the Closing), to:

Safe Harbor Marinas II, LLC
c/o Safe Harbor Marinas, LLC
14785 Preston Road, 9th Floor
Dallas, Texas 75254
Attention:	Legal
E-mail:	notices@shmarinas.com

With a required copy (which shall not constitute notice) to:

Sidley Austin LLP
2021 McKinney Avenue, Suite 2000
Dallas, Texas 75201
Facsimile:	214-981-3400
Attention:	William D. Howell
E-mail:	bhowell@sidley.com

If to Sailor Newco, individually (following the Closing) or in its capacity as Seller Representative, to:

Safe Harbor Marinas II, LLC
c/o AIM Marina Holdings, LLC
950 Tower Lane, Suite 800
Foster City, California 94404
Attention:	Keith Ogden
E-mail:	kogden@aimlp.com

With a required copy (which shall not constitute notice) to:

Sidley Austin LLP
2021 McKinney Avenue, Suite 2000
Dallas, Texas 75201
Facsimile:	214-981-3400
Attention:	William D. Howell
E-mail:	bhowell@sidley.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

11.2    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including, for the avoidance of doubt, the cost and expense of any consents or waivers obtained prior to the Closing, other than with respect to Optional Delayed Consent Leases, which will be paid by the Company and borne indirectly by the Security Holders), whether or not the Transactions are consummated.

11.4    Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party at any time, whether or not by operation of law, without the prior written consent of (a) prior to the Closing, the Company and Parent and (b) from and after the Closing, Seller Representative and Parent, and any attempted assignment without the required consent shall be void; provided, however, that Parent may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Parent, or Parent may assign its rights, but not its duties, under this Agreement to any of its financing sources; provided, further, however, that, in each case, such assignment shall not release Parent from its obligations under this Agreement and the Company shall have no obligation to pursue remedies against any assignee of Parent before proceeding against Parent for any breach of its obligations hereunder.

11.5    Governing Law.

(a)    This Agreement, the Company Disclosure Schedules, the Parent Disclosure Schedules, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all Related Claims, shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Notwithstanding anything herein to the contrary, each of the parties hereto hereby irrevocably agrees (on behalf of themselves and any of their Affiliates, directors, officers, employees, agents and Representatives) (i) that any lawsuit, claim, complaint, controversy, formal investigation or proceeding before or by any governmental entity, dispute of any kind or nature (whether based upon contract, tort or otherwise) or any other Action involving a Financing Source that is in any way related to this Agreement or the Transactions or the performance of services hereunder or related hereto, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law rules of the State of New York that would result in the application of the Laws of any other State (other than to the extent the Debt Commitment Letter expressly provides otherwise), (ii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.1 shall be effective service of process against them for any such Action and (iii) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law

11.6    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)    The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereby consents to process being served by any party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 11.1 (other than by electronic mail) along with a notification that service of process is being served in conformance with this Section 11.6. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED CLAIMS, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

(b)    Notwithstanding anything herein to the contrary, each of the parties hereto hereby agrees that it will not, nor permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.6(a) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

11.7    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, by facsimile or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Ancillary Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.8    No Third Party Beneficiaries. Other than Sections 6.3, 6.5, 7.5, 10.1, 11.1, 11.14 and 11.15, which are intended to benefit and may also be enforced by the Covered Parties, Sidley, the Nonparty Affiliates and other third parties contemplated thereby, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights or remedies hereunder. For the avoidance of doubt, the Financing Sources shall be intended third parties beneficiaries of Sections 11.5, 11.6, and 11.18 and this sentence of this Section 11.8, and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior written consent of the Financing Sources party to the Debt Commitment Letter).

11.9    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Company Disclosure Schedules, the Parent Disclosure Schedules, the Confidentiality Agreement and the Ancillary Documents, contain the entire understanding of the parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter or any prior course of dealings. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement and the Ancillary Documents, and the parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement and the Ancillary Documents. Furthermore, the parties each hereby acknowledge that this Agreement and the Ancillary Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

11.10    Disclosure Schedules. Except as otherwise provided in the Company Disclosure Schedules or the Parent Disclosure Schedules, all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Company Disclosure Schedules or the Parent Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Company Disclosure Schedules or the Parent Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, and no Person shall use the fact of the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material. Information disclosed in the Company Disclosure Schedules or the Parent Disclosure Schedules will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Company Disclosure Schedules or Parent Disclosure Schedules or the absence of a reference or cross-reference to such Company Disclosure Schedules or Parent Disclosure Schedules in such representation, warranty, covenant or agreement. No disclosure in the Company Disclosure Schedules or the Parent Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.11    Remedies.

(a)    The parties hereby acknowledge and agree that the failure of any party to perform any of its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, the parties hereby acknowledge and agree that in the event of any breach or threatened breach by any other party of its covenants or obligations set forth in this Agreement, the non-breaching party shall be entitled to seek an injunction or injunctions to prevent or restrain such breaches or threatened breaches of this Agreement by such other party, and to specifically enforce the terms and provisions of this Agreement to prevent such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such other party under this Agreement. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such parties under this Agreement. Each of the parties hereby waives (i) any defenses in any Action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)    To the extent any Parent Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

11.12    Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Ancillary Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Ancillary Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Ancillary Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law. No party shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Company or any Security Holder contained in this Agreement or the Company Disclosure Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Company or any Security Holder exists under such Specific Provision, neither the Company nor any Security Holder shall be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision and if such Specific Provision is qualified or limited by the Company’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

11.13    Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties agrees that no party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Action among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Company Disclosure Schedule, Parent Disclosure Schedule, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Company Disclosure Schedule, Parent Disclosure Schedule, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; (f) references to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto; (g) the word “or” shall be construed in the inclusive sense of “or” unless otherwise specified; (h) the provision of a table of contents, the division of this Agreement or Ancillary Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Ancillary Document, as applicable; and (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

11.14    Legal Representation. The Parent Parties and the Company acknowledge and agree that Sidley Austin LLP (“Sidley”) has represented the Company or any other of the Acquired Companies in connection with the Transactions, and that the Security Holders, their Affiliates and their respective partners, officers, directors, managers, employees and Representatives (including Seller Representative) (the “Seller Group Members”) have a reasonable expectation that Sidley will represent them in connection with any Action involving any Seller Group Member, on the one hand, and the Parent Parties, the Acquired Companies or any of their respective Affiliates and Representatives (the “Parent Group Members”), on the other hand, arising under this Agreement, the Ancillary Documents or the Transactions. Each of the Company and the Parent Parties hereby, on behalf of themselves and the Acquired Companies and the other Parent Group Members, irrevocably: (a) acknowledge and agree that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Effective Time between the Acquired Companies (including any one or more officers, directors, managers, employees or stockholders of the Acquired Companies), on the one hand, and Sidley, on the other hand, are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Acquired Companies, that the Acquired Company’s rights to such Attorney-Client Information shall be deemed property of, and controlled solely by, Seller Representative for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to Seller Representative; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause Sidley to retain, any such documentation or information in the possession of Sidley or such Seller Group Members at the Effective Time; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Parent Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of the Surviving Company after the Effective Time; (e) consent to Sidley’s representation after the Effective Time of any Seller Group Member in any Action that may relate to a Parent Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by Sidley to any Seller Group Member of any documentation or information obtained by Sidley during the course of its representation of the Acquired Companies or any Affiliate prior to the Effective Time, whether related to this Agreement, the Ancillary Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Effective Time and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to the Company, any Affiliate of the Company or any other Person. To the extent that the Surviving Company or its Subsidiaries have any rights to request or control files of Sidley, only the Seller Group Members shall have such rights. In the event that any Action arises after the Effective Time between any Parent Group Member and a Person other than a Seller Group Member, such Parent Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 11.14 without the prior written consent of Seller Representative; provided, however, that if such Parent Group Member is required by judicial order or other legal process to make such disclosure, such Parent Group Member shall promptly notify Seller Representative in writing of such requirement (without making disclosure) and shall provide Seller Representative with such cooperation and assistance as shall be necessary to enable Seller Representative to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 11.14 is for the benefit of Sidley and the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 11.14.

11.15    No Recourse Against Nonparty Affiliates. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Ancillary Documents.

11.16    Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Ancillary Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Ancillary Documents or applicable Law.

11.17    Prevailing Party. In the event of any Action in connection with this Agreement or any Ancillary Document, the prevailing party in any such Action shall be entitled to recover from the other parties its costs and expenses incurred in connection with investigating, preparing, prosecuting, determining or settling such Action, including, without limitation, reasonable legal fees and expenses.

11.18    Limitation on Liability; Waiver of Claims. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and any of its Affiliates and applicable Representatives) hereby waives any rights or claims (including any theory or law or claim in equity) against any Financing Source in connection with this Agreement, any Ancillary Document, the Debt Commitment Letter or in respect of any other document relating hereto or thereto (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, and the Company (on behalf of itself and any of its Affiliates and applicable Representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, any Ancillary Document, the Debt Commitment Letter or in respect of any other document or theory of law or equity related hereto or thereto and agrees to cause any such action or proceeding asserted (on behalf of itself and any of its Affiliates and applicable Representatives) in connection with this Agreement, any Ancillary Document, the Debt Commitment Letter or in respect of any other document or theory of law or equity related hereto or thereto against any Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Transactions, the Debt Financing or the Debt Commitment Letter and the transactions contemplated thereby. Notwithstanding the foregoing, nothing in this Section 11.18 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Source’s obligations to Parent under the Debt Commitment Letter or to Parent (and, following the Closing Date, any Acquired Company) under the definitive agreements governing the Debt Financing.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

SAFE HARBOR MARINAS, LLC

By:	/s/ Baxter R. Underwood
Name:	Baxter R. Underwood
Title:	Chief Executive Officer

SAILOR NEWCO:

SAFE HARBOR MARINAS II, LLC

By:	/s/ Baxter R. Underwood
Name:	Baxter R. Underwood
Title:	Chief Executive Officer

SELLER REPRESENTATIVE:

SAFE HARBOR MARINAS II, LLC

By:	/s/ Baxter R. Underwood
Name:	Baxter R. Underwood
Title:	Chief Executive Officer

(SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER)

PARENT:

SUN COMMUNITIES, INC.

By:	/s/ Gary Shiffman
Name:	Gary Shiffman
Title:	Chief Executive Officer

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

By: Sun Communities, Inc., General Partner

By:	/s/ Gary Shiffman
Name:	Gary Shiffman
Title:	Chief Executive Officer

MERGER SUB:

SUN SH LLC

By: Sun Communities Operating Limited Partnership, its Sole Member

By: Sun Communities, Inc., its General Partner

By:	/s/ Gary Shiffman
Name:	Gary Shiffman
Title:	Chief Executive Officer

(SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER)

SECTION 1.1(b)

ATTRIBUTABLE PROPERTY VALUE ADJUSTMENT AMOUNT

The Attributable Property Value Adjustment Amount shall be calculated by the Company in good faith as follows:

1.

One-Time Expenses: The Attributable Property Value Adjustment Amount shall be increased on a dollar-for-dollar basis by the amount of any consent fees, administrative fees, processing fees, reimbursement amounts payable to the landlord or representative of the landlord or similar one-time expenses incurred and actually paid by the Company, Parent or one of their Affiliates in connection with obtaining the Delayed Consent for the applicable Delayed Consent Lease (excluding, for the avoidance of doubt, any (a) security deposits, prepaid rent or similar payments in satisfaction of the Company’s obligations as a tenant, (b) transfer or other Taxes arising out of the Transactions and (c) legal or other advisor fees incurred by the Company, Parent or any Affiliate of Parent in connection with obtaining such Delayed Consent).

2.

Other Adjustments: The Attributable Property Value Adjustment Amount shall be further increased by an amount calculated by the Company in good faith applying the cap rate and Purchase Price Methodologies, as indicated in the Purchase Price Allocation schedule, to the Net Operating Income used to establish the Base Purchase Price (the “Reference NOI”), adjusted on a pro forma basis for any net anticipated negative impacts to the Reference NOI attributable to the applicable Delayed Consent Property when taking into account any actual or anticipated positive or negative changes to the Reference NOI, including as a result of adjustments required to be made to the corresponding Delayed Consent Lease (e.g., increased rent for an extended term or change in use reducing the total number of slips or storage spaces at the property), if any, in order to obtain the applicable Delayed Consent. Such increase shall be by reference to the cap rate applied by the parties to the Agreement in agreeing to the Base Purchase Price.

For purposes of calculating the Attributable Property Value Adjustment Amount, “Net Operating Income” shall mean, for any period, with respect to any property, the sum of the following (without duplication and determined on a consistent basis with prior periods, including on a consistent basis with the Financial Statements): (a) rents and other revenues received or earned in the ordinary course of business (including, without limitation, revenue received or earned in respect of service and repair of marine vessels, cabin and boat rentals, brokerage and referral fees, commercial lease income, retail sales, fuel sales, restaurant sales, and other property related use fees or income) from or in connection with such property (including proceeds of rent loss (but not in excess of the rent otherwise payable) or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest expense, income taxes, depreciation and amortization (for the avoidance of doubt including any capital expenditures), audit costs, software and technology costs, non-cash expenses and other corporate-level marketing, legal and professional fees, but including an appropriate accrual for expenses related to the ownership, operation or maintenance of such property during the relevant period (including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, local marketing expenses, and general and other property-level administrative expenses (including property-level legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding general corporate-level overhead expenses of the Acquired Companies, non-recurring or extraordinary income and expenses, and any property management fees))).

The Company’s calculation of the Attributable Property Value Adjustment Amount shall be subject to Seller Representative’s right of review and the dispute resolution procedures set forth in Section 2.14 of the Agreement.

SECTION 1.1(d)

DEBT REPAYMENT AMOUNT

An amount in cash, if necessary, sufficient to reduce the Loans (as defined in the Credit Agreement) such that after giving effect to the Delayed Consent Properties Disposition (as defined in the Credit Agreement) and such repayment, on a pro forma basis (i) the Borrower and its Subsidiaries (each as defined in the Credit Agreement) (other than any Delayed Consent Credit Parties (as defined in the Credit Agreement)) shall be in compliance with each of the financial covenants set forth in Section 8.8 of the Credit Agreement; (ii) Availability will be greater than $25,000,000 and (iii) the Minimum Qualified Asset Condition and the Minimum Borrowing Base Asset Value Condition Assets (each as defined in the Credit Agreement) shall be satisfied. The Debt Repayment Amount will be calculated following delivery of the Delayed Consent Schedule (including any updates to the Delayed Consent Schedule in accordance with Section 2.13(a) of the Agreement) and will be set forth in the Estimated Closing Statement delivered by the Company prior to the Closing.